                                               Filed pursuant to Rule 424(b)(3)
                                                        File No. 333-46837

[LOGO OF CNB BANCSHARES, INC. APPEARS HERE]

                                                              February 26, 1998

Dear Shareholder:

  You are cordially invited to attend the Special Meeting of Shareholders of CNB Bancshares, Inc., an Indiana corporation ("CNB"), to be held on April 13, 1998 (the "CNB Meeting"). The CNB Meeting will be held at CNB's executive offices, located at 20 N.W. Third Street, Evansville, Indiana 47739, commencing at 10:00 a.m., local time.

  At the CNB Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 14, 1997, between CNB and Pinnacle Financial Services, Inc., a Michigan corporation ("Pinnacle"), which provides for the merger of Pinnacle with and into CNB (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement.

  If the Merger is approved and consummated, (i) each issued and outstanding share of common stock of Pinnacle, no par value per share (the "Pinnacle Common"), other than shares of Pinnacle Common held in the treasury of Pinnacle or by any direct or indirect subsidiary of Pinnacle, will be converted into the right to receive 1.0365 shares of common stock of CNB (the "Conversion Ratio"), stated value $1.00 per share (the "CNB Common"), and cash in lieu of fractional shares, and (ii) each issued and outstanding share of CNB Common will remain issued and outstanding, unaffected by the Merger. The Conversion Ratio is subject to adjustment under certain circumstances described in the accompanying Joint Proxy Statement/Prospectus.

  The Merger will be a historic event for CNB. It is our first entry into the northwest Indiana and southwest Michigan markets, and it will create the largest banking organization based in Indiana--and one of the seventy largest bank holding companies in the United States (based on total assets).

  YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF CNB AND ITS SHAREHOLDERS. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT AT THE CNB MEETING.

  The accompanying Notice and Joint Proxy Statement/Prospectus set forth the voting rights of holders of CNB Common with respect to these matters and describe the matters to be acted upon at the CNB Meeting. Shareholders are urged to review carefully the attached Joint Proxy Statement/Prospectus, which contains a description of the Merger Agreement and its terms and conditions and the transactions contemplated by the Merger Agreement.

  Your continuing interest in the business of CNB is appreciated. Because of the significance of the Merger to CNB, your participation in the CNB Meeting, in person or by proxy, is especially important. Accordingly, whether or not you plan to attend the CNB Meeting, please sign, date and mail the enclosed Proxy promptly in the postage-paid envelope that has been provided to you for your convenience. If you wish to vote in accordance with the recommendations of the CNB Board, it is not necessary to specify your choices; you may merely sign, date and return the enclosed Proxy.

                                          Sincerely,

                                          /s/ James J. Giancola

                                          James J. Giancola
                                          President and Chief Executive
                                          Officer

                             CNB BANCSHARES, INC.

                            AN INDIANA CORPORATION

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON APRIL 13, 1998

                               ----------------

TO THE SHAREHOLDERS OF CNB BANCSHARES, INC.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "CNB Meeting") of CNB Bancshares, Inc., an Indiana corporation ("CNB"), will be held on April 13, 1998, at 10:00 a.m., local time, at CNB's executive offices, located at 20 N.W. Third Street, Evansville, Indiana 47739, for the following purposes:

 (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 14, 1997, by and between CNB and Pinnacle Financial Services, Inc., a Michigan corporation ("Pinnacle"), and the transactions contemplated thereby, pursuant to which, among other things, Pinnacle will be merged with and into CNB (the "Merger"), upon the terms and conditions set forth in the Merger Agreement, as more fully described in the accompanying Joint Proxy Statement/Prospectus.

 (2) To transact such other business as may properly come before the CNB Meeting, or any adjournments or postponements thereof. The Board of Directors of CNB is not aware of any other business to come before the CNB Meeting.

  A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

  The Board of Directors of CNB has fixed the close of business on February 17, 1998, as the record date for determination of shareholders entitled to notice of and to vote at the CNB Meeting or at any adjournments or postponements thereof.

  THE BOARD OF DIRECTORS OF CNB HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CNB AND ITS SHAREHOLDERS. THE BOARD, THEREFORE, RECOMMENDS THAT THE SHAREHOLDERS OF CNB VOTE "FOR" THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  EACH SHAREHOLDER IS URGED TO COMPLETE AND PROMPTLY RETURN THE ACCOMPANYING PROXY WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE CNB MEETING. The prompt return of each shareholder's signed proxy will help assure a quorum and aid CNB in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect a shareholder's right to vote in person in the event that the shareholder attends the CNB Meeting.

                                          By Order of the Board of Directors

                                          /s/ David L. Knapp
                                          ------------------
                                          David L. Knapp
                                          Secretary

Evansville, Indiana
February 26, 1998

              [LOGO OF PINNACLE FINANCIAL SERVICES APPEARS HERE]

                                                              February 26, 1998

Dear Shareholder:

  You are cordially invited to attend the Special Meeting of Shareholders (the "Pinnacle Meeting") of Pinnacle Financial Services, Inc. ("Pinnacle"), to be held at the Radisson Hotel Star Plaza, Merrillville, Indiana, at 10:00 a.m., local time, on April 13, 1998.

  At the Pinnacle Meeting, shareholders of Pinnacle will be asked to consider and vote upon a proposal to approve and adopt (i) the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 14, 1997, by and between Pinnacle and CNB Bancshares, Inc., an Indiana corporation ("CNB"), and (ii) all of the transactions contemplated by the Merger Agreement, including the merger of Pinnacle with and into CNB (the "Merger").

  If the Merger is approved and consummated, each issued and outstanding share of common stock of Pinnacle, no par value per share (the "Pinnacle Common"), other than shares of Pinnacle Common held in the treasury of Pinnacle or by any direct or indirect subsidiary of Pinnacle, will be converted into the right to receive 1.0365 shares of common stock of CNB (the "Conversion Ratio"), stated value $1.00 per share (the "CNB Common"). The Conversion Ratio is subject to adjustment under certain circumstances described in the accompanying Joint Proxy Statement/Prospectus.

  The Board of Directors of Pinnacle (the "Pinnacle Board") submits the proposed Merger to you after careful review and consideration. We believe that the proposed Merger will provide significant value to all shareholders.

  THE PINNACLE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL AT THE PINNACLE MEETING.

  The accompanying Notice and Joint Proxy Statement/Prospectus set forth the voting rights of holders of Pinnacle Common with respect to these matters and describe the matters to be acted upon at the Pinnacle Meeting. Shareholders are urged to review carefully the attached Joint Proxy Statement/Prospectus, which contains a description of the Merger Agreement and its terms and conditions and the transactions contemplated by the Merger Agreement.

  Your continuing interest in the business of Pinnacle is appreciated. Because of the significance of the Merger to Pinnacle, your participation in the Pinnacle Meeting, in person or by proxy, is especially important. Accordingly, whether or not you plan to attend the Pinnacle Meeting, please sign, date and mail the enclosed Proxy promptly in the postage-paid envelope that has been provided to you for your convenience. If you wish to vote in accordance with the recommendations of the Pinnacle Board, it is not necessary to specify your choices; you may merely sign, date and return the enclosed Proxy.

                                          Sincerely,

                                          /s/ Richard L. Schanze
                                          ------------------------------------
                                          Richard L. Schanze
                                          Chairman and Chief Executive Officer

                       PINNACLE FINANCIAL SERVICES, INC.

                            A MICHIGAN CORPORATION

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON APRIL 13, 1998

                               ----------------

TO THE SHAREHOLDERS OF PINNACLE FINANCIAL SERVICES, INC.:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Pinnacle Meeting") of Pinnacle Financial Services, Inc., a Michigan corporation ("Pinnacle"), will be held on April 13, 1998, at 10:00 a.m., local time, at the Radisson Hotel Star Plaza, Merrillville, Indiana, for the following purposes:

 1. To consider and vote upon a proposal to approve and adopt (i) the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 14, 1997, by and between Pinnacle and CNB Bancshares, Inc., an Indiana corporation ("CNB"), and (ii) all of the transactions contemplated by the Merger Agreement. Such transactions include the merger of Pinnacle with and into CNB (the "Merger"), with CNB being the surviving corporation. Upon consummation of the Merger, each issued and outstanding share of common stock of Pinnacle, no par value per share (the "Pinnacle Common"), other than shares of Pinnacle Common held in the treasury of Pinnacle or by any direct or indirect subsidiary of Pinnacle, will be converted into the right to receive 1.0365 shares of common stock of CNB (the "Conversion Ratio"), stated value $1.00 per share (the "CNB Common"), and cash in lieu of fractional shares. The Conversion Ratio is subject to adjustment under certain circumstances described in the accompanying Joint Proxy Statement/Prospectus.

 2. To transact such other business as may properly come before the Pinnacle Meeting, or any adjournments or postponements thereof. The Board of Directors of Pinnacle is not aware of any other business to come before the Pinnacle Meeting.

  A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement/Prospectus.

  The Board of Directors of Pinnacle has fixed the close of business on February 23, 1998, as the record date for determination of shareholders entitled to notice of and to vote at the Pinnacle Meeting and at any adjournments or postponements thereof.

  Only shareholders of record at the close of business on such date are entitled to notice of and to vote at the Pinnacle Meeting and any adjournments or postponements thereof.

  Your vote is important regardless of the number of shares you own. Each shareholder is requested to sign, date and return the enclosed Proxy without delay in the enclosed postage-paid envelope. You may revoke your Proxy at any time prior to its exercise. Any shareholder of record present at the Pinnacle Meeting or any adjournments or postponements thereof may revoke his or her Proxy and vote personally on each matter brought before the Pinnacle Meeting.

                                          /s/ Donald E. Radde
                                          -------------------
                                          Donald E. Radde
                                          Secretary

St. Joseph, Michigan
February 26, 1998

       [CNB BANCSHARES, INC. LOGO]                  [PINNACLE FINANCIAL
                                                    SERVICES, INC. LOGO]


           PROXY STATEMENT                           PROXY STATEMENT
                 FOR                                       FOR
        CNB BANCSHARES, INC.                PINNACLE FINANCIAL SERVICES, INC.

                                  PROSPECTUS
                                      OF
                             CNB BANCSHARES, INC.

  This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Pinnacle Financial Services, Inc., a Michigan corporation ("Pinnacle"), with and into CNB Bancshares, Inc., an Indiana corporation ("CNB"), pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 14, 1997, by and between CNB and Pinnacle. The Merger Agreement is attached hereto as Appendix A and is incorporated by reference herein.

  This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of CNB (the "CNB Board") to be used at the Special Meeting of Shareholders of CNB to be held on April 13, 1998 (including any adjournments or postponements thereof, the "CNB Meeting"). At the CNB Meeting, holders of the common stock of CNB, stated value $1.00 per share (the "CNB Common"), will be asked to consider and vote upon approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. Any proxy given pursuant to this solicitation by a holder of CNB Common may be revoked by the grantor at any time prior to the voting of such proxy at the CNB Meeting. See "CNB MEETING."

THE SHARES OF CNB COMMON OFFERED  HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED
 BY  THE  SECURITIES   AND  EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES
  COMMISSION NOR  HAS THE  SECURITIES AND EXCHANGE  COMMISSION OR  ANY STATE
   SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
    CRIMINAL OFFENSE.

                               ----------------

 THE SHARES OF  CNB COMMON OFFERED HEREBY ARE NOT  SAVINGS ACCOUNTS, DEPOSITS
  OR  OTHER  OBLIGATIONS OF  ANY BANK  OR SAVINGS  ASSOCIATION AND  ARE  NOT
    INSURED  BY  THE  FEDERAL  DEPOSIT  INSURANCE  CORPORATION,  THE  BANK
     INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                               ----------------

    The date of this Joint Proxy Statement/Prospectus is February 26, 1998.

                                                       (continued on next page)

(continued from previous page)

  This Joint Proxy Statement/Prospectus is also being furnished in connection with the solicitation of proxies by the Board of Directors of Pinnacle (the "Pinnacle Board") to be used at the Special Meeting of Shareholders of Pinnacle to be held on April 13, 1998 (including any adjournments or postponements thereof, the "Pinnacle Meeting"). At the Pinnacle Meeting, holders of the common stock of Pinnacle, no par value per share (the "Pinnacle Common"), will be asked to consider and vote upon approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger. Any proxy given pursuant to this solicitation by a holder of Pinnacle Common may be revoked by the grantor at any time prior to the voting of such proxy at the Pinnacle Meeting. See "PINNACLE MEETING."

  Pursuant to the Merger Agreement and in connection with the Merger, each issued and outstanding share of Pinnacle Common, other than shares held in the treasury of Pinnacle or by any direct or indirect subsidiary of Pinnacle, will be converted into the right to receive 1.0365 shares of CNB Common (the "Conversion Ratio") and cash in lieu of fractional shares (together, the "Merger Consideration"). See "MERGER--Merger Consideration," "--Fractional Shares" and "DESCRIPTION OF CNB COMMON STOCK." The Conversion Ratio is subject to adjustment under certain circumstances described herein. See "MERGER-- Termination of Merger Agreement--Conversion Ratio Adjustment." Shares of CNB Common issued and outstanding immediately prior to the Merger will be unaffected by the Merger and will remain issued and outstanding immediately after the Merger.

  This Joint Proxy Statement/Prospectus also constitutes the Prospectus of CNB, filed as part of the Registration Statement (as such term is hereafter defined under "AVAILABLE INFORMATION"), covering a maximum of 13,241,070 shares of CNB Common issuable to holders of Pinnacle Common pursuant to the Merger (based upon the Conversion Ratio of 1.0365).

  The issued and outstanding shares of CNB Common are, and the shares of CNB Common to be issued in connection with the Merger will be, included for quotation on the New York Stock Exchange (the "N.Y.S.E."). The issued and outstanding shares of Pinnacle Common are traded on The Nasdaq Stock Market's National Market ("Nasdaq"). On February 25, 1998, the closing sale price of CNB Common was $46.69 per share, and the closing sale price of Pinnacle Common was $47.63 per share.

  This Joint Proxy Statement/Prospectus and the accompanying form of proxy for use in connection with the CNB Meeting are first being mailed to shareholders of CNB on or about February 26, 1998. This Joint Proxy Statement/Prospectus and the accompanying form of proxy for use in connection with the Pinnacle Meeting are first being mailed to shareholders of Pinnacle on or about February 26, 1998.

  This Joint Proxy Statement/Prospectus does not cover any resales of the CNB Common offered hereby to be received by the shareholders of Pinnacle deemed to be "affiliates" of CNB or Pinnacle upon consummation of the Merger. No person is authorized to make use of this Joint Proxy Statement/Prospectus in connection with such resales, although such securities may be traded without the use of this Joint Proxy Statement/Prospectus by those shareholders of Pinnacle not deemed to be "affiliates" of CNB or Pinnacle. See "MERGER--Resale of Pinnacle Common."

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   1
FORWARD-LOOKING STATEMENTS.................................................   3
SUMMARY INFORMATION........................................................   4
  Introduction.............................................................   4
  Parties to Merger........................................................   4
    CNB....................................................................   4
    Pinnacle...............................................................   4
  Special Meetings.........................................................   4
    Date, Time and Place of Special Meetings...............................   4
    Matters to be Considered...............................................   5
    Record Dates...........................................................   5
    Votes Required.........................................................   5
    Security Ownership of Management.......................................   5
    Voting and Revocation of Proxies.......................................   6
  Merger...................................................................   6
    Effects of Merger......................................................   6
    Value of Merger........................................................   7
    Reasons for Merger and Recommendation of Boards of Directors...........   7
    Fairness Opinions of Financial Advisors................................   8
    Management and Operations After Merger.................................   8
    Conditions to Consummation of Merger...................................   8
    Regulatory Approvals...................................................   9
    Federal Income Tax Consequences........................................   9
    Accounting Treatment...................................................  10
    Business of Pinnacle in Ordinary Course................................  10
    Dividends..............................................................  10
    Interests of Certain Persons in Merger.................................  10
    Termination of Merger Agreement; Conversion Ratio Adjustment...........  11
    Termination Fee........................................................  12
    No Appraisal Rights of Dissenting Shareholders.........................  12
    Waiver and Amendment...................................................  12
  Pinnacle Stock Option Agreement..........................................  13
  Comparison of Shareholder Rights.........................................  13
  Comparative Stock Prices.................................................  14
SELECTED COMPARATIVE PER SHARE DATA........................................  15
SELECTED FINANCIAL DATA....................................................  17
RECENT DEVELOPMENTS........................................................  20
PARTIES TO MERGER..........................................................  26
  CNB......................................................................  26
  Pinnacle.................................................................  27
CNB MEETING................................................................  27
  Date, Time and Place of CNB Meeting......................................  27
  Matters to be Considered.................................................  27
  Record Date..............................................................  28
  Vote Required............................................................  28

                                                                            PAGE
                                                                            ----
  Security Ownership of Management.........................................  28
  Voting and Revocation of Proxies.........................................  28
  Solicitation of Proxies..................................................  29
PINNACLE MEETING...........................................................  30
  Date, Time and Place of Pinnacle Meeting.................................  30
  Matters to be Considered.................................................  30
  Record Date..............................................................  30
  Vote Required............................................................  30
  Security Ownership of Management.........................................  30
  Voting and Revocation of Proxies.........................................  31
  Solicitation of Proxies..................................................  32
MERGER.....................................................................  33
  General..................................................................  33
  Background of Merger.....................................................  33
  Reasons for Merger; Recommendation of CNB Board..........................  35
  Reasons for Merger; Recommendation of Pinnacle Board.....................  36
  Fairness Opinions of Financial Advisors..................................  38
    CNB....................................................................  38
    Pinnacle...............................................................  41
  Form of Merger...........................................................  45
  Merger Consideration.....................................................  45
  Fractional Shares........................................................  46
  Exchange of Stock Certificates...........................................  46
  Effective Time...........................................................  47
  Share Adjustments........................................................  47
  Dividends................................................................  48
  Conditions to Consummation of Merger.....................................  48
  Regulatory Approvals.....................................................  49
  Representations and Warranties...........................................  50
  Certain Other Agreements.................................................  51
    CNB....................................................................  51
    Pinnacle...............................................................  52
      Business of Pinnacle in Ordinary Course..............................  52
      Environmental Inspections............................................  53
      Other Agreements.....................................................  54
  Effect of Merger on Employee Benefit and Employee Stock Option Plans.....  55
    Employee Benefit Plans.................................................  55
    Employee Stock Option Plans............................................  55
  Management and Operations After Merger...................................  56
  Interests of Certain Persons in Merger...................................  56
    Indemnification and Insurance..........................................  56
    Employment and Employee Benefits.......................................  57
    Employee Stock Option Plans............................................  57
    Change of Control and Severance Agreements.............................  57
    Board Composition......................................................  58
    Interests of CNB Board and Management..................................  58
  Accounting Treatment.....................................................  59
  Federal Income Tax Consequences..........................................  59
  Termination of Merger Agreement..........................................  60
    Termination............................................................  60

                                                                            PAGE
                                                                            ----
    Conversion Ratio Adjustment............................................  61
  Termination Fee..........................................................  62
  No Appraisal Rights of Dissenting Shareholders...........................  63
  No Solicitation..........................................................  63
  Waiver and Amendment.....................................................  63
  Expenses and Fees........................................................  63
  Resale of CNB Common.....................................................  63
PINNACLE STOCK OPTION AGREEMENT............................................  64
  General..................................................................  64
  The Pinnacle Option......................................................  64
  Termination of Pinnacle Option...........................................  65
PRO FORMA FINANCIAL DATA...................................................  67
DESCRIPTION OF CNB COMMON STOCK............................................  75
  General..................................................................  75
  Dividend Rights..........................................................  75
  Voting Rights............................................................  75
  Liquidation Rights.......................................................  75
  No Preemptive Rights.....................................................  75
  Assessment and Redemption................................................  75
  Transfer Agent...........................................................  75
COMPARISON OF SHAREHOLDER RIGHTS...........................................  76
  Shareholder Vote Required for Certain Transactions.......................  76
    Business Combinations..................................................  76
    Removal of Directors...................................................  77
    Amendments to Articles of Incorporation................................  77
    Voting Rights..........................................................  78
  Special Meeting of Shareholders; Shareholder Action by Written Consent...  78
  Dissenters' Rights.......................................................  79
  Takeover Statutes........................................................  79
  Indemnification..........................................................  80
  Limitation of Liability of Directors.....................................  82
  Consideration of Non-Shareholder Interests...............................  82
LEGAL OPINION..............................................................  82
BENEFICIAL OWNERSHIP OF PINNACLE COMMON....................................  83
EXPERTS....................................................................  84
  Independent Auditors for CNB.............................................  84
  Independent Auditors for Pinnacle........................................  84
SHAREHOLDER PROPOSALS......................................................  85
APPENDICES
Appendix A Agreement and Plan of Merger.................................... A-1
Appendix B Pinnacle Stock Option Agreement................................. B-1
Appendix C Opinion of CIBC Oppenheimer Corp................................ C-1
Appendix D Opinion of Friedman, Billings, Ramsey & Co., Inc................ D-1

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CNB OR PINNACLE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT ANY INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  CNB and Pinnacle are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "S.E.C."). The reports, proxy statements and other information can be inspected and copied at the public reference facilities of the S.E.C., Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the S.E.C. located at Suite 1300, Seven World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such materials can be obtained from the public reference section of the S.E.C. at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The S.E.C. maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding CNB and Pinnacle. Reports, proxy statements and other information concerning CNB may be inspected at the offices of the N.Y.S.E., 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information concerning Pinnacle may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  CNB has filed with the S.E.C. under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with respect to the CNB Common to be issued pursuant to the Merger Agreement. Pursuant to S.E.C. Regulations, this Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the S.E.C.'s principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated in this Joint Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance where reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement is qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the S.E.C. by CNB (File No. 0-11510) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus: (i) CNB's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) CNB's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; (iii) the description of CNB's Common Stock contained in CNB's Registration Statement on Form 8-A, dated April 1, 1996, filed pursuant to Section 12 of the Exchange Act; and (iv) CNB's Current Report on Form 8-K dated October 22, 1997.

  The following documents filed with the S.E.C. by Pinnacle (File No. 0-17937) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus: (i) Pinnacle's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) Pinnacle's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (as amended by Amendment No. 1 to Form 10-Q/A as filed on November 21, 1997 and Amendment No. 2 to Form 10-Q/A as filed on January 7, 1998); (iii) the description of Pinnacle's Common Stock contained in Pinnacle's Registration Statement on Form

8-A, dated August 22, 1989, filed pursuant to Section 12 of the Exchange Act; and (iv) Pinnacle's Current Reports on Form 8-K dated March 4, 1997, August 4, 1997 (as amended by Amendment No. 1 to Form 8-K/A as filed on October 14, 1997 and Amendment No. 2 to Form 8-K/A as filed on January 8, 1998) and February 12, 1998.

  On August 1, 1997, Indiana Federal Corporation, a Delaware corporation ("IFC") (File No. 0-17379), and CB Bancorp, Inc., a Delaware corporation ("CB") (File No. 0-20742), each merged with and into Pinnacle. The following documents filed with the S.E.C. by IFC and CB pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus: (i) IFC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (ii) IFC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;
(iii) CB's Annual Report on Form 10-K for the fiscal year ended March 31, 1997; and (iv) CB's Current Report on Form 8-K dated March 12, 1997.

  All documents and reports filed by CNB and Pinnacle pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of effectiveness of the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part and prior to the date of the CNB Meeting and the Pinnacle Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in this Joint Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO CNB AND PINNACLE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING UNINCORPORATED EXHIBITS) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS JOINT PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:

        CNB DOCUMENTS:                             PINNACLE DOCUMENTS:
  CNB BANCSHARES, INC.                        PINNACLE FINANCIAL SERVICES,
  20 N.W. THIRD STREET                        INC.
  EVANSVILLE, INDIANA 47739                   830 PLEASANT STREET
  (812) 456-3400                              ST. JOSEPH, MICHIGAN 49085
  ATTN: DAVID L. KNAPP, EXECUTIVE             (616) 983-6311
  VICE PRESIDENT AND SECRETARY                ATTN: JOHN A. NEWCOMER, VICE
                                              PRESIDENT

                                              AND CORPORATE AFFAIRS OFFICER

             In order to ensure timely delivery of the documents,
                 any request should be made by April 6, 1998.

                          FORWARD-LOOKING STATEMENTS

  THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND THE BUSINESS OF CNB AND PINNACLE ON A STAND-ALONE AND PRO FORMA COMBINED BASIS FOLLOWING THE CONSUMMATION OF THE MERGER. SEE "SUMMARY INFORMATION," "RECENT DEVELOPMENTS," "PARTIES TO MERGER--CNB," "MERGER--REASONS FOR MERGER; RECOMMENDATION OF CNB BOARD," "--REASONS FOR MERGER; RECOMMENDATION OF PINNACLE BOARD," "--OPINION OF FINANCIAL ADVISORS" AND "PRO FORMA FINANCIAL DATA." THESE STATEMENTS CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE PROJECTIONS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED AND/OR REVENUES FOLLOWING THE MERGER ARE LOWER THAN EXPECTED AND/OR EXPENSES FOLLOWING THE MERGER ARE HIGHER THAN EXPECTED; (2) GREATER THAN EXPECTED DEPOSIT ATTRITION OR CUSTOMER LOSS FOLLOWING THE MERGER; (3) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF CNB AND PINNACLE ARE GREATER THAN EXPECTED; (4) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (5) LEGISLATION OR REGULATORY REQUIREMENTS OR CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED; (6) CHANGES IN BUSINESS CONDITIONS AND INFLATION; (7) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (8) COMPETITIVE PRESSURES AMONG FINANCIAL INSTITUTIONS INCREASE SIGNIFICANTLY; AND (9) CHANGES IN THE SECURITIES MARKETS.

                              SUMMARY INFORMATION

  The following is a brief summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Although the following summary addresses all material information regarding the Merger, it is not intended to be complete and is qualified in all respects by the information appearing elsewhere herein or incorporated by reference into this Joint Proxy Statement/Prospectus, the Appendices hereto and the documents referred to herein. All information contained in this Joint Proxy Statement/Prospectus relating to CNB and its subsidiaries has been supplied by CNB, and all information relating to Pinnacle and its subsidiaries has been supplied by Pinnacle. Shareholders of CNB and Pinnacle are urged to read this Joint Proxy Statement/Prospectus and the Appendices hereto in their entirety.

INTRODUCTION

  This Joint Proxy Statement/Prospectus relates to the Merger Agreement entered into by and between CNB and Pinnacle which provides for, among other things, the Merger of Pinnacle with and into CNB. Upon consummation of the Merger, CNB will be the surviving corporation, and Pinnacle will cease to exist as a separate entity. The full text of the Merger Agreement is attached hereto as Appendix A and is incorporated by reference herein.

PARTIES TO MERGER

 CNB

  CNB is a multi-bank holding company headquartered in Evansville, Indiana. At September 30, 1997, CNB had consolidated assets of $4.4 billion, deposits of $3.1 billion, net loans of $2.4 billion and shareholders' equity of $330 million. Through its 95 full-service banking offices, 33 consumer finance offices and various offices of its non-banking subsidiaries, CNB provides commercial, retail and correspondent banking, mortgage servicing, trust, data processing, cash management and related financial services, property and casualty insurance and third party administrative services for employee benefit plans to customers in southern, west central and central Indiana, western Kentucky, southern Illinois and the suburban Louisville, Kentucky area. CNB's executive offices are located at 20 N.W. Third Street, Evansville, Indiana 47739 (telephone number (812) 456-3400).

  For additional information regarding CNB, see "PARTIES TO MERGER--CNB" and the documents listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

 Pinnacle

  Pinnacle is a bank holding company headquartered in St. Joseph, Michigan. Through its wholly-owned subsidiary, Pinnacle Bank, a Michigan state banking corporation ("Pinnacle Bank"), Pinnacle conducts full-service commercial and retail banking through 14 branch offices located in southwestern Michigan and 30 branch offices and two loan production offices located in northern Indiana. Pinnacle's principal executive offices are located at 830 Pleasant Street, St. Joseph, Michigan 49085 (telephone number (616) 983-6311).

  For additional information regarding Pinnacle, see "PARTIES TO MERGER-- PINNACLE" and the documents listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

SPECIAL MEETINGS

 Date, Time and Place of Special Meetings

  CNB Meeting. The CNB Meeting will be held at CNB's executive offices, located at 20 N.W. Third Street, Evansville, Indiana 47739, commencing at 10:00 a.m., local time, on April 13, 1998. See "CNB MEETING--Date, Time and Place."

  Pinnacle Meeting. The Pinnacle Meeting will be held at the Radisson Hotel Star Plaza, Merrillville, Indiana, commencing at 10:00 a.m., local time, on April 13, 1998. See "PINNACLE MEETING--Date, Time and Place."

 Matters to be Considered

  CNB. At the CNB Meeting, the holders of CNB Common will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. See "CNB MEETING-- Matters to be Considered."

  Pinnacle. At the Pinnacle Meeting, the holders of Pinnacle Common will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. See "PINNACLE MEETING--Matters to be Considered."

 Record Dates

  CNB. The record date for the CNB Meeting is February 17, 1998 (the "CNB Record Date"). Only the holders of record of outstanding shares of CNB Common on the CNB Record Date will be entitled to notice of and to vote at the CNB Meeting. See "CNB MEETING--Record Date."

  Pinnacle. The record date for the Pinnacle Meeting is February 23, 1998 (the "Pinnacle Record Date"). Only the holders of record of outstanding shares of Pinnacle Common on the Pinnacle Record Date will be entitled to notice of and to vote at the Pinnacle Meeting. See "PINNACLE MEETING--Record Date."

 Votes Required

  CNB. The presence, in person or by proxy, of a majority of the issued and outstanding shares of CNB Common entitled to vote as of the CNB Record Date is necessary to constitute a quorum at the CNB Meeting. Pursuant to the Indiana Business Corporation Law (the "Indiana Corporate Law"), the affirmative vote of the holders of a majority of all of the issued and outstanding shares of CNB Common is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Approval of the Merger Agreement by the requisite vote of the holders of CNB Common is a condition to, and required for, consummation of the Merger. See "CNB MEETING--Vote Required" and "MERGER--Conditions to Consummation of Merger."

  Pinnacle. The presence, in person or by proxy, of a majority of the issued and outstanding shares of Pinnacle Common entitled to vote as of the Pinnacle Record Date is necessary to constitute a quorum at the Pinnacle Meeting. Pursuant to the Michigan Business Corporation Act (the "Michigan Corporate Law"), the affirmative vote of the holders of a majority of all of the issued and outstanding shares of Pinnacle Common is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Approval of the Merger Agreement by the requisite vote of the holders of Pinnacle Common is a condition to, and required for, consummation of the Merger. See "PINNACLE MEETING--Vote Required" and "MERGER--Conditions to Consummation of Merger."

 Security Ownership of Management

  CNB. As of the CNB Record Date, 20,471,688 shares of CNB Common were issued, outstanding and entitled to vote at the CNB Meeting, of which 4,170,814 shares, or approximately 24%, were beneficially owned by directors and executive officers of CNB and their affiliates. It is currently expected that each such director and executive officer of CNB will vote the shares of CNB Common that he or she beneficially owns for adoption and approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. As of the CNB Record Date, subsidiaries of CNB held 2,677,122 shares, or approximately 13%, of CNB Common, in various fiduciary capacities and, by virtue of sole or shared voting or investment power in respect of such shares, were deemed to own them beneficially. It is the practice of these entities when holding shares as sole trustee or sole executor to vote such shares but, where shares are held as co-executor or co-trustee, approval is obtained from the co-fiduciary before voting. As of the CNB Record Date, directors and executive officers of Pinnacle and their affiliates did not beneficially own any shares of CNB Common. As of the CNB Record Date, Pinnacle Bank did not hold any shares of CNB Common in a fiduciary capacity. See "CNB MEETING--Security Ownership of Management."

  Pinnacle. As of the Pinnacle Record Date, 12,637,205 shares of Pinnacle Common were issued, outstanding and entitled to vote, of which approximately 921,667 shares, or approximately 7.29%, were beneficially owned by directors and executive officers of Pinnacle and their affiliates. It is currently expected that each such director and executive officer of Pinnacle will vote the shares of Pinnacle Common beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. As of the Pinnacle Record Date, Pinnacle Bank, in various fiduciary capacities, held approximately 528,412 shares, or approximately 4.8%, of Pinnacle Common under trust agreements and other instruments and agreements. It is the practice of Pinnacle Bank when holding shares as sole trustee or sole executor to vote such shares but, where shares are held as co-executor or co-trustee, approval is obtained from the co-fiduciary before voting. As of the Pinnacle Record Date, directors and executive officers of CNB and their affiliates did not beneficially own any shares of Pinnacle Common. As of the Pinnacle Record Date, subsidiaries of CNB did not hold any shares of Pinnacle Common in a fiduciary capacity. See "PINNACLE MEETING--Security Ownership of Management."

 Voting and Revocation of Proxies

  A proxy to vote at the CNB Meeting or the Pinnacle Meeting, as the case may be, accompanies this Joint Proxy Statement/Prospectus. Any proxy given pursuant to this solicitation may be revoked by the grantor thereof at any time prior to the voting of such proxy at the CNB Meeting or Pinnacle Meeting, as the case may be, by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of CNB or Pinnacle, as appropriate. See "CNB MEETING-- Voting and Revocation of Proxies" and "PINNACLE MEETING--Voting and Revocation of Proxies."

  A holder of CNB Common or Pinnacle Common, as the case may be, may withdraw his or her proxy at the CNB Meeting or the Pinnacle Meeting, as the case may be, at any time before it is exercised by electing to vote in person. A holder of CNB Common or Pinnacle Common does not, however, revoke his or her proxy simply by attending the CNB Meeting or the Pinnacle Meeting, as the case may be. See "CNB MEETING--Voting and Revocation of Proxies" and "PINNACLE MEETING-- Voting and Revocation of Proxies."

MERGER

 Effects of Merger

  At the time that the Merger is consummated (the "Effective Time") (see "MERGER--Effective Time"), Pinnacle will merge directly with and into CNB. CNB will be the surviving corporation in the Merger, and the separate corporate existence of Pinnacle will terminate.

  As a result of the Merger, (i) each share of Pinnacle Common issued and outstanding immediately prior to the Effective Time, other than shares held in the treasury of Pinnacle or by any direct or indirect subsidiary of Pinnacle, will be converted into the right to receive 1.0365 shares of CNB Common (the "Conversion Ratio"), and (ii) each issued and outstanding share of CNB Common will remain outstanding, unaffected by the Merger. See "MERGER--Merger Consideration" and "DESCRIPTION OF CNB COMMON STOCK." The

Conversion Ratio is subject to adjustment under certain circumstances. See "MERGER--Termination of Merger Agreement--Conversion Ratio Adjustment."

  No fractional shares of CNB Common will be issued as a result of the Merger. In lieu thereof, Pinnacle shareholders who would otherwise be entitled to a fractional share interest in CNB Common (after taking into account all shares of Pinnacle Common held by such shareholder) will be paid an amount in cash equal to the product of such fractional share interest and the closing sale price of a share of CNB Common on the N.Y.S.E. as reported in The Wall Street Journal (Midwest Edition) on the trading day immediately preceding the date on which the Effective Time occurs. See "MERGER--Fractional Shares."

  The maximum number of shares of CNB Common to be issued to the shareholders of Pinnacle in the Merger (on a fully-diluted basis assuming the exercise of all Pinnacle Employee Stock Options (as such term is hereafter defined under "--Effect of Merger on Employee Benefit and Employee Stock Option Plans-- Employee Stock Option Plans") prior to the Effective Time) is 13,241,070. Immediately following the Merger, shareholders of CNB and Pinnacle will own approximately 60% and 40%, respectively, of the then outstanding shares of CNB Common.

  For information on how Pinnacle shareholders will be able to exchange certificates representing shares of Pinnacle Common for certificates representing shares of CNB Common after the Effective Time, see "MERGER-- Exchange of Stock Certificates."

 Value of Merger

  As of February 25, 1998, based on the Conversion Ratio of 1.0365 and the closing sale price of CNB Common as reported on the N.Y.S.E. for that date, the Merger had a per share value of $48.39 to holders of Pinnacle Common, and the approximate total value of the Merger Consideration to the shareholders of Pinnacle was approximately $612 million. The total value of the Merger Consideration as stated above may increase or decrease depending on the market price of CNB Common.

 Reasons for Merger and Recommendation of Boards of Directors

  The CNB Board and the Pinnacle Board believe that the terms of the Merger Agreement are fair to and in the best interests of CNB and its shareholders and Pinnacle and its shareholders, respectively. The terms of the Merger Agreement were reached on the basis of arm's-length negotiations between CNB and Pinnacle. In the course of reaching their respective decisions to approve the Merger Agreement, the CNB Board consulted with its financial advisor, CIBC Oppenheimer Corp. ("CIBC Oppenheimer"), regarding the financial terms of the Merger Agreement and the fairness of the Conversion Ratio to CNB from a financial point of view. Likewise, the Pinnacle Board consulted with its financial advisors, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Friedman, Billings, Ramsey & Co., Inc. ("FBR") and PL Capital, L.L.C. ("PLC"), regarding the financial terms of the Merger Agreement, and the Pinnacle Board consulted with FBR concerning the fairness of the Conversion Ratio to the holders of Pinnacle Common from a financial point of view. See "MERGER--Fairness Opinions of Financial Advisors."

  THE CNB BOARD AND THE PINNACLE BOARD HAVE EACH UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND THE CNB BOARD AND THE PINNACLE BOARD EACH UNANIMOUSLY RECOMMEND ADOPTION OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

  For a discussion of the background of the Merger and the factors considered by the CNB Board and the Pinnacle Board in reaching their respective decisions to approve the Merger Agreement, see "MERGER

--Background of Merger," "--Reasons for Merger; Recommendation of CNB Board" and "--Reasons for Merger; Recommendation of Pinnacle Board."

 Fairness Opinions of Financial Advisors

  CIBC Oppenheimer, CNB's advisor with respect to the financial aspects of the Merger, has rendered its opinions to the CNB Board that, as of October 14, 1997, and as of the date of this Joint Proxy Statement/Prospectus, based upon the matters set forth in such opinions, the Conversion Ratio is fair to CNB from a financial point of view.

  FBR, one of Pinnacle's advisors with respect to the financial aspects of the Merger, has rendered its written opinions to the Pinnacle Board that, as of October 14, 1997, and as of the date of this Joint Proxy Statement/Prospectus, based upon the matters set forth in such opinions, the Conversion Ratio is fair to the holders of Pinnacle Common from a financial point of view.

  The opinions of CIBC Oppenheimer and FBR, dated as of the date of this Joint Proxy Statement/Prospectus, are attached hereto as Appendices C and D, respectively, and should be read in their entirety with respect to the assumptions made, matters considered and limits of the reviews undertaken by CIBC Oppenheimer and FBR in rendering their respective opinions. The opinions of CIBC Oppenheimer and FBR are directed to the CNB Board and the Pinnacle Board, respectively, and do not constitute recommendations to shareholders of CNB or Pinnacle as to how they should vote at the CNB Meeting or the Pinnacle Meeting, as the case may be. CNB and Pinnacle have agreed to pay certain fees to CIBC Oppenheimer and FBR, respectively, for the opinions that they have rendered in conjunction with the Merger, and Pinnacle has agreed to pay certain fees to DLJ and PLC for their advisory services in connection with the Merger. See "MERGER--Background of Merger" and "--Fairness Opinions of Financial Advisors" for a further description of the opinions of CIBC Oppenheimer and FBR and of the fees payable by CNB to CIBC Oppenheimer and by Pinnacle to FBR, DLJ and PLC.

 Management and Operations After Merger

  As a consequence of the Merger, Pinnacle will cease to exist as a separate entity and its subsidiaries, including Pinnacle Bank, will become subsidiaries of CNB. With the exception of Pinnacle Bank, which CNB intends to operate as a separate subsidiary bank, CNB intends to ultimately combine the operations of certain CNB and Pinnacle subsidiaries which provide similar services.

  Following the Merger, Arnold L. Weaver, currently Vice Chairman of Pinnacle and President and Chief Operating Officer of Pinnacle Bank, will become President and Chief Executive Officer of Pinnacle Bank, and three persons, to be mutually selected by CNB and Pinnacle, will be appointed to the CNB Board. It has not yet been determined, as of the date of this Joint Proxy Statement/Prospectus, which three persons will be appointed as new directors of CNB following the Merger. Except as provided above, it is not anticipated that the management of CNB or the CNB Board will be affected as a result of the Merger.

  See "MERGER--Management and Operations After Merger" and "--Interests of Certain Persons in Merger."

 Conditions to Consummation of Merger

  Consummation of the Merger is subject to certain conditions including, among other things, (i) approval of the Merger Agreement by the holders of CNB Common (see "CNB MEETING--Vote Required") and by the holders of Pinnacle Common (see "PINNACLE MEETING--Vote Required"); (ii) receipt of certain regulatory approvals (see "MERGER--Regulatory Approvals"); (iii) receipt of a legal opinion on certain tax aspects of the Merger (see "MERGER--Federal Income Tax Consequences"); (iv) receipt of accounting opinions to the effect that the Merger qualifies for "pooling of interests" accounting treatment (see "MERGER-- Accounting

Treatment"); (v) receipt, in the case of CNB, of a reaffirmation of the opinion of CIBC Oppenheimer to the effect that the Merger is fair to CNB from a financial point of view; (vi) receipt, in the case of Pinnacle, of a reaffirmation of the opinion of FBR to the effect that the Merger is fair to the Pinnacle shareholders from a financial point of view; and (vii) certain other customary closing conditions (see "MERGER--Conditions to Consummation of Merger"). The conditions described in clauses (i) and (ii) above (the receipt of shareholder and regulatory approvals) may not be waived by either party, and the conditions described in clauses (v) and (vi) above have been satisfied as of the date hereof. See Appendices C and D hereto. Although the remaining conditions to the Merger may be waived by the party entitled to the benefit thereof, neither CNB nor Pinnacle intends to waive any such condition except as described under "MERGER --Conditions to Consummation of Merger" and except in those circumstances where the CNB Board or the Pinnacle Board, as the case may be, deems such waiver to be in the best interests of CNB and Pinnacle, as the case may be, and its respective shareholders. There can be no assurances as to when and if such conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated. If the condition described in clause
(iii) above is not satisfied (the tax-free reorganization status of the Merger), the Merger will not be consummated unless this Joint Proxy Statement/Prospectus is amended to reflect such revised tax treatment and the approval of the Merger by the shareholders of CNB and Pinnacle is resolicited. See "MERGER--Conditions to Consummation of Merger."

 Regulatory Approvals

  The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to Sections 3 and 4 of the Bank Holding Company Act of 1956, as amended (the "B.H.C.A."). Assuming that the Federal Reserve Board approves the Merger, the Merger may not be consummated until 30 days after such approval is granted (or fifteen days in certain circumstances described more fully under "MERGER--Regulatory Approvals"), during which time the United States Department of Justice (the "D.O.J.") may challenge the Merger on antitrust grounds and seek the divestiture of assets and liabilities. The Federal Reserve Board approved the Merger on February 6, 1998. The Merger will not proceed until all regulatory approvals required to consummate the Merger have been obtained, such approvals are in full force and effect and all statutory waiting periods in respect thereof have expired. There can be no assurance that the Merger will receive all requisite regulatory approvals. See "MERGER--Regulatory Approvals."

 Federal Income Tax Consequences

  The Merger is intended to be a tax-free reorganization so that no gain or loss will be recognized by CNB or Pinnacle, and no gain or loss will be recognized by shareholders of Pinnacle, except in respect of cash received for fractional shares. Consummation of the Merger is conditioned upon the receipt by CNB and Pinnacle of an opinion of Lewis, Rice & Fingersh, L.C. that if the Merger is consummated in accordance with the terms set forth in the Merger
Agreement: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) no gain or loss will be recognized by the holders of shares of Pinnacle Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares); (iii) the basis of shares of CNB Common (including any fractional share interest to which such shareholder would be entitled) received by the shareholders of Pinnacle will be the same as the basis of Pinnacle Common exchanged therefor; and (iv) the holding period of the shares of CNB Common received by the shareholders of Pinnacle will include the holding period of the shares of Pinnacle Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time. See "MERGER-- Federal Income Tax Consequences."

  THE FOREGOING IS A GENERAL SUMMARY OF ALL OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS OF PINNACLE WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH SHAREHOLDER OF PINNACLE

SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

 Accounting Treatment

  The Merger is expected to be accounted for as a "pooling of interests" under generally accepted accounting principles. The receipt of an opinion from KPMG Peat Marwick LLP, the independent public accountants of both CNB and Pinnacle, confirming that the Merger will qualify for "pooling of interests" accounting is a condition to CNB's and Pinnacle's respective obligations to consummate the Merger. See "MERGER--Conditions to Consummation of Merger." If such condition is not met, the Merger will not be consummated unless such condition is waived by CNB and Pinnacle (which CNB and Pinnacle have each indicated that it does not intend to do should such an event arise), and the approval of the Merger by the shareholders of CNB and Pinnacle entitled to vote on the Merger is resolicited, if such failure to qualify for pooling of interests is deemed to be material to the financial condition and results of operations of CNB on a pro forma basis assuming the completion of the Merger.

  As of the date of this Joint Proxy Statement/Prospectus, the managements of CNB and Pinnacle are not aware of any existing facts or circumstances which would preclude accounting for the transaction as a pooling of interests. See "MERGER--Accounting Treatment."

 Business of Pinnacle in Ordinary Course

  Pursuant to the Merger Agreement, Pinnacle has agreed to, and has agreed to cause each of its subsidiaries to, carry on its respective business and to discharge or incur obligations and liabilities only in the usual, regular and ordinary course of business, subject to obtaining CNB's prior approval before undertaking certain specified actions. See "MERGER--Certain Other Agreements-- Pinnacle--Business of Pinnacle in Ordinary Course."

 Dividends

  The Merger Agreement provides that, (i) in the case of dividends payable until June 30, 1998, Pinnacle may declare and pay its regular quarterly dividend on the Pinnacle Common in an amount not to exceed $0.235 per share, at approximately the same times during each quarter during such period which it has historically declared and paid such dividends, and (ii) in the case of dividends payable on or after July 1, 1998, Pinnacle may declare and pay its regular quarterly dividend on the Pinnacle Common in an aggregate amount equal to the aggregate amount that Pinnacle shareholders would have received on their shares of CNB Common received in the Merger had the Effective Time been immediately before the record date or dates for the payment of each such dividend, at approximately the same times during each quarter during such period which it has historically declared and paid such dividends. Pinnacle and CNB will, pursuant to the Merger Agreement, cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that the Pinnacle shareholders will receive a quarterly dividend from either Pinnacle or CNB but not from both during or with respect to such quarter. Based upon the anticipated Effective Time, shareholders of record of Pinnacle on March 20, 1998, will receive a quarterly dividend from Pinnacle on April 1, 1998, but shareholders of Pinnacle will not receive a dividend from CNB during or with respect to the second quarter of 1998. See "MERGER--Dividends."

 Interests of Certain Persons in Merger

  Certain members of the Pinnacle Board and certain members of management of Pinnacle and/or its subsidiaries have interests in the Merger that are in addition to and separate from the interests of shareholders of Pinnacle generally. These include, among others, provisions in the Merger Agreement relating to director and officer indemnification and insurance, employment and employee benefits after the Merger, the conversion of employee and director stock options, the election of three persons mutually selected by Pinnacle and CNB to the CNB Board and the assumption by CNB, as a result of the Merger, of employment, severance and change of control agreements between Pinnacle and certain executive officers of Pinnacle and its subsidiaries. Pinnacle currently has in effect severance agreements (the "Severance Agreements") with seven executive officers (the "Executives"), which include, among other things, provisions regarding payments under certain circumstances following a "change in control." The Executives with Severance Agreements include Richard L. Schanze, Chairman and Chief Executive Officer, Donald A. Lesch, Vice Chairman, President and Chief Operating Officer, Arnold
L. Weaver, Vice Chairman of Pinnacle and President and Chief Operating Officer of Pinnacle Bank, Donald E. Radde, Executive Vice President, and David W. Kolhagen, Senior Vice President and Chief Financial Officer. As discussed under "MERGER--Interests of Certain Persons in Merger--Change of Control and Severance Agreements," the Merger will constitute a "change of control" under each of the Severance Agreements and the Executives will be entitled to receive the following estimated amounts in the event that their employment is terminated within 24 months following the Merger either by CNB (as the successor by Merger with Pinnacle) for other than "cause" or by the Executive for "good reason": Mr. Schanze $2,202,212, Mr. Lesch $1,182,049, Mr. Weaver $1,316,946, Mr. Radde $860,136, and Mr. Kolhagen $744,489. The aggregate amount payable in the aggregate to the Executives if the employment of each Executive is terminated following the Merger as provided in the preceding sentence is estimated to be $6,729,290. In addition, the Merger will constitute a "change of control" under various Change of Control Agreements between CNB and certain of its executive officers, and, as a result, such executive officers may be entitled to receive certain benefits from CNB if their employment terminates for certain reasons after the Merger as described herein. The CNB Board and the Pinnacle Board were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "MERGER--Management and Operations After Merger" and "--Interests of Certain Persons in Merger."

 Termination of Merger Agreement; Conversion Ratio Adjustment

  The Merger Agreement may be terminated at any time prior to the date on which the Merger is consummated (the "Closing Date") (i) by mutual written agreement of CNB and Pinnacle; (ii) by either party in the event of a material, uncured breach by the other party of any of such other party's representations and warranties or agreements under the Merger Agreement; (iii) by CNB, following written notice to Pinnacle, if certain reports of environmental inspection on the real properties of Pinnacle to be obtained pursuant to the Merger Agreement disclose any matters requiring remedial or corrective measures the cost of which exceeds $5 million (as determined in accordance with the Merger Agreement and described under "MERGER--Certain Other Agreements--Pinnacle--Environmental Inspections;" the subject reports have been obtained and, given the results thereof, CNB has determined to waive its right to terminate the Merger Agreement on account thereof); (iv) by either party in the event that any of the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period) (see "MERGER--Conditions to Consummation of Merger"); (v) if any regulatory application is finally denied or disapproved by the respective regulatory authority (see "MERGER--Regulatory Approvals"); (vi) by either party if the Merger Agreement and the transactions contemplated thereby, including the Merger, are not approved by the shareholders of CNB or Pinnacle (see "CNB MEETING--Vote Required" and "PINNACLE MEETING--Vote Required") or if the CNB Board or Pinnacle Board withdraw or modify their respective recommendations and approvals of the Merger Agreement; (vii) by either party in the event that the other party or any of such other party's subsidiaries becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any Regulatory Agency (as such term is hereafter defined under "MERGER-- Representations and Warranties") after the date of the Merger Agreement which would have a Material Adverse Effect (as such term is hereafter defined under "MERGER--Representations and Warranties") on such other party; and (viii) by either party following written notice if the Merger is not consummated on or prior to September 30, 1998. See "MERGER--Termination of Merger Agreement-- Termination."

  In addition, the Pinnacle Board may terminate the Merger Agreement if each of the following conditions are met: (i) the CNB Average Price (as such term is hereafter defined under "MERGER--Termination of Merger

Agreement--Conversion Ratio Adjustment") is less than $36.00, and (ii) the number obtained by dividing the CNB Average Price by the CNB Starting Price (as such term is hereafter defined under "MERGER--Termination of Merger Agreement-- Conversion Ratio Adjustment") is less than the number obtained by dividing the Index Average Price (as such term is hereafter defined under "MERGER-- Termination of Merger Agreement--Conversion Ratio Adjustment") by the Index Starting Price (as such term is hereafter defined under "MERGER--Termination of Merger Agreement--Conversion Ratio Adjustment") and multiplying such quotient by 0.82 (a "Price Termination Event").

  Assuming that the Effective Time of the Merger was February 27, 1998, neither of the conditions set forth in the preceding paragraph would have been satisfied and a Price Termination Event would not have occurred. Under the condition set forth in clause (i) in the preceding paragraph, the CNB Average Price would have been $44.65, well above the $36.00 requirement. Under the condition set forth in clause (ii) in the preceding paragraph, the CNB Average Price ($44.65) divided by the CNB Starting Price ($43.41) would have been 1.03, which would have exceeded 0.87 (which is the number obtained by dividing the Index Average Price ($42.48) by the Index Starting Price ($39.83) and multiplying such quotient by 0.82). Although as set forth under "SUMMARY-- Comparative Stock Prices" the closing price of CNB Common was below $36.00 during the first quarter of 1997, CNB has no reason to expect that the CNB Average Price would be less than $36.00 between the date hereof and the Effective Time or that the other condition to a Price Termination Event (described in clause (ii) in the preceding paragraph) would occur between the date hereof and the Effective Time.

  If a Price Termination Event occurs and Pinnacle notifies CNB of its intention to terminate the Merger Agreement, CNB may, within a specified period of time, increase the Conversion Ratio as more fully described herein, in which event the Merger Agreement will continue in effect as so adjusted. See "MERGER--Termination of Merger Agreement--Conversion Ratio Adjustment."

 Termination Fee

  The Merger Agreement provides that Pinnacle must pay CNB $4.7 million in immediately available funds within two days after the occurrence of a Purchase Event (as such term is hereafter defined under "PINNACLE STOCK OPTION AGREEMENT"), provided that such Purchase Event occurs prior to the occurrence of an Exercise Termination Event (as such term is hereafter defined under "PINNACLE STOCK OPTION AGREEMENT"). See "PINNACLE STOCK OPTION AGREEMENT."

 No Appraisal Rights of Dissenting Shareholders

  No holder of CNB Common will have appraisal rights under the Indiana Corporate Law in connection with, or as a result of, the matters to be acted upon at the CNB Meeting. Similarly, no holder of Pinnacle Common will have appraisal rights under the Michigan Corporate Law in connection with, or as a result of, the matters to be acted upon at the Pinnacle Meeting. See "MERGER-- No Appraisal Rights of Dissenting Shareholders."

 Waiver and Amendment

  Prior to the Effective Time, CNB and Pinnacle, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed,
(i) extend the time for the performance of any of the obligations or other acts required of the other party contained in the Merger Agreement; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or (iii) waive compliance by the other party of any of its agreements or conditions contained in the Merger Agreement.

  Subject to compliance with applicable law, the Merger Agreement may be amended by CNB and Pinnacle by action taken or authorized by their respective Boards of Directors at any time, except that after approval by the respective shareholders of either CNB or Pinnacle, no amendment will change the amount or form of the Merger Consideration to be delivered to the holders of Pinnacle Common other than as contemplated by the Merger Agreement. See "MERGER--Waiver and Amendment."

PINNACLE STOCK OPTION AGREEMENT

  As an inducement to CNB to enter into the Merger Agreement, Pinnacle (as issuer) and CNB (as grantee) entered into a Stock Option Agreement (the "Pinnacle Stock Option Agreement"), dated October 14, 1997, pursuant to which Pinnacle granted CNB an irrevocable option (the "Pinnacle Option") to purchase from Pinnacle, at a price of $37.00 per share, up to 2,000,000 shares of Pinnacle Common (subject to adjustment in certain circumstances), which constituted approximately 16.2% of the issued and outstanding shares of Pinnacle Common as of the date of the Merger Agreement, without giving effect to the exercise of the Pinnacle Option. CNB may exercise the Pinnacle Option only under certain limited and specifically defined circumstances (none of which, to the best knowledge of CNB and Pinnacle, has occurred as of the date hereof). The Pinnacle Stock Option Agreement is attached hereto as Appendix B and is incorporated by reference herein.

  The Pinnacle Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Consequently, certain aspects of the Pinnacle Stock Option Agreement may have the effect of discouraging persons who might now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in Pinnacle from considering or proposing such an acquisition, even if such persons were prepared to offer to pay to shareholders of Pinnacle consideration which had a higher current market price than the shares of CNB Common to be received for each share of Pinnacle Common pursuant to the Merger Agreement. See "PINNACLE STOCK OPTION AGREEMENT."

COMPARISON OF SHAREHOLDER RIGHTS

  The rights of the shareholders of Pinnacle Common and CNB Common differ in certain respects. The rights of the shareholders of Pinnacle who receive shares of CNB Common in the Merger will be governed by the Indiana Corporate Law, as CNB is incorporated in Indiana, and by the Articles of Incorporation, Bylaws and other corporate documents of CNB. The governing law and documents of CNB differ from those which apply to Pinnacle, which is a Michigan corporation, in several respects, of which the material differences as hereafter described under "COMPARISON OF SHAREHOLDER RIGHTS" include the shareholder votes required for certain business combinations, removal of directors, amendments to the Articles of Incorporation, and the ability of shareholders to call special shareholder meetings. See "DESCRIPTION OF CNB COMMON STOCK" and "COMPARISON OF SHAREHOLDER RIGHTS."

COMPARATIVE STOCK PRICES

  Shares of CNB Common are publicly traded on the N.Y.S.E. under the symbol BNK. Prior to April 1996, shares of CNB Common were included for quotation on Nasdaq under the symbol CNBE. Shares of Pinnacle Common are traded over-the-counter and are listed on Nasdaq under the symbol PNFI. The following table sets forth, for the periods indicated, the high and low closing sale prices of CNB Common and the high and low sale prices of Pinnacle Common.

                                       CNB COMMON          PINNACLE COMMON
                                 ---------------------- ----------------------
                                                 CASH                   CASH
                                               DIVIDEND               DIVIDEND
                                  HIGH   LOW   DECLARED  HIGH   LOW   DECLARED
                                 ------ ------ -------- ------ ------ --------
1996
First Quarter................... $26.64 $25.39   $.19   $20.50 $17.75  $ .19
Second Quarter..................  26.30  25.39    .19    21.75  20.00    .21
Third Quarter...................  28.09  24.72    .19    24.75  19.50    .21
Fourth Quarter..................  39.77  27.97    .21    25.00  23.25    .21
1997
First Quarter................... $38.09 $34.77   $.21   $28.00 $23.25  $.235
Second Quarter..................  42.38  37.63    .21    29.00  25.13   .235
Third Quarter...................  43.00  38.33    .21    36.00  28.50   .235
Fourth Quarter..................  48.19  39.81    .23    49.38  35.00   .235
1998
First Quarter (through February
 25, 1998)...................... $48.00 $41.56   $.23   $49.13 $41.25  $.235

--------

  The following table sets forth the closing sale price of CNB Common as reported on the N.Y.S.E. on October 14, 1997, the last trading day before the announcement of the Merger Agreement, and on February 25, 1998. The following table also sets forth the closing sale price of Pinnacle Common as reported on Nasdaq on October 14, 1997 and on February 25, 1998. The Pinnacle Common Equivalent represents the closing sale price of CNB Common on such date multiplied by the Conversion Ratio of 1.0365.

                          CNB COMMON PINNACLE COMMON PINNACLE COMMON EQUIVALENT
                          ---------- --------------- --------------------------
   October 14, 1997......   $44.75       $40.13                $46.38
   February 25, 1998.....   $46.69       $47.63                $48.39

  Shareholders are advised to obtain current market quotations for CNB Common and Pinnacle Common.

                      SELECTED COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)

  The following summary presents, for the periods indicated, selected comparative historical, pro forma and pro forma equivalent unaudited per share data for CNB and Pinnacle. The amounts designated "Historical" represent the historical financial results of CNB and Pinnacle. CNB's historical financial data has been restated for the periods presented to reflect the merger with BMC Bancshares, Inc., which was consummated on February 14, 1997 and was accounted for under the pooling of interests method of accounting. Pinnacle's historical financial data has been restated for the periods presented to reflect the mergers with Indiana Federal Corporation and CB Bancorp, Inc., each of which was consummated on August 1, 1997 and each of which was accounted for under the pooling of interests method of accounting. See "PARTIES TO MERGER--Pinnacle." The amounts designated "Pro Forma Combined Per CNB Share" represent the pro forma results of the Merger. The pro forma amounts assume that the Merger had been effective during the periods presented and had been accounted for under the pooling of interests method of accounting. For a description of the pooling of interests method of accounting with respect to the Merger, see "MERGER-- Accounting Treatment." The amounts designated "Equivalent Pro Forma Per Pinnacle Share" are computed by multiplying the Pro Forma Combined Per Share amounts by the Conversion Ratio of 1.0365 shares of CNB Common for each share of Pinnacle Common. See "MERGER--Merger Consideration." The Conversion Ratio is subject to adjustment under certain circumstances. See "MERGER--Termination of Merger Agreement--Conversion Ratio Adjustment."

  The data presented is not necessarily indicative of the results of the future operation of the combined organization or the actual results that would have occurred if the Merger had been consummated prior to the periods indicated. The data presented should be read in conjunction with the more detailed information and historical financial statements and the notes thereto incorporated by reference in this Joint Proxy Statement/Prospectus and with the unaudited pro forma financial statements included elsewhere in this Joint Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA FINANCIAL DATA."

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,   YEAR ENDED DECEMBER 31,
                                     ----------------- -----------------------
                                       1997     1996    1996    1995    1994
                                     -------- -------- ------- ------- -------
NET INCOME PER SHARE:
Historical:
  CNB............................... $   1.75 $   1.30 $  1.80 $  1.76 $  1.53
  Pinnacle(1).......................     0.40     0.92    1.32    1.58    1.39
Pro forma combined per CNB share....     1.23     1.14    1.60    1.68    1.47
Equivalent pro forma per Pinnacle
 share..............................     1.27     1.18    1.66    1.74    1.52
  DIVIDENDS PER SHARE:(2)
Historical:
  CNB(3)............................ $   0.63 $   0.57 $  0.78 $  0.53 $  0.68
  Pinnacle..........................     0.71     0.61    0.82    0.76    0.62
Pro forma combined per CNB share....     0.63     0.57    0.78    0.53    0.68
Equivalent pro forma per Pinnacle
 share..............................     0.65     0.59    0.81    0.55    0.70
BOOK VALUE PER SHARE:
Historical:
  CNB............................... $  16.12 $  15.13 $ 15.58 $ 15.20 $ 13.81
  Pinnacle..........................    13.76    13.60   14.01   13.67   11.68
Pro forma combined per CNB share....    14.54    14.24   14.72   14.30   12.00
Equivalent pro forma per Pinnacle
 share..............................    15.07    14.76   15.26   14.82   12.44

--------
(1) Pinnacle's financial results for the nine months ended September 30, 1997 were impacted by $11.1 million of pre-tax restructuring charges and a $10.0 million pre-tax increase in the provision for loan losses recognized by Pinnacle in connection with its mergers with IFC and CB.
(2) CNB's pro forma and Pinnacle's pro forma equivalent dividends per share represent historical dividends per share declared by CNB multiplied by the Conversion Ratio of 1.0365.
(3) In the past years, CNB declared a dividend in one quarter and paid it in the next quarter. During 1995, CNB changed this policy and began declaring and paying dividends in the same quarter. The fourth quarter dividend for 1995 was declared and paid in January 1996.

                            SELECTED FINANCIAL DATA

  The following tables present selected consolidated historical financial data for CNB and Pinnacle and pro forma combined amounts reflecting the Merger. The pro forma amounts assume that the Merger had been effective during the periods presented. The data presented is derived from the consolidated financial statements of CNB, which have been restated to reflect the merger with BMC Bancshares, Inc., and the consolidated financial statements of Pinnacle, which have been restated to reflect the mergers with IFC and CB, and should be read in conjunction with the more detailed information and consolidated financial statements incorporated by reference in this Joint Proxy Statement/Prospectus and with the unaudited pro forma financial statements included elsewhere in this Joint Proxy Statement/Prospectus. The pro forma amounts may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "PRO FORMA FINANCIAL DATA."

                                      CNB

                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                           NINE MONTHS ENDED
                             SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                         ----------------------  ----------------------------------------------------------
                            1997        1996        1996        1995        1994        1993        1992
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA:
 Interest income........ $  247,730  $  224,372  $  303,825  $  279,964  $  232,347  $  218,186  $  233,420
 Interest expense.......    129,903     114,071     154,897     143,379     107,971     103,780     125,227
 Net interest income....    117,827     110,301     148,928     136,585     124,376     114,406     108,193
 Provision for loan
  losses................      8,554       6,878      10,602       6,927       7,156       4,119       9,442
 Non-interest income....     43,774      41,903      55,833      46,628      47,055      43,524      38,067
 Non-interest expense...     98,217     104,289     136,994     118,448     115,138     105,252      97,900
 Net income(1)..........     36,368      27,062      37,595      36,626      31,742      32,067      27,281
PER SHARE DATA:
 Net income(1).......... $     1.75  $     1.30  $     1.80  $     1.76  $     1.53  $     1.58  $     1.37
 Dividends declared(2)..       0.63        0.57        0.78        0.53        0.68        0.64        0.62
 Book value.............      16.12       15.13       15.58       15.20       13.81       14.11       12.60
BALANCE SHEET DATA AT
 PERIOD END:
 Loans.................. $2,436,103  $2,192,945  $2,275,089  $2,016,960  $2,160,916  $1,877,944  $1,632,752
 Earning assets.........  4,147,989   3,793,685   3,944,134   3,474,303   3,298,431   2,987,390   2,683,226
 Assets.................  4,416,571   4,080,318   4,216,575   3,734,963   3,535,728   3,219,071   2,993,075
 Deposits...............  3,054,444   2,961,575   3,114,730   2,881,828   2,657,541   2,651,764   2,517,518
 FHLB advances and long-
  term debt.............    257,826     206,282     176,730     158,046     210,061     108,111      91,477
 Shareholders' equity...    329,804     317,277     325,414     311,331     285,489     284,024     249,721
FINANCIAL RATIOS:
 Return on average
  assets(3).............       1.13%       0.93%       0.95%       1.01%       0.95%       1.03%       0.94%
 Return on average
  equity(3).............      15.05%      11.44%      11.84%      12.24%      10.97%      12.20%      12.09%
 Net interest
  margin(3).............       4.04%       4.15%       4.15%       4.13%       4.08%       4.08%       4.16%
 Equity to assets.......       7.47%       7.78%       7.72%       8.34%       8.07%       8.82%       8.34%
 Tier 1 risk-based
  capital ratio.........      10.91%      12.15%      11.83%      12.53%      12.50%      13.37%      12.45%
 Net charge-offs to
  average loans(3)......       0.32%       0.47%       0.50%       0.34%       0.19%       0.22%       0.45%
 Allowance for loan
  losses to loans.......       1.40%       1.40%       1.37%       1.46%       1.35%       1.28%       1.40%
 Non-performing loans to
  loans.................       0.83%       0.95%       0.96%       1.04%       0.61%       0.74%       0.80%
 Allowance for loan
  losses to non-
  performing loans......        168%        147%        144%        140%        222%        173%        176%
 Risk assets to loan-
  related assets(4).....       1.01%       1.26%       1.20%       1.24%       0.93%       1.25%       1.43%

--------
(1) Net income for 1993 excludes the cumulative effect of the change in accounting for income taxes.
(2) In the past years, CNB declared a dividend in one quarter and paid it in the next quarter. During 1995, CNB changed this policy and began declaring and paying dividends in the same quarter. The fourth quarter dividend for 1995 was declared and paid in January 1996.
(3) Annualized in the case of interim financial information.
(4) Risk assets include non-performing loans, loans past due 90 days and still accruing interest and foreclosed properties. Loan-related assets include loans and foreclosed properties.

                                  PINNACLE(1)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                           NINE MONTHS ENDED
                             SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                         ----------------------  ----------------------------------------------------------
                            1997        1996        1996        1995        1994        1993        1992
                         ----------  ----------  ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA:
 Interest income........ $  124,331  $  107,777  $  147,903  $  107,916  $   82,067  $   87,562  $   84,458
 Interest expense.......     68,774      57,648      79,599      55,069      38,371      43,414      45,674
 Net interest income....     55,557      50,129      68,304      52,847      43,696      44,148      38,784
 Provision for loan
  losses................     12,520       1,571       2,681       1,422         382       1,560       2,767
 Non-interest income....     13,799       9,198      12,853       9,809       9,071       9,727       8,271
 Non-interest expense...     48,918      41,866      54,946      38,660      31,804      30,602      25,814
 Net income(2)(3).......      4,869      11,052      16,087      16,221      14,212      14,976      11,731
PER SHARE DATA:
 Net income(2)(3)....... $     0.40  $     0.92  $     1.32  $     1.58  $     1.39  $     1.45  $     1.15
 Dividends declared.....       0.71        0.61        0.82        0.76        0.62        0.53        0.48
 Book value.............      13.76       13.60       14.01       13.67       11.68       11.25       10.24
BALANCE SHEET DATA AT
 PERIOD END:
 Loans.................. $1,524,195  $1,370,249  $1,415,855  $1,210,272  $  920,398  $  796,633  $  776,757
 Earning assets.........  2,036,177   1,908,450   1,984,045   1,703,124   1,181,265   1,047,153   1,073,479
 Assets.................  2,180,331   2,056,189   2,135,210   1,841,351   1,270,447   1,194,724   1,137,364
 Deposits...............  1,471,956   1,455,237   1,478,711   1,373,307     974,416     908,719     884,687
 FHLB advances and long-
  term debt.............    428,571     344,863     369,238     239,224     100,959     153,253     126,274
 Shareholders' equity...    169,747     163,446     170,259     164,458     116,141     112,067     103,448
FINANCIAL RATIOS:
 Return on average
  assets(4).............       0.30%       0.78%       0.83%       1.17%       1.24%       1.26%       1.14%
 Return on average
  equity(4).............       3.78%       9.03%       9.83%      12.85%      12.39%      13.87%      12.30%
 Net interest
  margin(4).............       3.71%       3.83%       3.80%       4.15%       4.10%       3.98%       4.02%
 Equity to assets.......       7.79%       7.95%       7.97%       8.93%       9.14%       9.38%       9.10%
 Tier 1 risk-based
  capital ratio.........      12.72%      12.32%      12.12%      10.86%      10.61%      11.10%      10.14%
 Net charge-offs to
  average loans(4)......       0.32%       0.08%       0.14%       0.12%       0.05%       0.15%       0.21%
 Allowance for loan
  losses to loans.......       1.60%       1.08%       1.05%       1.14%       1.28%       1.40%       1.39%
 Non-performing loans to
  loans.................       1.33%       1.28%       1.27%       1.14%       0.90%       1.17%       2.27%
 Allowance for loan
  losses to non-
  performing loans......        121%         85%         83%        100%        142%        120%         61%
 Risk assets to loan-
  related assets(5).....       1.50%       1.66%       1.64%       1.63%       1.57%       1.59%       2.95%

--------
(1) The financial results for the years ended December 31, 1996, 1995 and 1994 are audited. The financial results for all other periods presented are unaudited.
(2) The financial results for the nine months ended September 30, 1997 were impacted by $11.1 million of pre-tax restructuring charges and $10.0 million pre-tax increase in the provision for loan losses recognized by Pinnacle in connection with its mergers with IFC and CB.
(3) Net income excludes the cumulative effect of the change in accounting for income taxes in 1993 and an extraordinary item for the early extinguishment of debt in 1992.
(4) Annualized in the case of interim financial information.
(5) Risk assets include nonperforming loans, loans past due 90 days and still accruing interest, and foreclosed properties. Loan-related assets include loans and foreclosed properties.

                                CNB AND PINNACLE
                   PRO FORMA COMBINED SELECTED FINANCIAL DATA

                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                           NINE MONTHS ENDED
                             SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                         ----------------------  ----------------------------------
                            1997        1996        1996        1995        1994
                         ----------  ----------  ----------  ----------  ----------
INCOME STATEMENT DATA:
 Interest income........ $  372,061  $  332,149  $  451,728  $  387,880  $  314,414
 Interest expense.......    198,677     171,719     234,496     198,448     146,342
 Net interest income....    173,384     160,430     217,232     189,432     168,072
 Provision for loan
  losses................     21,074       8,449      13,283       8,349       7,538
 Non-interest income....     57,573      51,101      68,686      56,437      56,126
 Non-interest expense...    147,135     146,155     191,940     157,108     146,942
 Net income(1)..........     41,237      38,114      53,682      52,847      45,954
PER SHARE DATA:
 Net income(1).......... $     1.23  $     1.14  $     1.60  $     1.68  $     1.47
 Dividends declared(2)..       0.63        0.57        0.78        0.53        0.68
 Book value.............      14.54       14.24       14.72       14.30       12.00
BALANCE SHEET DATA AT
 PERIOD END:
 Loans.................. $3,960,298  $3,563,194  $3,690,944  $3,227,232  $3,081,314
 Earning assets.........  6,184,166   5,702,135   5,928,179   5,177,427   4,479,696
 Assets.................  6,598,502   6,136,507   6,351,785   5,576,314   4,806,175
 Deposits...............  4,526,400   4,416,812   4,593,441   4,255,135   3,631,957
 FHLB advances and long-
  term debt.............    686,397     551,145     545,968     397,270     311,020
 Shareholders' equity...    483,551     480,723     495,673     475,789     401,630
FINANCIAL RATIOS:
 Return on average
  assets(3).............       0.86%       0.88%       0.91%       1.06%       1.02%
 Return on average
  equity(3).............      11.12%      10.61%      11.16%      12.43%      11.37%
 Net interest
  margin(3).............       3.93%       4.05%       4.04%       4.14%       4.09%
 Equity to assets.......       7.33%       7.83%       7.80%       8.53%       8.36%
 Tier 1 risk-based
  capital ratio.........      11.06%      12.21%      11.93%      11.93%      11.87%
 Net charge-offs to
  average loans(3)......       0.32%       0.32%       0.36%       0.27%       0.15%
 Allowance for loan
  losses to loans.......       1.48%       1.28%       1.25%       1.34%       1.33%
 Non-performing loans to
  loans.................       1.02%       1.08%       1.08%       1.08%       0.70%
 Allowance for loan
  losses to non-
  performing loans......        144%        118%        116%        124%        191%
 Risk assets to loan-
  related assets(4).....       0.72%       0.82%       0.63%       0.62%       0.45%

--------
(1) The financial results for the nine months ended September 30, 1997 were impacted by $11.1 million of pre-tax restructuring charges and $10.0 million pre-tax increase in the provision for loan losses recognized by Pinnacle in connection with its mergers with IFC and CB.
(2) In the past years, CNB declared a dividend in one quarter and paid it in the next quarter. During 1995, CNB changed this policy and began declaring and paying dividends in the same quarter. The fourth quarter dividend for 1995 was declared and paid in January 1996.
(3) Annualized in the case of interim financial information.
(4) Risk assets include nonperforming loans, loans past due 90 days and still accruing, and foreclosed properties. Loan-related assets include loans and foreclosed properties.

                              RECENT DEVELOPMENTS

                                      CNB

                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                THREE MONTHS ENDED
                                   DECEMBER 31,       YEAR ENDED DECEMBER 31,
                                --------------------  ------------------------
                                  1997       1996        1997         1996
                                ---------  ---------  -----------  -----------
INCOME STATEMENT DATA:
  Interest income.............. $  85,892  $  79,453  $   333,622  $   303,825
  Interest expense.............    45,723     40,826      175,626      154,897
  Net interest income..........    40,169     38,627      157,996      148,928
  Provision for loan losses....     3,012      3,724       11,566       10,602
  Non-interest income..........    16,797     13,930       60,571       55,833
  Non-interest expense.........    33,996     32,705      132,213      136,994
  Net income...................    13,290     10,533       49,658       37,595
PER SHARE DATA:
  Net income--basic............ $    0.65  $    0.50  $      2.42  $      1.81
  Net income--diluted..........      0.64       0.50         2.37         1.78
  Dividends declared...........      0.23       0.21          .86         0.78
  Book value...................     16.39      15.58        16.39        15.58
BALANCE SHEET DATA AT PERIOD
 END:
  Loans........................                       $ 2,479,651  $ 2,275,089
  Earning assets...............                         4,196,644    3,944,134
  Assets.......................                         4,480,223    4,216,575
  Deposits.....................                         3,181,447    3,114,730
  FHLB advances and long term
   debt........................                           308,028      176,730
  Shareholders' equity.........                           334,468      325,414
FINANCIAL RATIOS:
  Return on average assets(1)..      1.20%      1.03%        1.15%        0.95%
  Return on average equity(1)..     16.38%     13.02%       15.38%       11.84%
  Net interest margin(1).......      3.99%      4.15%        4.03%        4.15%
  Equity to assets.............      7.47%      7.72%        7.47%        7.72%
  Tier 1 risk-based capital
   ratio.......................     10.70%     11.83%       10.70%       11.83%
  Net charge-offs to average
   loans(1)....................      0.39%      0.57%        0.34%        0.50%
  Allowance for loan losses to
   loans.......................      1.40%      1.37%        1.40%        1.37%
  Non-performing loans to
   loans.......................      0.69%      0.96%        0.69%        0.96%
  Allowance for loan losses to
   non-performing loans........       204%       144%         204%         144%
  Risk assets to loan-related
   assets(2)...................      0.87%      1.20%        0.87%        1.20%

--------
(1) Annualized in the case of quarterly information.
(2) Risk assets include non-performing loans, loans past due 90 days and still accruing interest and foreclosed properties. Loan-related assets include loans and foreclosed properties.

OVERVIEW

  CNB achieved record quarterly and full year earnings for the periods ended December 31, 1997. Fourth quarter diluted net income per share was $.64, which exceeded third quarter earnings of $.61. This marks the fifth consecutive quarter that CNB has set new earnings records. The fourth quarter's diluted net income per share exceeded 1996 fourth quarter by 28%. Full year 1997 diluted net income per share of $2.37 also surpassed previous records and was 23% above 1996 earnings of $1.92, excluding the 1996 one-time SAIF special assessment (described below). Third quarter 1996 included a one-time assessment, required of all financial institutions with deposits insured by the Savings Association Insurance Fund (SAIF), which reduced net income and diluted income per share by $3.0 million and $.14 respectively. All per share income has been restated in accordance with the Financial Accounting Standards Board's Statement No. 128 "Earnings per Share" which requires the presentation of basic and diluted income per share in lieu of primary income per share previously reported by CNB. Basic income per share was $.65 and $2.42 for the fourth quarter and full year 1997. Primary income per share using the previous methodology would have been $.64 and $2.39, respectively, for the fourth quarter and year. Net income of $13.3 million for the quarter and $49.7 million for the full year also exceeded previous records.

  The record earnings levels resulted from strong loan growth, double digit increases in core fee income and continued progress in controlling operating expenses. Asset quality ratios also improved with charge--offs for the year declining to .34% of average loans and the allowance for loan losses increasing to $34.7 million or 1.40% of loans at year-end compared to $31.3 million and 1.37% of loans last year-end. Non-performing loans declined $4.7 million from last year-end to .69% of loans at December 31. The allowance for loan losses to loans was 2.0 times non-performing loans compared to 1.4 times at the end of 1996. Loans past due 30 days or more were only .79% this year-end compared to 1.12% last year.

  Progress was also made on key profitability ratios. The return on average assets increased throughout the year and was 1.20% for the fourth quarter. Return on average equity increased to 16.38% for the fourth quarter compared to 13.02% for the fourth quarter of 1996. The efficiency ratio also improved to 58% for the most recent quarter compared to 61% one-year ago. Returns on assets, equity and the efficiency ratio were 1.15%, 15.38% and 59%, respectively, for the full year.

LOANS AND NET INTEREST INCOME

  Average loans grew $51.8 million from third quarter, an annualized growth rate of 9%, and increased $231.2 million or 10% from the fourth quarter of 1996. CNB plans to reduce residential mortgage loans from the current 30% of total loans to 25%. Consequently, most residential mortgage production has been sold or securitized. CNB sold or securitized $65.9 and $165.7 million of residential mortgages during the three month and twelve month periods ended December 31, 1997, respectively. Excluding residential mortgages, average loans increased from the third quarter by $81.5 million or 20% annually. Commercial, commercial real estate, home equity revolving and other consumer loans all grew at double digit rates during the fourth quarter and year.

  CNB continues to benefit from strong economies in its key markets. The recent unemployment rate for Indiana was 3.2% and rates at key CNB markets were:
Indianapolis/Greenwood, 2.6%; Lafayette, 2.4%; Louisville, 3.7%; and Evansville, 3.6%. Construction and other activities associated with the new Toyota and AK Steel plants in the Evansville area continue to positively affect the local economy.

  The net interest margin was 3.99% for the fourth quarter versus 4.02% for the third. The strong loan growth has come at marginally lower rates and consequently, average loan yields fell to 9.23% in the fourth quarter from 9.36% in the third. Overall earning asset yields fell 7 basis points which was partially offset by a 4 basis point decline in the cost to fund earning assets. The net interest margin declined earlier in the year after the sale of CNB's credit card portfolio and additional investment in corporate-owned life insurance, which income is recorded as non-interest.

NON-INTEREST INCOME

  Non-interest income, which is traditionally strong in the fourth quarter, was $900 thousand and $3.3 million above third quarter 1997 and fourth quarter 1996, respectively, excluding net securities gains. The increases represented annualized growth rates of 23% from third quarter 1997 and 25% from fourth quarter 1996. Double-digit growth was recorded for service charges on deposit fees due to increased transaction volumes, trust and plan administration fees which are cyclical in nature, and mortgage banking revenue due to strong production volumes and continued sales of mortgage loans with servicing retained. Investment product fees were also strong for the quarter. Net securities gains were $400 thousand for the fourth quarter and included $222 thousand from covered call options written.

NON-INTEREST EXPENSE

  Salaries and employee benefits increased $405 thousand from the third quarter due to increased incentive pay and commissions and one-time early retirement accruals. All other non-interest expenses declined $67 thousand from the third quarter. Total non-interest expenses increased 4% from fourth quarter 1996.

  Full-time equivalent associates was reduced to 1,924 at year-end compared to 1,931 at the end of the third quarter and 1,947 one year ago. The efficiency ratio improved to 58% for the fourth quarter compared to 59% for third quarter 1997 and 61% for fourth quarter 1996.

                                    PINNACLE

                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                THREE MONTHS ENDED
                                   DECEMBER 31,       YEAR ENDED DECEMBER 31,
                                --------------------  ------------------------
                                  1997       1996        1997         1996
                                ---------  ---------  -----------  -----------
INCOME STATEMENT DATA:
  Interest income.............. $  42,677  $  40,126  $   167,008  $   147,903
  Interest expense.............    22,797     21,951       91,571       79,599
  Net interest income..........    19,880     18,175       75,437       68,304
  Provision for loan losses....       800      1,110       13,320        2,681
  Non-interest income..........     4,515      3,655       18,314       12,853
  Non-interest expense.........    15,728     13,080       64,646       54,946
  Net income...................     5,657      5,034       10,526       16,087
PER SHARE DATA:
  Net income--basic............ $    0.46  $    0.41  $      0.86  $      1.33
  Net income--diluted..........       .45        .41          .85         1.32
  Dividends declared...........     0.235       0.21          .94         0.82
  Book value...................     14.37      14.01        14.37        14.01
BALANCE SHEET DATA AT PERIOD
 END:
  Loans........................                       $ 1,508,365  $ 1,415,855
  Earning assets...............                         1,948,348    1,984,045
  Assets.......................                         2,116,449    2,135,210
  Deposits.....................                         1,430,775    1,478,711
  FHLB advances and long term
   debt........................                           404,765      369,238
  Shareholders' equity.........                           181,305      170,259
FINANCIAL RATIOS:
  Return on average assets(1)..      1.03%      0.96%        0.49%        0.83%
  Return on average equity(1)..     12.41%     12.20%        6.04%        9.83%
  Net interest margin(1).......      3.89%      3.70%        3.72%        3.76%
  Equity to assets.............      8.57%      7.97%        8.57%        7.97%
  Tier 1 risk-based capital
   ratio.......................     13.17%     12.12%       13.17%       12.12%
  Net charge-offs to average
   loans(1)....................      1.19%      0.29%        0.55%        0.14%
  Allowance for loan losses to
   loans.......................      1.35%      1.05%        1.35%        1.05%
  Non-performing loans to
   loans.......................      1.18%      1.27%        1.18%        1.27%
  Allowance for loan losses to
   non-performing loans........       114%        83%         114%          83%
  Risk assets to loan-related
   assets(2)...................      1.48%      1.64%        1.48%        1.64%

--------
(1) Annualized in the case of quarterly information.
(2) Risk assets include non-performing loans, loans past due 90 days and still accruing interest and foreclosed properties. Loan-related assets include loans and foreclosed properties.

OVERVIEW

  For the three months ended December 31, 1997, Pinnacle reported net income of $5.7 million or basic earnings per share of $.46 as compared to net income of $5.0 million or basic earnings per share of $.41 for the three months ended December 31, 1996, an increase of $623,000 or 12.4% in net income and 12.2% on a per share basis. Net income for the three months ended December 31, 1997 was negatively effected by after tax charges of $790,000 or $.06 per share related to compensation expense of the former IFC Employee Stock Option Plan (ESOP) and the expenses associated with other deferred compensation plans as further described below. On a diluted basis, earnings per share was $.45 for the fourth quarter of 1997 as compared to $.41 for the fourth quarter of 1996. For the year ended December 31, 1997, net income was $10.5 million or basic earnings per share of $.86 as compared to net income of $16.1 million or basic earnings per share of $1.33. The decrease was largely the result of the restructuring charges of $8.4 million after tax and the $6.0 million after tax ($10.0 million pre-tax) increase in the provision for loan losses in connection with conforming loan loss reserve methodologies as a result of the acquisitions of IFC and CB in the third quarter of 1997, offset by the one-time SAIF charge in the third quarter of 1996 of $3.6 million after tax. On a diluted basis, earnings per share was $.85 for the year ended December 31, 1997 as compared to $1.32 for the year ended December 31, 1996. All per share income has been restated in accordance with the Financial Accounting Standards Board's Statement No. 128 "Earnings per Share" which requires the presentation of basic and diluted income per share in lieu of primary income per share previously reported by Pinnacle. Net income without the restructuring charges of $8.4 million after tax would have been $18.9 million or basic earnings per share of $1.54 for the year ended December 31, 1997 as compared to $1.64 for the year ended December 31, 1996 without the $3.6 million after tax SAIF charge in 1996, a decrease of 6.1%.

  The return on average assets for the three months ended December 31, 1997 was 1.03% as compared to .96% for the same period in 1996 and for the year ended December 31, 1997 was .49% as compared to .83% for the year ended December 31, 1996. Without the restructuring and SAIF charges, return on average assets would have been .88% and 1.02%, respectively, for the years ended December 31, 1997 and 1996. The return on average equity for the three months ended December 31, 1997 was 12.41% as compared to 12.20% for the same period in 1996 and for the year ended December 31, 1997 was 6.04% as compared to 9.83% for the year ended December 31, 1996. Without the restructuring and SAIF charges, return on average equity would have been 10.84% and 12.05%, respectively, for the years ended December 31, 1997 and 1996.

  Total assets of Pinnacle were $2.1 billion at December 31, 1997 and 1996. Total loans increased $92.5 million or 6.5% to $1.5 billion at December 31, 1997. Total deposits decreased $47.9 million or 3.2% to $1.4 billion at December 31, 1997. Total stockholders equity increased $11.0 million or 6.5% to $181.3 million at December 31, 1997. The allowance for loan losses increased $5.6 million or 37.7% to $20.5 million at December 31, 1997 and equaled 1.35% of total loans, up from $14.9 million at December 31, 1996 or 1.05% of total loans.

AVERAGE ASSETS AND NET INTEREST INCOME

  For the three months ended December 31, 1997, average assets increased $110.6 million or 5.3% to $2.2 billion as compared to $2.1 billion for the three months ended December 31, 1996. Average loans increased $152.4 million for the three months ended December 31, 1997 to $1.6 billion as compared to $1.4 billion for the same period in 1996. The increase in average assets and average loans in the fourth quarter helped increase net interest income $1.7 million or 9.4% for the three months ended December 31, 1997 as compared to the same period ended December 31, 1996. The net interest margin on a tax equivalent basis for the three months ended December 31, 1997 increased to 3.89% as compared to 3.70% for the same period ended December 31, 1996, primarily as a result of the growth in average loans for the period. Average deposits for the three months ended December 31, 1997 increased $28.7 million or 2.0% to $1.5 billion. Average Federal Home Loan Bank advances increased $64.4 million or 17.9% for the three months ended December 31, 1997 to $423.7 million, as Pinnacle used this funding to support loan growth.

  Average assets increased $221.9 million to $2.2 billion or 11.4% for the year ended December 31, 1997. Average loans increased $171.7 million to $1.5 billion or 13.0% for the year ended December 31, 1997. The increase in average assets and average loans helped to increase net interest income $7.1 million or 10.4% for the year ended December 31, 1997 as compared to the year ended December 31, 1996. Net interest margin on a tax equivalent basis was fairly consistent for the year ended December 31, 1997 at 3.72% as compared to 3.76% for the year ended December 31, 1996. Average deposits increased $49.2 million to $1.5 billion for the year ended December 31, 1997 as compared to $1.4 billion for the year ended December 31, 1996. Average Federal Home Loan Bank advances increased $138.9 million to $417.3 million for the year ended December 31, 1997 as compared to $278.4 million for the year ended December 31, 1996 as Pinnacle used this funding to support loan growth in 1997.

ASSET QUALITY AND PROVISION FOR LOAN LOSSES

  The allowance for loan losses to non-performing loans increased to 114% at December 31, 1997 as compared to 83% on December 31, 1996. Net charge-offs for the three months ended December 31, 1997 totaled $4.7 million or 1.19% of average loans on an annualized basis as compared to $1.0 million or 0.29% of average loans on an annualized basis in net charge-offs for the three months ended December 31, 1996. Of the $4.7 million in net charge-offs for the three months ended December 31, 1997, commercial real estate net charge-offs totaled $2.6 million and commercial loans totaled $941,000 as Pinnacle realized losses on those loans that had specific reserves established. Consumer loans had net charge-offs for the three months ended December 31, 1997 of $867,000, primarily as a result of increased delinquencies. Net charge-offs for the year ended December 31, 1997 totaled $8.2 million or 0.55% of average loans as compared to $1.8 million or 0.14% of average loans for the year ended December 31, 1996. The provision for loan losses for the three months ended December 31, 1997 was $800,000 as compared to $1.1 million in the same period ended December 31, 1996. The provision for loan losses for the year ended December 31, 1997 was $13.3 million as compared to $2.7 million for the year ended December 31, 1996, an increase of $10.6 million as additional provisions were made to conform loan loss reserve methodologies as a result of the acquisitions of IFC and CB.

NON-INTEREST INCOME

  Non-interest income for the three months ended December 31, 1997 totaled $4.5 million as compared to $3.7 million for the same period ended December 31, 1996, an increase of $860,000 or 23.5%. The increase was primarily due to growth in trust fees, loan servicing fees and other fees associated with the sale of mortgage and home equity loans. For the year ended December 31, 1997, non-interest income increased $5.5 million or 42.5% to $18.3 million as compared to $12.9 million for the year ended December 31, 1996. Deposit service charges and fees associated with the sale of loans contributed to this growth.

NON-INTEREST EXPENSE

  Non-interest expense for the three months ended December 31, 1997 was $15.7 million as compared to $13.1 million for the three months ended December 31, 1996, an increase of $2.6 million or 20.2%. Salary and benefits expense totaled $6.2 million for the three months ended December 31, 1997 as compared to $5.9 million for the same period ended December 31, 1996, an increase of $361,000 or 6.2%. The increase was primarily associated with compensation expense of the former IFC ESOP of $728,000 offset by a reduction in salary expense associated with lower levels of full-time equivalent employees. Equipment expense increased $355,000 or 36.9% for the three months ended December 31, 1997 as compared to the same period ended December 31, 1996, primarily from computer equipment upgrades needed to support a larger company. Non-interest expense was also impacted by an increase in costs associated with the former IFC's director deferred stock plan of $600,000 as a result of the increase in Pinnacle's stock price. For the year ended December 31, 1997, non-interest expense was approximately $64.6 million as compared to $54.9 million for the year ended December 31, 1996, an increase of $9.7 million or 17.7%. Restructuring charges associated with the acquisitions of IFC and CB in the third quarter of 1997 of $11.5 million, offset by $6.0 million in charges related to SAIF in the third quarter of 1996, accounted for $5.5 million of the increase. Salary and benefits increased $2.2 million or 10.0% for the year ended December 31, 1997 as compared to the year ended December 31, 1996. Professional expense increased $519,000 or 26.4% for the year ended December 31, 1997, primarily from consulting expenses incurred to assist in organizational design to facilitate a larger organization. Occupancy expense and equipment related expenses increased $788,000 or 10.4% for the year ended December 31, 1997 as compared to December 31, 1996 as additional space and equipment upgrades were needed to facilitate the growth in the combined entities. Non-interest expense as a percent of average assets actually decreased to 2.46% for the year ended December 31, 1997 as compared to 2.53% for the year ended December 31, 1996, before the one-time restructuring charges.

                               PARTIES TO MERGER

CNB

  Organized in May 1983 as a one-bank holding company for The Citizens National Bank of Evansville ("Citizens Bank"), CNB is a multi-bank holding company headquartered in Evansville, Indiana, where Citizens Bank, which remains the largest and lead bank of CNB's financial subsidiaries, conducts its principal operations. As of September 30, 1997, CNB had consolidated assets of $4.4 billion, deposits of $3.1 billion, net loans of $2.4 billion and shareholders' equity of $330 million.

  CNB's growth since its formation is principally a result of acquisitions. As part of its ongoing operations, CNB continually is presented with and seeks out acquisition opportunities to enhance its banking franchise. On February 13, 1998, CNB and National Bancorp announced the execution of an Agreement and Plan of Merger pursuant to which CNB will acquire, for shares of CNB Common, all of the issued and outstanding shares of National Bancorp. National Bancorp owns TCB Bank which operates five banking offices in Tell City, Cannelton and Santa Claus, Indiana. As of December 31, 1997, National Bancorp had assets of $191 million, deposits of $155 million and shareholder's equity of $18 million. National Bancorp also operates Zoercher, Kennedy, and Minor insurance agencies, which sell property and casualty insurance, and The Investment Center, a full service brokerage company. The shares of CNB Common to be issued in connection with the acquisition of National Bancorp would constitute approximately 3.2% of the outstanding shares of CNB Common, assuming consummation of the Merger. The acquisition, which is subject to, among other things, approval of National Bancorp's shareholders, is expected to be completed in the second quarter of 1998. There can be no assurance, however, that the acquisition will be consummated. The Merger is not conditioned upon consummation of the National Bancorp acquisition. Although CNB does not have any acquisitions currently proposed or pending other than Pinnacle and National Bancorp, CNB intends to respond to acquisition opportunities that may arise in the future (including during the remainder of 1998) that are consistent with its commitment to enhance value for its shareholders, and management of CNB has stated, in response to a media inquiry, that it would consider exploring such future acquisition opportunities of institutions as large as $3 billion to $4 billion in total assets, provided that they are on appropriate terms and conditions.

  The business of CNB consists primarily of the ownership, supervision and control of its subsidiaries. CNB provides its subsidiaries with advice, counsel and specialized services in various fields of financial and banking policy and operations. Through its 95 full-service banking offices, 33 consumer finance offices and various offices of its non-banking subsidiaries, CNB provides commercial, retail and correspondent banking, mortgage servicing, trust, data processing, cash management and related financial services to customers in southern, west central and central Indiana, western Kentucky, southern Illinois and the suburban Louisville, Kentucky area. CNB's other direct and indirect subsidiaries include: Citizens Trust Company of Indiana, N.A., which is a national trust company; Citizens Information Systems, Inc., which provides data processing and information services to banks and businesses in Indiana, Kentucky and Illinois; Citizens Life Assurance Company, which underwrites credit life and disability insurance for CNB's financial subsidiaries; Citizens Realty and Insurance Inc., d/b/a Citizens Insurance of Evansville, which sells property and casualty insurance as an independent agent; Citizens Banc Leasing Co., which provides commercial leasing services to companies and municipalities primarily in Indiana, Kentucky, Ohio and Florida; and Small, Parker & Blossom, Inc., which provides third party administrative services for employee benefit plans. In addition, effective January 1, 1998, CNB acquired Wedgewood Partners, Inc., a full-service broker/dealer and asset management firm based in St. Louis, Missouri with approximately $85 million of assets under management.

  While CNB continues to standardize its corporate policies and procedures and centralize administrative functions to provide more efficient and cost-effective operations support for its financial subsidiaries, its management philosophy is to afford its financial subsidiaries adequate flexibility to respond to varying local market conditions and local customers and community needs. This philosophy allows the management of CNB's financial subsidiaries to better meet the banking needs of their customers by taking advantage of the additional resources, services and efficiencies available to them as members of CNB's multi-bank organization, but in the manner best suited for their local conditions.

  Management of CNB has recently stated that, in light of recent earnings trends in the banking industry, an appropriate goal for the organization is to achieve earnings increases of at least ten percent each year and that, if such goals are not achieved, the business strategies and alternatives of the organization should be reevaluated.

  For additional information concerning CNB, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

PINNACLE

  Pinnacle is a bank holding company that was organized under the laws of the State of Michigan in 1986 in connection with the June 30, 1986 reorganization of Pinnacle Bank (then known as "The Peoples State Bank of St. Joseph") into a wholly-owned subsidiary of Pinnacle. Pinnacle Bank, which is headquartered in St. Joseph, Michigan, currently operates through 14 branch offices located throughout southwestern Michigan, 30 branch offices located throughout northwestern Indiana and through two loan production offices that are located in Merrillville and Indianapolis, Indiana.

  Pinnacle's growth since its formation has resulted principally from acquisitions. On August 1, 1997, Pinnacle increased its assets by more than 95% through its acquisitions of Indiana Federal Corporation and CB Bancorp, Inc. IFC, headquartered in Valparaiso, Indiana, was the parent corporation of Indiana Federal Bank for Savings, a federal savings bank ("Infed Bank"), with assets of $835 million. CB, headquartered in Michigan City, Indiana, was the parent corporation of Community Bank, a federal savings bank ("Community Bank"), with assets of $288 million. Infed Bank and Community Bank have been merged into Pinnacle Bank. As of September 30, 1997, Pinnacle had consolidated assets of $2.2 billion, deposits of $1.5 billion, net loans of $1.5 billion and shareholders' equity of $170 million.

  Through its wholly-owned subsidiary, Pinnacle Bank, Pinnacle offers financial service products which include domestic banking services such as consumer, commercial and real estate loans, personal and business checking accounts, savings accounts, time deposits, safe deposit services, cash management services, and transmission of funds, as well as trust and other fiduciary services, full-service brokerage services and insurance products. Commercial customers include retailers, commercial developers, professionals, and small manufacturers. Retail customers cover a broad spectrum with focus on providing personalized, high quality and comprehensive service in order to develop and maintain long-term, multiple account relationships with customers.

  For additional information concerning Pinnacle, see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                                  CNB MEETING

DATE, TIME AND PLACE OF CNB MEETING

  This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the CNB Board for use at the CNB Meeting. The CNB Meeting will be held at CNB's executive offices, located at 20 N.W. Third Street, Evansville, Indiana 47739, on April 13, 1998, beginning at 10:00 a.m., local time.

MATTERS TO BE CONSIDERED

  At the CNB Meeting, holders of CNB Common will be asked to consider and vote upon approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

  Management of CNB knows of no matters to be brought before the CNB Meeting other than those referred to herein. If any other business should properly come before the CNB Meeting, the persons named in the proxy will vote in accordance with their best judgment.

  THE CNB BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

RECORD DATE

  The CNB Board has fixed the close of business on February 17, 1998 as the CNB Record Date. Only holders of record of CNB Common on the CNB Record Date will be entitled to notice of and will be entitled to vote at the CNB Meeting. On the CNB Record Date, 20,471,688 shares of CNB Common were issued and outstanding and entitled to vote and held by approximately 9,864 holders of record.

VOTE REQUIRED

  Holders of record of CNB Common on the CNB Record Date are entitled to one vote per share on each matter to be voted upon at the CNB Meeting. The approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires the affirmative vote of the holders of record of a majority of the shares of CNB Common issued and outstanding and entitled to vote on the CNB Record Date. The approval of the Merger Agreement by holders of CNB Common is a condition to the consummation of the Merger. See "MERGER--Conditions to Consummation of Merger."

SECURITY OWNERSHIP OF MANAGEMENT

  As of the CNB Record Date, 20,471,688 shares of CNB Common were issued, outstanding and entitled to vote at the CNB Meeting, of which 4,170,814 shares, or approximately 24%, were beneficially owned by directors and executive officers of CNB and their affiliates. It is currently expected that each such director and executive officer of CNB will vote the shares of CNB Common beneficially owned by him or her for adoption and approval of the Merger Agreement.

  As of the CNB Record Date, subsidiaries of CNB held 2,677,122 shares, or approximately 13%, of CNB Common in various fiduciary capacities and, by virtue of sole or shared voting or investment power in respect of such shares, were deemed to own them beneficially. It is the practice of these entities when holding shares as sole trustee or sole executor to vote such shares but, where shares are held as co-executor or co-trustee, approval is obtained from the co-fiduciary before voting.

  As of the CNB Record Date, directors and executive officers of Pinnacle and their affiliates did not beneficially own any shares of CNB Common. As of the CNB Record Date, Pinnacle Bank did not own any shares of CNB Common in a fiduciary capacity.

  Information with respect to beneficial ownership of CNB Common by entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of CNB Common by CNB directors and executive officers is incorporated by reference to CNB's 1996 Annual Report on Form 10-K, which is incorporated by reference herein. See "INFORMATION INCORPORATED BY REFERENCE."

VOTING AND REVOCATION OF PROXIES

  A proxy to vote at the CNB Meeting accompanies this Joint Proxy Statement/Prospectus. A shareholder may use his or her proxy if he or she is unable to attend the CNB Meeting in person or wishes to have his or her shares voted by proxy even if he or she attends the CNB Meeting. The presence, in person or by proxy, of a majority of the aggregate number of shares of CNB Common outstanding and entitled to vote on the CNB Record Date is necessary to constitute a quorum at the CNB Meeting.

  Shares of CNB Common represented by a proxy properly signed and returned to CNB at or prior to the CNB Meeting, unless subsequently revoked, will be voted at the CNB Meeting in accordance with the instructions thereon. If a proxy is properly signed and returned but the manner of voting is not indicated on the proxy, the shares of CNB Common represented by such proxy will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and FOR any proposal regarding any adjournment or postponement of the CNB Meeting.

  Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the matters to be considered at the CNB Meeting by filing a written revocation or a duly executed proxy bearing a later date with the Secretary of CNB. All written notices of revocation and other communications with respect to revocation of CNB proxies should be addressed to CNB Bancshares, Inc., 20 N.W. Third Street, Evansville, Indiana 47739, Attention: Corporate Secretary. A holder of CNB Common who previously signed and returned a proxy but who elects to attend the CNB Meeting and vote in person may withdraw his or her proxy at any time before it is exercised by giving notice of such revocation to the Secretary of CNB at the CNB Meeting and voting in person by ballot at the CNB Meeting; attendance at the CNB Meeting, however, will not in and of itself constitute a revocation of the proxy.

  For purposes of determining the presence or absence of a quorum for the transaction of business at the CNB Meeting, CNB intends to count as present at the CNB Meeting shares of CNB Common present in person at the CNB Meeting but not voting and shares of CNB Common present by proxy at the CNB Meeting but which have abstained from voting. Because, however, the affirmative vote of the holders of a majority of the outstanding shares of CNB Common entitled to vote on the Merger is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, such non-voting shares and abstentions will have the effect of a vote against approval of the Merger Agreement. In addition, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the CNB Meeting without specific instructions from such customers. The failure of such customers to provide specific instructions to their broker with respect to their shares of CNB Common will have the effect of a vote against approval of the Merger Agreement.

  The persons named as proxies by a shareholder may propose and vote for one or more adjournments or postponements of the CNB Meeting to permit further solicitation of proxies in favor of such proposal; provided, however, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

SOLICITATION OF PROXIES

  In addition to solicitation of proxies from holders of CNB Common by use of the mail, proxies also may be solicited by personal interview, telephone or other electronic means by directors, officers and employees of CNB, who will not be specifically compensated for such services, and it is expected that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting materials to their principals and obtain authorization for the execution of proxies. All costs of soliciting proxies, assembling and mailing this Joint Proxy Statement/Prospectus and all papers which now accompany or hereafter may supplement the same, as well as reasonable out-of-pocket expenses incurred by the above-mentioned banks, brokerage houses and other institutions, nominees or fiduciaries for forwarding proxy materials to and obtaining proxies from their principals will be borne by CNB. CNB reserves the right to retain a third party to assist in the solicitation of proxies in the event that such a solicitation shall hereafter be deemed necessary.

                               PINNACLE MEETING

DATE, TIME AND PLACE OF PINNACLE MEETING

  This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the Pinnacle Board for use at the Pinnacle Meeting. The Pinnacle Meeting will be held at the Radisson Hotel Star Plaza, Merrillville, Indiana, on April 13, 1998, commencing at 10:00 a.m. local time.

MATTERS TO BE CONSIDERED

  At the Pinnacle Meeting, holders of Pinnacle Common will be asked to consider and vote upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and such other matters as may properly be brought before the Pinnacle Meeting.

  Management of Pinnacle knows of no matters to be brought before the Pinnacle Meeting other than those referred to herein. If any other business should properly come before the Pinnacle Meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

  THE PINNACLE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

RECORD DATE

  The Pinnacle Board has fixed the close of business on February 23, 1998 as the Pinnacle Record Date. Only holders of record of Pinnacle Common on the Pinnacle Record Date will be entitled to notice of and will be entitled to vote at the Pinnacle Meeting. On the Pinnacle Record Date, 12,637,205 shares of Pinnacle Common were issued and outstanding and were held by approximately 2,846 holders of record.

VOTE REQUIRED

  Holders of record of Pinnacle Common on the Pinnacle Record Date are entitled to one vote per share on each matter to be considered at the Pinnacle Meeting. The approval and adoption of the Merger Agreement, and the transactions contemplated thereby, including the Merger, requires the affirmative vote of the holders of record of a majority of the shares of Pinnacle Common issued and outstanding on the Pinnacle Record Date. The approval of the Merger Agreement by the holders of Pinnacle Common is a condition to consummation of the Merger. See "MERGER--Conditions to Consummation of Merger."

SECURITY OWNERSHIP OF MANAGEMENT

  As of the Pinnacle Record Date, 12,637,205 shares of Pinnacle Common were issued, outstanding, and entitled to vote at the Pinnacle Meeting, of which approximately 921,667 shares, or approximately 7.29%, were beneficially owned by directors and executive officers of Pinnacle and their affiliates. It is currently expected that each such director and executive officer of Pinnacle will vote the shares of Pinnacle Common beneficially owned by him or her for approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

  As of the Pinnacle Record Date, Pinnacle Bank, in various fiduciary capacities, held approximately 528,412 shares of Pinnacle Common, or approximately 4.8%, under trust agreements and other instruments and agreements. It is the practice of Pinnacle Bank when holding shares as sole trustee or sole executor to vote said shares but, where shares are held as co-executor or co-trustee, approval is obtained from the co-fiduciary before voting.

  As of the Pinnacle Record Date, directors and executive officers of CNB and their affiliates did not beneficially own any shares of Pinnacle Common. As of the Pinnacle Record Date, subsidiaries of CNB did not hold any shares of Pinnacle Common in a fiduciary capacity.

  Information with respect to beneficial ownership of Pinnacle Common by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Pinnacle Common by Pinnacle directors and executive officers is set forth herein under "BENEFICIAL OWNERSHIP OF PINNACLE COMMON."

VOTING AND REVOCATION OF PROXIES

  A proxy for use at the Pinnacle Meeting accompanies this Joint Proxy Statement/Prospectus. A shareholder may use his or her proxy if he or she is unable to attend the Pinnacle Meeting in person or wishes to have his or her shares voted by proxy even if he or she attends the Pinnacle Meeting. A majority of the shares of Pinnacle Common outstanding on the Pinnacle Record Date must be represented in person or by proxy at the Pinnacle Meeting in order for a quorum to be present for purposes of voting on approval of the Merger Agreement.

  Shares of Pinnacle Common represented by a proxy properly signed and returned to Pinnacle at or prior to the Pinnacle Meeting, unless subsequently revoked, will be voted at the Pinnacle Meeting in accordance with instructions thereon. If a proxy is properly signed and returned but the manner of voting is not indicated on the proxy, any shares of Pinnacle Common represented by such proxy will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and FOR any proposal regarding any adjournment or postponement of the Pinnacle Meeting.

  Any proxy given pursuant to this solicitation may be revoked by the grantor at any time prior to the voting thereof on the matters to be considered at the Pinnacle Meeting by filing with the Secretary of Pinnacle a written revocation or a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of Pinnacle proxies should be addressed to Pinnacle Financial Services, Inc., 830 Pleasant Street, St. Joseph, Michigan 49085, Attention: Corporate Secretary. A holder of Pinnacle Common who previously signed and returned a proxy but who elects to attend the Pinnacle Meeting and vote in person may withdraw his or her proxy at any time before it is exercised by giving notice of such revocation to the Corporate Secretary of Pinnacle at the Pinnacle Meeting and voting in person by ballot at the Pinnacle Meeting; however, attendance at the Pinnacle Meeting will not in and of itself constitute a revocation of the proxy.

  For purposes of determining the presence or absence of a quorum for the transaction of business at the Pinnacle Meeting, Pinnacle intends to count as present at the Pinnacle Meeting shares of Pinnacle Common present in person at the Pinnacle Meeting but not voting and shares of Pinnacle Common present by proxy at the Pinnacle Meeting but which have abstained from voting. Because, however, the affirmative vote of the holders of a majority of the outstanding shares of Pinnacle Common entitled to vote on the Merger is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, such non-voting shares and abstentions will have the effect of a vote against approval of the Merger Agreement. In addition, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the Pinnacle Meeting without specific instructions from such customers. The failure of such customers to provide specific instructions with respect to their shares of Pinnacle Common to their broker will have the effect of a vote against approval of the Merger Agreement.

  The persons named as proxies by a shareholder may propose and vote for one or more adjournments or postponements of the Pinnacle Meeting to permit further solicitation of proxies in favor of such proposal;

provided, however, that no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any such adjournment or postponement.

SOLICITATION OF PROXIES

  In addition to solicitation of proxies from shareholders of Pinnacle Common by use of the mail, proxies also may be solicited by personal interview, telephone or other electronic means by directors, officers and employees of Pinnacle, who will not be specifically compensated for such services, and it is expected that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting materials to their principals and obtain authorization for the execution of proxies. All costs of soliciting proxies, assembling and mailing this Joint Proxy Statement/Prospectus and all papers which now accompany or hereafter may supplement the same, as well as reasonable out-of-pocket expenses incurred by the above-mentioned banks, brokerage houses and other institutions, nominees or fiduciaries for forwarding proxy materials to and obtaining proxies from their principals will be borne by Pinnacle. Pinnacle has retained Morrow and Co. to assist in the solicitation of proxies for an estimated fee of $7,500, plus reasonable out-of-pocket expenses.

                                    MERGER

GENERAL

  The CNB Board and the Pinnacle Board have each unanimously approved the Merger Agreement which provides for, among other things, the Merger of Pinnacle with and into CNB at the Effective Time. With certain limited exceptions discussed below, each share of Pinnacle Common issued and outstanding at the Effective Time will be converted into the right to receive
1.0365 shares of CNB Common and cash in lieu of fractional shares. See "-- Merger Consideration." Shares of CNB Common issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Effective Time, unaffected by the Merger.

  The CNB Board and the Pinnacle Board each believe that the terms of the Merger and the Merger Agreement are fair to and in the best interest of CNB and Pinnacle and their respective shareholders. The CNB Board and the Pinnacle Board each unanimously recommend that their respective shareholders vote to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. See""--Reasons for Merger; Recommendation of CNB Board" and "--Reasons for Merger; Recommendation of Pinnacle Board."

  The following portion of this Joint Proxy Statement/Prospectus describes certain aspects of the Merger, including the principal provisions of the Merger Agreement and the Pinnacle Stock Option Agreement. The following information relating to the Merger is qualified in its entirety by reference to the other information contained elsewhere in this Joint Proxy Statement/Prospectus, including the Appendices hereto and the documents incorporated herein by reference. Copies of the Merger Agreement (excluding the Exhibits thereto) and the Pinnacle Stock Option Agreement are attached hereto as Appendices A and B, respectively, and are incorporated by reference herein and reference is made thereto for a complete description of the terms of the Merger. All shareholders of CNB and Pinnacle are urged to read the Merger Agreement and the Pinnacle Stock Option Agreement in their entirety.

BACKGROUND OF MERGER

  In recent years, both CNB and Pinnacle have achieved substantial growth, primarily through mergers and acquisitions. Through these mergers and acquisitions, CNB and Pinnacle have attempted to diversify and expand their respective market areas and asset bases and to increase profitability by combining with financial institutions that conduct business in areas where CNB or Pinnacle, as the case may be, already had or expected to gain a significant market position. The Merger represents a continuation of these acquisition strategies.

  On August 1, 1997, IFC and CB merged with and into Pinnacle and each of IFC's and CB's respective principal operating subsidiaries, Indiana Federal Bank for Savings and Community Bank, merged into Pinnacle Bank. As a result of these mergers, Pinnacle Bank's assets increased by 95% to approximately $2.2 billion.

  While Pinnacle was in the process of completing the transactions with IFC and CB, merger and acquisition activity within the financial services industry as a whole continued at a rapid pace. The combination with IFC and CB was believed by the Pinnacle Board to have increased the attractiveness of the Pinnacle franchise to a potential merger partner.

  In August 1997, representatives of DLJ contacted Mr. Richard L. Schanze, Chairman and Chief Executive Officer of Pinnacle, to suggest a meeting with Mr. James J. Giancola, President and Chief Executive Officer of CNB. Based upon prior discussions from time to time with Pinnacle's management concerning possible transactions, these representatives of DLJ had become aware that the Pinnacle Board reviewed its strategic alternatives in the normal course of its business. Prior to such time, DLJ had been retained by CNB to identify possible strategic alternatives for CNB, although at the time these representatives of DLJ contacted Mr. Schanze, it was unclear what advisory role DLJ would serve in any potential transaction. As a result, during the middle of August 1997, Mr. Schanze met with Mr. Giancola and a representative of DLJ in Chicago. This meeting was of a general nature, exploring the overall state of the banking industry, the markets of both Pinnacle and CNB and whether there were advantages to be had by combining the two institutions.

  In early September 1997, Mr. Schanze met with Mr. Giancola and other senior management personnel of CNB along with representatives of DLJ in Evansville, Indiana. The meeting was a preliminary information session focusing on the strengths of each organization and the benefits of a possible combination. Shortly thereafter, both Mr. Schanze and Mr. Giancola signed a Confidentiality Agreement authorizing the exchange of confidential information. Additionally, Pinnacle's Mergers and Acquisition Committee considered and gave preliminary approval to Mr. Schanze's request to formally engage PLC and FBR to act as Pinnacle's financial advisors. On September 18, 1997, Pinnacle's Board approved the engagements.

  Mr. Schanze asked PLC to make discreet inquiries of institutions with whom PLC was familiar and who were familiar with Pinnacle's operations, as to the existence of any serious interest in a possible combination with Pinnacle. PLC contacted two institutions with a presence in Michigan during the period of September 17 through September 30, 1997. Neither institution indicated a present desire to pursue a possible business combination with Pinnacle.

  On September 26, 1997, representatives of Pinnacle met with representatives from PLC and FBR and Pinnacle's outside counsel in Chicago to discuss the possibility of a transaction with CNB and to discuss the level of interest on the part of other financial institutions (the "First Meeting"). Later that same day, the same representatives from Pinnacle, having excused themselves from the First Meeting, met with representatives from CNB and DLJ to determine whether CNB was still interested in pursuing a possible business combination with Pinnacle (the "Second Meeting"). At the Second Meeting, representatives of CNB confirmed their continued interest in such a transaction. The two parties then agreed to begin due diligence the following week. At the Second Meeting, CNB and Pinnacle discussed, in general terms and subject to the completion of due diligence, a possible price level in a business combination.

  Pursuant to engagement letters, DLJ, PLC and FBR were employed as the financial advisors and agents for Pinnacle to provide financial advisory and investment banking services in connection with a potential business combination involving Pinnacle. The engagement letters enumerated a number of specific services to be provided by the firms (including, in the case of FBR, the rendering by FBR of an opinion regarding the fairness, from a financial point of view, of any potential business combination involving Pinnacle) and certain limitations on the manner in which DLJ, PLC and FBR were to conduct their activities on behalf of Pinnacle. The agreements also provided for compensation of DLJ, PLC and FBR as follows: should the proposed Merger be completed, DLJ would receive a fee equal to 0.52% of the value of the transaction; PLC would receive a fee of 0.10% of the value of the transaction; and FBR would receive a fee of $1,250,000, and DLJ, PLC and FBR will all receive reimbursable expenses and indemnification.

  On October 1, 1997, after signing an engagement letter with Pinnacle the previous day (and after receiving a waiver from CNB enabling it to represent Pinnacle in the transaction), representatives of DLJ contacted four bank holding companies that, in DLJ's view, would be in a position to make competitive offers to Pinnacle. None of these four companies chose to submit indications of interest to Pinnacle.

  From October 2 to October 7, 1997, due diligence work was undertaken by Pinnacle and CNB in Evansville, Indiana, Michigan City, Indiana and St. Joseph, Michigan. During this period, Pinnacle furnished CNB historical data concerning Pinnacle's earnings, dividends and stock price. Representatives of CNB and their counsel met with representatives of Pinnacle and their financial advisors to conduct due diligence on Pinnacle. Concurrently, representatives of Pinnacle and their financial advisors conducted due diligence on CNB.

  On October 9, 1997, negotiating teams from both institutions met in Chicago to discuss details of the proposed transaction structure. Representatives of DLJ, PL and FBR participated on behalf of Pinnacle in the negotiating sessions. Both parties reached a preliminary understanding of the exchange ratio and Board composition in the event of a transaction. During the week of October 11, 1997, attorneys representing both sides worked to document the proposed agreement and plan of merger on the basis of the decisions reached by the negotiating teams.

  On October 14, 1997, the Pinnacle Board again met with its financial and legal advisors. All Pinnacle Board members were present in person or by telephone. Members of the management of Pinnacle and its legal counsel reviewed with the Pinnacle Board the results of Pinnacle's due diligence review of CNB, and Pinnacle's legal counsel gave an overview of the proposed Merger Agreement and the Pinnacle Stock Option Agreement. Representatives of the financial advisors reviewed with the Pinnacle Board the financial terms of the Merger Agreement and FBR rendered its written opinion that, as of October 14, the proposed merger consideration was fair, from a financial point of view, to Pinnacle's shareholders. Following discussion, the Pinnacle Board concluded that the transaction contemplated by the Merger Agreement was in the best interests of Pinnacle and its shareholders and, by unanimous vote of the directors, the Pinnacle Board adopted the Merger Agreement and Pinnacle Stock Option Agreement and directed that the Merger Agreement be submitted to a vote of the shareholders of Pinnacle with the favorable recommendation of the Board.

  At the meeting of the CNB Board on October 14, 1997, senior management of CNB, together with its legal and financial advisors, reviewed for the CNB Board the discussions and contacts with Pinnacle to date, the results of CNB's due diligence review of Pinnacle, the financial terms of the proposed transaction with Pinnacle and the other terms of the Merger Agreement and the Pinnacle Stock Option Agreement. Representatives of CIBC Oppenheimer rendered their opinion that, as of such date, the Conversion Ratio was fair to CNB from a financial point of view. Following discussion of and questions by the CNB Board to CNB senior management and its financial and legal advisors, the members of the CNB Board voted unanimously to approve the Merger Agreement, the Pinnacle Stock Option Agreement and related matters.

  On October 14, 1997, following the meetings of the Pinnacle Board and the CNB Board, Pinnacle and CNB executed the Merger Agreement and the Pinnacle Stock Option Agreement. On October 15, 1997, the parties issued a press release announcing the execution of the Merger Agreement, the Pinnacle Stock Option Agreement and related matters.

REASONS FOR MERGER; RECOMMENDATION OF CNB BOARD

  In reaching its determination to approve the Merger Agreement and recommend the Merger to the CNB shareholders, the CNB Board considered various factors, including, without limitation, the following:

    (i) Strategic Expansion. The consistency of the Merger with CNB's strategy for enhancing long-term shareholder value through external expansion. Relevant considerations included (a) the location and market share of Pinnacle's franchise in northwest Indiana and southwest Michigan and CNB's desire to enter into such markets; (b) increased revenue opportunities from the sale of CNB's products and services to Pinnacle customers; and (c) opportunities to leverage capacity in technological advances over a larger customer base and to realize important synergies in key business lines.

    (ii) Certain Financial Information. Certain financial information about the Merger, CNB and Pinnacle. This information included, but was not limited to, information with regard to valuation analyses, pro forma analyses, comparative financial data, and efficiencies and cost savings opportunities. CNB has previously estimated that cost savings of 10% to 15% of Pinnacle's costs are possible in connection with the Merger. CNB believes that its estimates of projected cost savings, which are less than the cost savings estimated by other acquirors in several recent larger bank acquisitions, are appropriate because (i) the Merger constitutes a market expansion for CNB (rather than an in-market transaction in which cost savings may be more readily identifiable), (ii) the estimates are consistent with CNB's strategy to focus on revenue growth rather than solely on a more short-term strategy of cost cutting, and (iii) the estimates take into consideration that Pinnacle has recently completed two acquisitions (IFC and CB) in which it increased its asset size by approximately 95% and, in connection therewith, is currently realizing cost savings.

    (iii) Certain Other Information. Certain terms and other aspects of the Merger, including information about the terms of the Merger Agreement and the Pinnacle Stock Option Agreement, the need for CNB to hold a special meeting of its shareholders to consider and vote upon the Merger, the proposed addition of three directors to the CNB Board, the tax-free status of the transaction of CNB, the ability of CNB to account for the transaction as a pooling of interests, and the likelihood of all required regulatory approvals being obtained in order to consummate the Merger.

    (iv) Advice of Financial Advisor and Fairness Opinion. The opinion of CIBC Oppenheimer (including the assumptions and financial information and projections relied upon by CIBC Oppenheimer in arriving at such opinion) that, as of October 14, 1997, the Conversion Ratio was fair to CNB from a financial point of view.

The foregoing discussion of the information and factors considered by the CNB Board is not intended to be exhaustive, but it is believed to encompass all material factors considered by the CNB Board in reaching its determination to approve the Merger and recommend that CNB's shareholders vote in favor of the Merger at the CNB Meeting. In reaching its determination, the CNB Board did not assign any relative or specific weights to the factors considered, and individual directors may have given different weights to different factors.

  FOR THE REASONS DESCRIBED ABOVE, THE CNB BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS FAIR TO, AND IS IN THE BEST INTERESTS OF ITS SHAREHOLDERS. ACCORDINGLY, THE CNB BOARD UNANIMOUSLY RECOMMENDS THAT THE CNB SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

REASONS FOR MERGER; RECOMMENDATION OF PINNACLE BOARD

  In reaching its determination to approve the Merger Agreement and recommend the Merger to the Pinnacle shareholders, the Pinnacle Board considered various factors, including, without limitation, the following:

    (i) The increased value anticipated to be received by Pinnacle shareholders in the Merger in relation to the historical trading prices of Pinnacle Common.

    (ii) The review by the Pinnacle Board with its legal and financial advisors of all of the terms and conditions of the Merger Agreement and the Pinnacle Stock Option Agreement.

    (iii) A comparison of the financial terms of the Merger with comparable transactions in the Midwest and elsewhere in the United States during discussions with its financial advisors.

    (iv) The financial advice rendered by the financial advisors of all of the terms and conditions of the Merger Agreement and the Pinnacle Stock Option Agreement.

    (v) The anticipated absence of any significant regulatory impediments and the corresponding likelihood that the proposed transaction would be consummated.

    (vi) The Pinnacle Board's familiarity with and review of the financial condition, results of operations, cash flow, business and prospects of Pinnacle and CNB.

    (vii) The Pinnacle Board's review of the overall operating environment for banks, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries and the importance of operational scale and financial resources to remaining competitive in the long-term and being able to capitalize on developing opportunities in these industries.

    (viii) The Pinnacle Board's assessment that the combined company resulting from the Merger would better serve the convenience and needs of its customers and the communities it serves as a result of being a substantially larger bank (as compared to Pinnacle remaining independent), thereby affording access to greater financial, managerial and technological resources and an ability to offer an expanded range of potential products and services.

    (ix) The Pinnacle Board's review of strategic alternatives to enhance shareholder value, including potential transactions with other parties and remaining independent, which alternatives the Pinnacle Board believed were not likely to result in greater shareholder value than the Merger, based on, among other things, the Pinnacle Board's knowledge of Pinnacle and CNB.

    (x) The expectation that the Merger will generally be a tax-free transaction to Pinnacle and its shareholders and will qualify for pooling-of-interests accounting treatment.

    (xi) The effect of the Merger on Pinnacle constituencies other than its shareholders, including Pinnacle's senior management and other employees and the communities served by Pinnacle, such considerations including CNB's commitment to maintain Pinnacle's charitable contributions to Pinnacle communities, the Pinnacle Board's awareness and assessment of the potential that the Merger could be expected to provide Pinnacle employees, including senior management, with employment and other benefits and the potential impact of the transaction on employment in certain communities in which Pinnacle operates.

    (xii) Pinnacle's ability to achieve greater operational scale and increase its financial resources to enable substantial investments in technology and increase Pinnacle's return on equity, which are necessary to remain competitive in the long-term.

    (xiii) While no assurances can be given, the anticipated cost savings, operating efficiencies and enhanced revenue opportunities available to the combined company from the Merger, including, without limitation, revenue enhancements driven by a broader array of products and repricing initiatives, and synergies available due to the ability to leverage CNB's technology investments for use throughout the combined company.

    (xiv) The financial strength of CNB, its record of profitability and its stock price performance, the business of CNB, the nature of its franchise, its business and operating philosophy, and its business mix.

    (xv) The potential appreciation in market and book value of Pinnacle Common on both a short-term and long-term basis, as a stand-alone entity.

    (xvi) The competitive position and future growth prospects of CNB as a larger community banking company with operations in southern Michigan, Indiana, southern Illinois and Kentucky following the Merger.

    (xvii) The geographic diversity and lack of substantial overlap of Pinnacle's and CNB's respective markets throughout southern Michigan and Indiana, the compatibility of the business and management philosophies of Pinnacle and CNB and CNB's strong commitment to the communities it serves.

The foregoing discussion of the information and factors considered by the Pinnacle Board is not intended to be exhaustive, but it is believed to encompass all material factors considered by the Pinnacle Board in reaching its determination to approve the Merger and recommend that Pinnacle's shareholders vote in favor of the Merger at the Pinnacle Meeting. The Pinnacle Board considered both the positive and negative aspects of the foregoing factors in terms of whether such factors indicated that the proposed Merger would be more or less favorable to the shareholders of Pinnacle. In reaching its determination, the Pinnacle Board did not assign any relative or specific weights to the factors considered, and individual directors may have given different weights to different factors.

  FOR THE REASONS DESCRIBED ABOVE, THE PINNACLE BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE MERGER IS FAIR TO, AND IS IN THE BEST INTERESTS OF ITS SHAREHOLDERS. ACCORDINGLY, THE PINNACLE BOARD UNANIMOUSLY RECOMMENDS THAT PINNACLE SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

FAIRNESS OPINIONS OF FINANCIAL ADVISORS

 CNB

  At the meeting of the CNB Board held on October 14, 1997, at which the terms of the proposed Merger were discussed and considered, CIBC Oppenheimer rendered a written opinion to the CNB Board that, as of the date of such opinion and based upon and subject to the matters set forth in such opinion, the Conversion Ratio was fair to CNB from a financial point of view. CIBC Oppenheimer has confirmed its October 14, 1997 opinion by delivery of a written opinion to the CNB Board dated the date of this Joint Proxy Statement/Prospectus stating that, as of the date hereof and based upon and subject to the matters set forth in such opinion, the Conversion Ratio is fair to CNB from a financial point of view. No limitations were imposed by CNB upon CIBC Oppenheimer with respect to investigations made or procedures followed by CIBC Oppenheimer in rendering its opinion.

  THE FULL TEXT OF CIBC OPPENHEIMER'S OPINION AS OF THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY CIBC OPPENHEIMER, IS ATTACHED HERETO AS APPENDIX C. CNB SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. CIBC OPPENHEIMER'S OPINIONS ARE ADDRESSED TO THE CNB BOARD, ARE DIRECTED ONLY TO THE FAIRNESS OF THE CONVERSION RATIO TO CNB AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY CNB SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE CNB MEETING. THE SUMMARY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS OF THE CIBC OPPENHEIMER OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED HERETO AS APPENDIX C.

  In connection with rendering its opinion dated October 14, 1997, CIBC Oppenheimer reviewed among other things: (a) the Merger Agreement; (b) the Pinnacle Stock Option Agreement; (c) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operation for each of Pinnacle and CNB for the three fiscal years ended December 31, 1996; (d) unaudited consolidated financial statements for each of Pinnacle and CNB for the six months ended June 30, 1997; (e) audited consolidated financial statements for each of IFC and CB for the three fiscal years ended December 31, 1996 and the three fiscal years ended March 31, 1997, respectively; (f) certain other publicly available business and financial information relating to Pinnacle and CNB; (g) certain interim financial analyses, budgets, projections and forecasts for Pinnacle and CNB, including estimates as to the future cost savings relating to the Merger, prepared by and reviewed with the management of CNB; (h) certain other summary materials and analyses with respect to Pinnacle's loan portfolio and deposits prepared by CNB; (i) the views of senior management of CNB and Pinnacle of the past and current business operations, results thereof, financial condition and future prospects of their respective companies, (j) a comparison of certain financial information for CNB and Pinnacle, in each case with similar information for certain other companies considered comparable to CNB and Pinnacle; (k) the financial terms of certain recent business combinations in the banking industry; (l) the pro forma effect of the transaction on CNB based on certain assumptions provided by CNB; (m) the current market environment generally and the banking environment in particular; and (n) such other information, financial studies, analyses and investigations and financial, economic and market criteria as CIBC Oppenheimer considered appropriate in the circumstances.

  CIBC Oppenheimer assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including the estimates of cost savings expected to result from the Merger, CIBC Oppenheimer assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of management of CNB and Pinnacle as to the future financial performance of CNB and Pinnacle. CIBC Oppenheimer did not make any independent evaluation or appraisal of the assets or liabilities of Pinnacle, nor was it furnished with any such appraisal. In addition, CIBC Oppenheimer did not examine any individual loan credit files of Pinnacle. CIBC Oppenheimer also assumed that the Merger would be accounted for as a pooling of interests under generally accepted accounting principles. CIBC Oppenheimer's opinion was based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Subsequent developments may affect the CIBC Oppenheimer opinion, and CIBC Oppenheimer does not have any obligation to update, revise or reaffirm such opinion at any later date.

  The projections furnished to CIBC Oppenheimer for each of CNB and Pinnacle were prepared by the respective managements of each company. As a matter of policy, neither CNB nor Pinnacle publicly discloses internal management projections of the type provided to CIBC Oppenheimer in connection with its analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management, including, without limitation, factors relating to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

  The following is a summary of the analyses presented by CIBC Oppenheimer to the CNB Board at its meeting on October 14, 1997 in connection with CIBC Oppenheimer's opinion dated such date:

  Pro Forma Analysis. CIBC Oppenheimer analyzed the pro forma effects of the Merger on the capital ratios, earnings per share and book value per share of CNB. This analysis indicated that the Merger would result in earnings per share dilution of $0.06 per share (equal to approximately 2.38%) in 1998 and would be accretive to earnings by $.14 (equal to approximately 4.68%) in 1999, the assumed first full year of combined operations.

  Comparable Companies Analysis. Using publicly available information, CIBC Oppenheimer compared selected financial information for Pinnacle with similar information for the following eighteen selected public Midwest banks with assets between $1.0 billion and $3.0 billion that CIBC Oppenheimer deemed comparable: Area Bancshares Corp., Chemical Financial Corp., Corus Bankshares, Inc., Community Trust Bancorp, Firstbank of Illinois Co., F&M Bancorp, First Merchants Corp., Grand Premier Financial, Heritage Financial Services, Irwin Financial Corp., Mid-America Bancorp, Mississippi Valley Bancshares, National City Bancshares Inc., Peoples First Corp., Republic Bancorp Inc., 1st Source Corp., First Financial Corp., Trans Financial Inc. (collectively the "Comparable Bank Companies"). For each of the Comparable Bank Companies, CIBC Oppenheimer calculated certain financial ratios and percentages and compared the results of these calculations to calculations made by CIBC Oppenheimer for Pinnacle. In addition, CIBC Oppenheimer compared selected financial information for Pinnacle with similar information for the following nine selected publicly-traded Midwest thrifts with assets between $1.0 billion and $3.0 billion that CIBC Oppenheimer deemed comparable: Advantage Bancorp Inc., Alliance Bancorp Inc., Anchor Bancorp Wisconsin, S & N Financial Corp., First Indiana Corporation, Flagstar Bancorp Inc., First Federal Capital Corp., Jefferson Savings Bancorp and St. Francis Capital Corp. (collectively the "Comparable Thrift Companies"). Based upon this comparison of certain financial ratios and percentages as set forth below, CIBC Oppenheimer noted that Pinnacle's recent historical operating performance was consistent with the Comparable Bank Companies and Comparable Thrift Companies.

  This analysis showed that Pinnacle had a ratio of loans/deposits at June 30, 1997 of 101.51% compared to the average for the Comparable Bank Companies of 79.86%, and the average for the Comparable Thrift Companies of 93.12% and that Pinnacle had a return on average assets and a return on average equity for the six months ended June 30, 1997 (annualized on a fully taxed basis) of 1.14% and 14.66%, respectively, compared to 1.34% and 14.18%, respectively, for the Comparable Bank Companies and 1.00% and 13.49%, respectively, for the Comparable Thrift Companies. Pinnacle's net interest margin, non-interest expense/average assets and efficiency ratios for the period were 3.67%, 2.37%, and 54.08%, respectively, as compared to the Comparable Bank Companies' averages of 4.51%, 3.72% and 55.96%, respectively, and the Comparable Thrift Companies' averages of 3.15%, 2.47%, and 59.81%, respectively.

  This analysis also showed that Pinnacle's ratio of non-performing assets to total equity at June 30, 1997 was 5.05%, compared to an average ratio for the Comparable Bank Companies of 8.26% and the average ratio for the Comparable Thrift Companies of 11.3%. Pinnacle's ratios of loan loss reserves to non-performing loans and to total gross loans at such date were 79.00% and 0.97%, respectively, compared to averages for the

Comparable Bank Companies of 347.22% and 1.64%, respectively, and averages for the Comparable Thrift Companies of 277.26% and 1.01%, respectively. Pinnacle's equity/assets ratio at such date was 7.24% as compared to the Comparable Bank Companies' average of 10.45% and the Comparable Thrift Companies' average of 7.73%

  Discounted Cash Flow Analysis. Using a discounted cash flow analysis, CIBC Oppenheimer estimated the present value of the future streams of after-tax cash flows that Pinnacle could produce through December 31, 2001 based on projections furnished by management of both CNB and Pinnacle. In this analysis, CIBC Oppenheimer assumed that Pinnacle's net income was adjusted in each year to reflect an assumed net charge-off ratio of 0.47% of total loans and a level of provision for loan losses for each year based on an assumed ratio of loan loss reserves to total loans which was maintained in each projected year at approximately 1.00%. No dividend payments were assumed, nor did CIBC Oppenheimer's analysis reflect any cost savings anticipated to result from the Merger. CIBC Oppenheimer calculated a range of terminal values by applying an earnings multiple of 15 to Pinnacle's estimated after-tax cash flows for the twelve months ended December 31, 2001. The cash flows were discounted to present values using different rates (ranging from 10% to 11%) chosen to reflect different assumptions regarding the required rates of return to prospective buyers of Pinnacle. This analysis indicated an implied range of values for Pinnacle ranging from $602.0 million to $627.0 million. Based upon the closing price of Pinnacle Common on October 14, 1997, of $40.125, the aggregate market value of the outstanding shares of Pinnacle Common as of such date was $490.6 million.

  Comparable Transactions Analysis. CIBC Oppenheimer compared the financial terms of the Merger to the financial terms, to the extent publicly available, of the five Midwest bank transactions involving acquired companies with assets greater than $1 billion announced or completed from January 1, 1997 through October 10, 1997 (the "Recent Midwest Bank Acquisitions"). In addition, CIBC Oppenheimer compared the financial terms of the Merger to the financial terms, to the extent publicly available, of five recent nationwide bank transactions involving acquired companies with assets greater than $500 million announced or completed from July 1, 1997 through October 10, 1997 (the "Recent Nationwide Acquisitions").

  The Recent Midwest Bank Acquisitions included the following: Star Banc Corp./Great Financial Corp., Associated Banc-Corp./First Financial Corp., Huntington Bancshares/First Michigan Bank Corp., TCF Financial Corp./Standard Financial and Marshall & Ilsley/Security Capital Corp.

  The Recent Nationwide Bank Acquisitions included the following: North Fork Bancorp/New York Bancorp, Zions Bancorp/Vectra Banking Corp., NationsBank Corp./Barnett Banks Inc., Union Planters Corp./Capital Bancorp and First Union Corp./Signet Banking Corp.

  For each of these transactions, CIBC Oppenheimer calculated, among other things, the high, mean, median and low price to book value, price to last twelve months ("LTM") net income, and core deposit premium (defined as the transaction value minus book value divided by core deposits, excluding certificates of deposit with balances equal to or greater than $100,000), and compared the results of these calculations to calculations made by CIBC Oppenheimer for the proposed Merger as follows:

  CIBC Oppenheimer's analysis indicated that the Recent Midwest Bank Acquisitions had a mean price/book multiple of 2.10x, price/LTM earnings multiple of 26.87x, and a core deposit premium of 18.77%. The Recent Nationwide Bank Acquisitions had a mean price/book multiple of 3.68x, price/LTM earnings multiple of 22.95x and a core deposit premium of 31.94%.

  The implied values for Pinnacle derived from these analyses were a mean of $455 million and a median of $398 million based on the Recent Midwest Bank Acquisitions, and a mean of $616 million and a median of $574 million based on the Recent Nationwide Bank Acquisitions.

  In connection with its opinion dated as of the date of this Joint Proxy Statement/Prospectus, CIBC Oppenheimer confirmed the appropriateness of its reliance on the analyses used to render its October 14, 1997 opinion by, among other things, performing procedures to update certain of such analyses, reviewing the assumptions on which such analyses were based and the factors considered in connection therewith, and reviewing certain other business and financial information relating to CNB and Pinnacle for periods after June 30, 1997, including the unaudited consolidated financial statements for each of CNB and Pinnacle for the nine months ended September 30, 1997, as included in their respective Quarterly Reports on Form 10-Q currently on file with the S.E.C.

  CIBC Oppenheimer's fairness opinion dated as of the date of this Joint Proxy Statement/Prospectus is based upon conditions and circumstances in effect on such date. Accordingly, such opinion does not address the circumstances that may arise if a Price Termination Event were to occur and CNB were to elect to increase the number of shares of CNB Common to be issued in the Merger as described under "--Termination of Merger Agreement--Conversion Ratio Adjustment." It is currently expected that, in such event, the CNB Board would request a reaffirmation from CIBC Oppenheimer of its fairness opinion in connection with its determination of whether to increase the number of shares of CNB Common to be issued in the Merger.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. CIBC Oppenheimer believes that its analysis must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, CIBC Oppenheimer considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be CIBC Oppenheimer's view of the actual value of Pinnacle or the combined entity.

  In performing its analyses, CIBC Oppenheimer made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CNB or Pinnacle. In addition, no company or transaction used by CIBC Oppenheimer is identical to CNB, Pinnacle or the Merger. The analyses performed by CIBC Oppenheimer are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely to enable CIBC Oppenheimer to render its October 14, 1997 opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold.

  The CNB Board retained CIBC Oppenheimer based upon its experience and expertise. CIBC Oppenheimer is a nationally recognized investment banking and advisory firm. CIBC Oppenheimer, as part of its investment banking business, is continuously engaged in the valuation of business and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market making and other trading activities, CIBC Oppenheimer may, from time to time, have a long or short position in, and may buy or sell, securities of CNB and/or Pinnacle both for its own account and for the accounts of customers.

  As compensation for CIBC Oppenheimer's financial services as financial advisor, CNB has agreed to pay CIBC Oppenheimer a fee of $250,000 plus reasonable out-of-pocket expenses such as legal and travel expenses.

 Pinnacle

  Pursuant to a letter agreement dated as of October 2, 1997 (the "FBR Agreement"), FBR was retained by Pinnacle to act as its financial advisor in connection with the Merger. At the meeting of the Pinnacle Board held on October 14, 1997, FBR delivered its written opinion to the Pinnacle Board to the effect that, as of such date, the Conversion Ratio of 1.0365 shares of CNB Common for each share of Pinnacle Common pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of Pinnacle Common. FBR has reconfirmed its October 14, 1997 opinion by delivery of its written opinion (the "FBR Opinion") to the Pinnacle Board, dated the date of this Joint Proxy Statement/Prospectus, stating that as of the date hereof, based on the matters set forth in such opinion and pursuant to the Merger Agreement, the proposed Conversion Ratio of

1.0365 shares of CNB Common for each share of Pinnacle Common to be received by the holders of Pinnacle Common pursuant to the Merger Agreement is fair to such holders from a financial point of view.

  THE FULL TEXT OF THE FBR OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE FBR OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX D. PINNACLE'S SHAREHOLDERS ARE URGED TO READ THE FBR OPINION IN ITS ENTIRETY. FBR'S OPINION IS ADDRESSED ONLY TO THE PINNACLE BOARD AND DIRECTED ONLY TO THE CONVERSION RATIO TO BE RECEIVED IN THE MERGER BY THE HOLDERS OF PINNACLE COMMON, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE PINNACLE MEETING.

  FBR is a nationally recognized investment banking firm and was selected by Pinnacle based on the firm's reputation and experience in investment banking in general, its recognized expertise in the valuation of banking businesses and because of its familiarity with Pinnacle. FBR, as part of its investment banking business, is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  In connection with rendering the opinion dated October 14, 1997, FBR, among other things: (i) reviewed the Merger Agreement; (ii) reviewed the Annual Reports to Shareholders of Pinnacle for the fiscal years ended December 31, 1995 and 1996 and Annual Reports on Form 10-K of Pinnacle filed with the S.E.C. for the fiscal years ended December 31, 1995 and 1996, as well as quarterly reports to Shareholders on Form 10-Q of Pinnacle filed with the S.E.C. for the three month periods ended March 31, 1997 and June 30, 1997, and certain other communications from Pinnacle to its shareholders; (iii) reviewed CNB's Annual Report to Shareholders for the fiscal year ended December 31, 1996 and CNB's Annual Reports on Form 10-K filed with the S.E.C. for the fiscal years ended December 31, 1994 through 1996, as well as quarterly reports to Shareholders on Form 10-Q of CNB filed with the S.E.C. for the three month periods ended March 31, 1997 and June 30, 1997; (iv) reviewed the reported market prices and trading activity for CNB Common for the period January 1994 through October 13, 1997 and reviewed the reported market prices and trading activity for Pinnacle Common for the period January 1994 through October 13, 1997; (v) discussed the financial condition, results of operations, business and prospects of Pinnacle and CNB with the management of both Pinnacle and CNB; (vi) compared the results of operations and financial condition of Pinnacle and CNB with those of certain publicly-traded financial institutions (or their holding companies) that FBR deemed to be reasonably comparable to Pinnacle or CNB, as the case may be; (vii) reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable to the Merger; (viii) reviewed financial terms, to the extent publicly available, of certain acquisition transactions previously entered into by CNB; and (ix) performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate. In connection with updating its analysis of the Merger and specifically rendering its opinion dated the date hereof, FBR, among other things: (i) reviewed the Quarterly Report of Pinnacle on Form 10-Q filed with the S.E.C. for the three month period ended September 30, 1997 (including Amendment No. 1 to Form 10/Q-A as filed with the S.E.C. on November 21, 1997 and Amendment No. 2 to Form 10-Q/A as filed with the S.E.C. on January 7,
1998); (ii) reviewed the Quarterly Report of CNB on Form 10-Q filed with the S.E.C. for the three month period ended September 30, 1997; and (iii) performed such other additional analyses and reviewed and analyzed such other additional information as FBR deemed appropriate.

  In connection with rendering the FBR Opinion, as set forth herein, FBR assumed and relied upon, without independent verification, the accuracy and completeness of all the financial information, analyses and other information reviewed by and discussed with it, and did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of CNB, Pinnacle or any of their respective subsidiaries, or the collectibility of any such assets (relying, where relevant, on the analyses and estimates of

CNB and Pinnacle). With respect to the financial projections reviewed with each company's management, FBR assumed that they reflect the best currently available estimates and judgments of the respective managements of the respective future financial performances of each of CNB and Pinnacle and of the combined company, and that such performances will be achieved. FBR also assumed that there has been no material change in CNB's or Pinnacle's assets, financial condition, results of operations, business or prospects since the date of the last financial statements noted above. Finally, FBR assumed without independent verification that the aggregate consolidated allowances for loan losses for Pinnacle and CNB were adequate to cover such losses, and that the conditions precedent in the Merger Agreement are not waived.

  The forecasts and projections furnished to FBR for Pinnacle were prepared by the management of Pinnacle. As a matter of policy, Pinnacle does not publicly disclose internal management forecasts, projections or estimates of the type furnished to FBR in connection with its analysis of the Merger, and such forecasts, projections or estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management including, without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.

  The Pinnacle Board imposed no limitations on FBR with respect to the investigation made or procedures followed by FBR in rendering the FBR Opinion. In connection with rendering such fairness opinion to the Pinnacle Board, FBR performed a variety of financial analyses. The following is a summary of the material financial analyses performed by FBR, but does not purport to be a complete description of FBR's analyses or presentation at the October 14, 1997 meeting of the Pinnacle Board. FBR believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the FBR Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, FBR made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Pinnacle and CNB. Any estimates contained in FBR's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold.

  Summary of Terms of Proposed Transactions. FBR reviewed the terms of the proposed Merger, including the Conversion Ratio, the form of consideration, and the percentage of premium to Pinnacle's market price at October 14, 1997. Based on the Conversion Ratio of 1.0365 shares of CNB Common for each share of Pinnacle Common and a price per share of $44.69 for CNB Common (the closing price for such stock on October 13, 1997), the amount of consideration on October 14, 1997 was $46.319 per share of Pinnacle Common (the "Exchange Price"). The Exchange Price represented a percentage of premium to the current market price per share of $39.25 for Pinnacle Common (the closing price for such stock on October 13, 1997) of 18.01%.

  Based on the closing share price of CNB Common as of October 13, 1997, the Exchange Price represented a multiple of: (i) 22.83x Pinnacle's earnings per share for the annualized nine months ended September 30, 1997 (before charges related to prior acquisitions by Pinnacle); (ii) 22.19x IBES analysts' estimate of Pinnacle's 1997 earnings per share; (iii) 3.32x Pinnacle's book value per share as of September 30, 1997; and (iv) 3.68x Pinnacle's tangible book value per share as of September 30, 1997. The Exchange Price also represented a tangible book premium to core deposits of 30.76% based on Pinnacle's tangible book value at September 30, 1997.

  Comparable Transaction Analysis. FBR reviewed certain information relating to transactions announced since January 1, 1997 involving the acquisition of banks nationwide with assets between $1 and $5 billion ("Bank Asset Comparable Transactions"), thrifts nationwide with assets between $1 and $5 billion ("Thrift Asset Comparable Transactions"), banks in Indiana, Illinois and Michigan ("Regional Transactions"), and banks nationwide with seller's return on average equity between 14% and 16% ("Seller's ROAE Comparable

Transactions" and collectively, the "Comparable Groups"). In conjunction with its analysis, FBR reviewed valuation multiples based on price to book value, price to tangible book value, price to latest twelve months earnings per share and the premium over tangible book value as a percentage of core deposits. FBR compared CNB's pending acquisition of Pinnacle to transactions involving the Comparable Groups over the period from January 1, 1997 through October 10, 1997. FBR also computed the foregoing ratios for the Merger based on the Conversion Ratio and a price per share of $44.69 for CNB Common (the closing price for such stock on October 13, 1997), indicating a price per share of Pinnacle Common at announcement of the Merger of $46.319. The Comparable Groups included the following numbers of transactions: Bank Asset Comparable Transactions (12); the Thrift Asset Comparable Transactions (14); the Regional Transactions (18); and Seller's ROAE Comparable Transactions (28). FBR's computations yielded the following median multiples at announcement for the Bank Asset Comparable Transactions, the Thrift Asset Comparable Transactions, the Regional Transactions and the Seller's ROAE Comparable Transactions, respectively, as compared with the following indicated multiples for Pinnacle in the Merger: (i) price to book value multiples of 2.53x, 1.68x, 1.70x and 2.30x, compared with 3.32x for the Merger; (ii) price to tangible book value multiples of 2.64x, 1.72x, 1.82x and 2.32x, compared with 3.68x for the Merger; (iii) price to latest twelve months earnings multiples of 19.2x, 20.8x, 18.3x and 16.3x, compared with 22.8x for the Merger; and (iv) core deposit premiums of 17.63%, 12.85%, 11.06% and 17.77%, compared with an indicated deposit premium in the Merger of 30.76%.

  Discounted Earnings Stream and Terminal Value Analysis. Using a discounted earnings stream and terminal value analysis, FBR estimated the future stream of earnings flows that Pinnacle could be expected to produce through the year 2000, under various circumstances, assuming Pinnacle performed in accordance with the earnings forecasts of Pinnacle management. To approximate the terminal value of the Pinnacle Common at the end of a four-year period (December 31, 2000), FBR applied price to earnings multiples ranging from 17.5x to 20.x, applied multiples of tangible book value ranging from 315% to 340% and applied premiums over tangible book value as a percentage of core deposits of 20.0% to 25.0%. The net income streams and terminal values were then discounted to present values using a discount rate of 12%. When a 12% discount rate was applied to median merger multiples based on the price to tangible book value multiples of 315% to 340%, the analysis indicated a reference range between $42.54 and $45.62 per share of Pinnacle Common. When the same discount rate of 12% was applied to merger market multiples based on price to earnings per share multiples of 17.5x to 20.0x, the analysis indicated a reference range between $41.40 and $46.79 per share of Pinnacle Common. When the same discount rate of 12% was applied to merger market multiples based on tangible book premium to core deposits of 20.0% and 25.0%, the analysis indicated a reference range between $36.72 and $41.89 per share of Pinnacle Common.

  Pro Forma Merger Analysis. FBR performed pro forma merger analyses that combined Pinnacle's and CNB's current and projected income statements and balance sheets based on earnings forecasts of Pinnacle and CNB, respectively. Assumptions and analyses of the accounting treatment, acquisition adjustments, operating efficiencies and other adjustments were made to arrive at a base case pro forma analysis to determine the effect of the Merger on CNB. FBR noted that, based on the Conversion Ratio of 1.0365 shares of CNB Common for each share of Pinnacle Common, and net of the impact of merger related charges and other one-time expenses, the impact of the Merger on CNB's earnings per share and tangible book value per share based on such earnings forecasts did not appear to be material. The actual results achieved by the combined company will vary from the projected results and such variations may be material.

  Analysis of Selected Publicly Traded Companies. In preparing its presentation, FBR used publicly available information to compare selected financial and market trading information, including book value, tangible book value, earnings, asset quality ratios, efficiency levels and profitability indicators, for CNB and selected other publicly traded regional commercial banks located in the Midwest United States. This peer group consisted of eighteen regional commercial bank holding companies with total assets between $2 billion and $8 billion. FBR reviewed the historical financial information for CNB and each member of the peer group since December 31, 1991. While the efficiency ratio and certain of the profitability indicators of CNB were slightly below the median performance of the peer group, CNB's return on equity for the nine months ended September 30, 1997, was slightly above the median performance of the peer group.

  In connection with rendering the FBR Opinion, FBR confirmed the appropriateness of its reliance on the analyses used to render its October 14, 1997 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith. The FBR Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinion. Events occurring after the date of the FBR Opinion could materially affect the assumptions used in preparing such opinion.

  Pursuant to the FBR Agreement, Pinnacle retained FBR to act as an independent financial advisor to render general advisory services and also to specifically advise Pinnacle in connection with its strategic planning and merger and acquisition activities. Pursuant to Pinnacle's Agreement with FBR, Pinnacle was obligated to pay FBR a nonrefundable retainer fee of $50,000 (the "Retainer"). For its services as a financial advisor to Pinnacle in connection with the Merger, FBR will receive a transaction fee equal to $1,250,000 (the "Transaction Fee"). Twenty-five percent (25%) of the Transaction Fee, or $312,500, was paid upon the signing of the Merger Agreement and the remaining portion is payable at the closing of the Merger. The Retainer will be credited against the remainder of the Transaction Fee. Pinnacle also has agreed to reimburse FBR for its reasonable out-of-pocket expenses in connection with its engagement and to indemnify FBR and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities applicable under securities laws.

  FBR has advised Pinnacle that, in the ordinary course of its business as a full-service securities firm, FBR may, subject to certain restrictions, actively trade the equity securities of Pinnacle and/or CNB for its own account or for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities.

FORM OF MERGER

  Subject to the satisfaction or waiver (where permissible) of the conditions set forth in the Merger Agreement (see "--Conditions to Consummation of Merger") and in accordance with the Indiana Corporate Law and the Michigan Corporate Law, at the Effective Time, Pinnacle will merge with and into CNB. CNB will be the surviving corporation in the Merger and will continue its existence under the Indiana Corporate Law. The separate corporate existence of Pinnacle will terminate.

  Immediately following the Merger, shareholders of CNB and Pinnacle will own approximately 60% and 40%, respectively, of the then outstanding shares of CNB Common.

MERGER CONSIDERATION

  At the Effective Time, each share of Pinnacle Common issued and outstanding immediately prior to the Effective Time, other than shares held in the treasury of Pinnacle or by any direct or indirect subsidiary of Pinnacle (except shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities and shares held by Pinnacle or any of its subsidiaries in respect to a debt previously contracted), will be converted into the right to receive a number of shares of CNB Common equal to the Conversion Ratio, without any action on the part of CNB, Pinnacle or their respective shareholders. The Conversion Ratio is equal to 1.0365 shares of CNB Common for each share of Pinnacle Common, although it is subject to adjustment under certain circumstances. See "--Termination of Merger Agreement-- Conversion Ratio Adjustment."

  Shares of CNB Common issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Effective Time, unaffected by the Merger.

  For a discussion of the differences between the rights of holders of CNB Common and Pinnacle Common, see "COMPARISON OF SHAREHOLDER RIGHTS." For a description of CNB Common, see "DESCRIPTION OF CNB COMMON STOCK."

FRACTIONAL SHARES

  No fractional shares of CNB Common will be issued to any holder of Pinnacle Common upon consummation of the Merger. In lieu thereof, holders of Pinnacle Common who would otherwise be entitled to a fractional share interest in CNB Common (after taking into account all shares of Pinnacle Common held by such holder) will be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of CNB Common as reported in The Wall Street Journal (Midwest Edition) on the N.Y.S.E. trading day immediately preceding the date on which the Effective Time occurs.

EXCHANGE OF STOCK CERTIFICATES

  As soon as reasonably practicable after the Effective Time, but in no event later than ten business days after the Closing Date, Citizens Bank (the "Exchange Agent") will mail a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to any certificate or certificates which immediately prior to the Effective Time represent outstanding shares of Pinnacle Common (the "Pinnacle Certificates") will pass, only upon proper delivery of the Pinnacle Certificates to the Exchange Agent and will be in such form and have such other provisions as CNB may reasonably specify) (each such letter, a "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Pinnacle Certificates in exchange for the Merger Consideration to each record holder of any Pinnacle Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration pursuant to the Merger. Upon surrender to the Exchange Agent of a Pinnacle Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Pinnacle Certificate will be entitled to receive the Merger Consideration, plus dividends paid with respect to the Merger Consideration having a record date after the Effective Time. No interest on the Merger Consideration issuable upon the surrender of the Pinnacle Certificates will be paid or accrued for the benefit of holders of Pinnacle Certificates.

  If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Pinnacle Certificate is registered, it will be a condition of issuance that the surrendered Pinnacle Certificate be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance pay to the Exchange Agent any required transfer taxes or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. If a Pinnacle Certificate has been lost, stolen or destroyed, the Exchange Agent will issue the Merger Consideration properly payable in accordance with the Merger Agreement upon receipt of an affidavit as to such loss, theft or destruction and, if required by CNB, the posting of a bond in an amount determined by CNB.

  The Merger Agreement provides that no dividends which are otherwise payable on shares of CNB Common constituting the Merger Consideration will be paid to persons entitled to receive such shares of CNB Common until such persons surrender their Pinnacle Certificates. Upon such surrender, there will be paid to the person in whose name the shares of CNB Common will be issued any dividends which shall have become payable with respect to such shares of CNB Common (without interest and less the amount of taxes, if any, which may have been imposed thereon) between the Effective Time and the time of such surrender.

  HOLDERS OF PINNACLE COMMON ARE REQUESTED NOT TO SURRENDER THEIR PINNACLE CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED.

  The Merger Agreement provides that, notwithstanding the foregoing, no Merger Consideration will be delivered to a person who is an "affiliate" of Pinnacle (as is hereafter defined under "MERGER--Resale of CNB Common") unless such affiliate has previously executed and delivered to CNB the certain agreement relating to affiliates referred to in the Merger Agreement. See "--Resale of CNB Common."

  At or after the Effective Time, no transfers of any shares of Pinnacle Common will be made on the stock transfer books of Pinnacle. If Pinnacle Certificates are presented for transfer after the Effective Time, they will be canceled and exchanged for the Merger Consideration.

  For a description of the differences between the rights of the holders of CNB Common and Pinnacle Common, see "COMPARISON OF SHAREHOLDER RIGHTS." For a description of the CNB Common, see "DESCRIPTION OF CNB COMMON STOCK."

EFFECTIVE TIME

  The Merger Agreement provides that the Effective Time will be upon the filing of Articles of Merger with the Secretary of the State of Indiana and the filing of a Certificate of Merger with the Department of Consumer and Industry Services of the State of Michigan. The Merger Agreement provides that both CNB and Pinnacle will use their best efforts to cause the Effective Time to occur on the Closing Date. The Closing Date will occur, at the option of CNB, on (i) the last business day of; (ii) the first business day of the month following; or (iii) the last business day of the earliest month which is the second month of a calendar quarter following, in each case, the month during which all necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of the Merger Agreement by the shareholders of Pinnacle and CNB, have been obtained or waived (where permissible) and all waiting periods required by law have expired. See "-- Conditions to Consummation of Merger" and "--Regulatory Approvals."

  Assuming that the Merger is approved by the requisite vote of the shareholders of CNB and Pinnacle and the other conditions to the Merger are satisfied or waived (where permissible), it is presently anticipated that the Merger will be consummated during the second quarter of 1998, but no assurance can be given that such timetable will be met. It is expected that the Effective Time will occur during the same month in which the CNB Meeting and the Pinnacle Meeting are held. If the Merger is not effected on or before September 30, 1998, the Merger Agreement may be terminated by either CNB or Pinnacle. See "--Termination of Merger Agreement--Termination."

SHARE ADJUSTMENTS

  If, prior to the Effective Time, a share of CNB Common is changed into a different number of shares of CNB Common or a different class of shares (a "Share Adjustment") by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend is declared on the CNB Common with a record date prior to the Effective Time, then the Conversion Ratio will be appropriately and proportionately adjusted so that each shareholder of Pinnacle will be entitled to receive such number of shares of CNB Common as such shareholder would have received pursuant to such Share Adjustment had the record date of the Share Adjustment been immediately following the Effective Time of the Merger. The 5% stock dividend declared by CNB on August 11, 1997 and paid on September 18, 1997 does not constitute a Share Adjustment and the Conversion Ratio will not be adjusted as a result of such stock dividend.

  In addition, in the event that, as of the Effective Time, the sum of (a) the number of shares of Pinnacle Common presented for exchange pursuant to the Merger Agreement or otherwise issued and outstanding at the Effective Time, and (b) the number of shares of Pinnacle Common issuable upon the exercise of options or warrants, whether pursuant to Pinnacle Employee Stock Options or otherwise, as of the Effective Time is greater than the sum of (x) the number of shares of Pinnacle Common represented in the Merger Agreement as being outstanding as of the date of the Merger Agreement, and (y) the number of shares of Pinnacle Common issuable upon the exercise of Pinnacle Employee Stock Options represented in the Merger Agreement as being outstanding as of the date of Merger Agreement or granted after April 30, 1998 in accordance with the Merger Agreement, the Conversion Ratio will be appropriately and proportionately decreased to take into account such issued and outstanding, and issuable, shares of Pinnacle Common.

DIVIDENDS

  The Merger Agreement provides that, (i) in the case of dividends payable until June 30, 1998, Pinnacle may declare and pay its regular quarterly dividend on the Pinnacle Common in an amount not to exceed $0.235 per share, at approximately the same times during each quarter during such period which it has historically declared and paid such dividends, and (ii) in the case of dividends payable on or after July 1, 1998, Pinnacle may declare and pay its regular quarterly dividend on the Pinnacle Common in an aggregate amount equal to the aggregate amount that Pinnacle shareholders would have received on their shares of CNB Common received in the Merger had the Effective Time been immediately before the record date or dates for the payment of each such dividend, at approximately the same times during each quarter during such period which it has historically declared and paid such dividends. Pinnacle and CNB will, pursuant to the Merger Agreement, cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that the Pinnacle shareholders will receive a quarterly dividend from either Pinnacle or CNB but not from both during or with respect to such quarter. Based upon the anticipated Effective Time, shareholders of record of Pinnacle on March 20, 1998, will receive a quarterly dividend from Pinnacle on April 1, 1998, but shareholders of Pinnacle will not receive a dividend from CNB during or with respect to the second quarter of 1998.

CONDITIONS TO CONSUMMATION OF MERGER

  The obligations of each party to effect the Merger are subject to each party's fulfillment or waiver (where permissible) of the following conditions at or prior to the Closing Date: (i) the representations and warranties of each party set forth in the Merger Agreement (see "--Representations and Warranties of Parties") will be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made as of a specified date which will be true and correct as of such date; and subject to the Material Adverse Effect standard described below under "--Representations and Warranties of Parties");
(ii) each party will have performed and complied in all material respects with all of its obligations and agreements required to be performed under the Merger Agreement on or prior to the Closing Date; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any proceedings by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending; and there will not have been any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which would make consummation of the Merger illegal; (iv) all necessary regulatory approvals, consents and authorizations and other approvals required by law to consummate the Merger, including the respective approvals of the shareholders of CNB and Pinnacle, will have been obtained and all waiting periods required by law will have expired, and no regulatory approval will have imposed any condition, requirement or restriction which the CNB Board reasonably determines in good faith would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement to CNB and its shareholders as to render the consummation of the Merger inadvisable; (v) each party will have received all required documents from the other party on or prior to the Closing Date, in form and substance reasonably satisfactory to such party; (vi) the Registration Statement will have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement will be in effect nor will proceedings for that purpose be pending before or threatened by the S.E.C.; (vii) the Merger will have qualified for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16, and each party will have each received an opinion letter, dated as of the Closing Date, from KPMG Peat Marwick LLP, the independent public accountants of both CNB and Pinnacle, to such effect (see "--Accounting Treatment"); (viii) CNB will have received an opinion of its counsel, Lewis, Rice & Fingersh, L.C., and Pinnacle will have received a copy of such opinion addressed to Pinnacle, to the effect that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement,
(a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (b) no gain or loss will be recognized by the holders of Pinnacle Common upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares), (c) the basis of shares of CNB Common received by the shareholders of Pinnacle will be the same as the basis of shares of Pinnacle Common exchanged therefor, and (d) the holding period of the shares of CNB Common received by the shareholders of Pinnacle will include the holding period of the shares of Pinnacle Common exchanged therefor, provided that such shares were held as capital assets as of the Effective Time (see

"--Federal Income Tax Consequences"); and (ix) each party will have received a letter of KPMG Peat Marwick LLP, dated (a) the date on which the Registration Statement became effective, and (b) a date shortly prior to the Closing Date in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Auditing Standards No. 72.

  The obligation of CNB to effect the Merger is further subject to the condition that CNB will have received the opinion of its financial advisor, CIBC Oppenheimer, to the effect that the transactions contemplated by the Merger Agreement are fair to CNB from a financial point of view. The opinion of CIBC Oppenheimer is attached hereto as Appendix C, and, therefore, this condition has been satisfied.

  The obligation of Pinnacle to effect the Merger is further subject to the conditions that (a) Pinnacle will have received the opinion of its financial advisor, FBR, to the effect that the transactions contemplated by the Merger Agreement are fair to the Pinnacle shareholders from a financial point of view, and (b) the shares of CNB Common issuable pursuant to the Merger Agreement will have been approved for listing on the N.Y.S.E., subject to official notice of issuance. The opinion of FBR is attached hereto as Appendix D, and, therefore, the condition described in clause (a) above has been satisfied.

  The conditions described in clause (iii) above (issuance of court order preventing consummation of the Merger) and in clause (iv) above (receipt of shareholder and regulatory approval) may not be waived by either party. The parties have agreed to waive the condition described in clause (ix) above (receipt of "comfort" letters). Although the remaining conditions to effect the Merger may be waived by the party entitled to the benefit thereof, neither CNB nor Pinnacle intend to waive any such conditions except in those circumstances where the CNB Board or the Pinnacle Board, as the case may be, deems such waiver to be in the best interests of CNB and Pinnacle, as the case may be, and its respective shareholders. If the condition described in clause
(viii) above is not satisfied (the tax-free reorganization status of the Merger), the Merger will not be consummated unless this Joint Proxy Statement/Prospectus is amended to reflect such revised tax treatment and the approval of the Merger by the shareholders of CNB and Pinnacle is resolicited. There can be no assurances as to when and if such conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated.

REGULATORY APPROVALS

  CNB has agreed, in the Merger Agreement, to promptly file all regulatory applications to obtain the requisite regulatory approvals to consummate the Merger. The Merger cannot proceed in the absence of such regulatory approvals. There can be no assurance that such regulatory approvals will be obtained and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. Likewise, there can be no assurance that the D.O.J. or any state attorney general will not attempt to challenge the Merger on antitrust grounds or, if such a challenge is made, as to the result thereof.

  The Merger is subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the B.H.C.A. The Federal Reserve Board approved the Merger on February 6, 1998.

  The Merger may not be consummated until 30 days after Federal Reserve Board approval, during which time the D.O.J. may challenge the Merger on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the D.O.J., the waiting period may be reduced to no less than fifteen days. The commencement of an antitrust action by the D.O.J. would stay the effectiveness of Federal Reserve Board approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the D.O.J. could analyze the effect of the Merger on competition differently than the Federal Reserve Board. Thus, it is possible that the D.O.J. could reach a different conclusion than the Federal Reserve Board regarding the competitive effects of the Merger. Failure of the D.O.J. to object to the Merger may not prevent the filing of antitrust actions by private persons or state attorneys generals. In general, the Federal Reserve Board and the D.O.J. will examine the impact of the Merger on competition in various product and geographic markets, including competition for deposits and loans, especially loans to small and middle market business.

  CNB's right to exercise the Pinnacle Option is also subject to the prior approval of the Federal Reserve Board, to the extent that the exercise of the Pinnacle Option would result in CNB owning more than 5% of the outstanding shares of Pinnacle Common. See "PINNACLE STOCK OPTION AGREEMENT." In considering whether to approve CNB's right to exercise the Pinnacle Option, including its right to purchase more than 5% of the outstanding shares of Pinnacle Common, the Federal Reserve Board would generally apply the same statutory criteria it would apply to its consideration of approval of the Merger.

  CNB and Pinnacle are not aware of any other governmental approvals or actions that are required prior to the parties' consummation of the Merger other than those described herein. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of CNB and Pinnacle. The Merger Agreement provides that no representation or warranty will be deemed untrue or incorrect, and neither party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in the Merger Agreement, has had or is reasonably likely to have a Material Adverse Effect on the party and its subsidiaries taken as a whole making such representation or warranty.

  Except as otherwise disclosed to CNB, the representations and warranties made by Pinnacle, include, among other things, those as to (i) the due organization and good standing of Pinnacle; (ii) the capitalization of Pinnacle; (iii) the due authorization and execution of the Merger Agreement and the Pinnacle Stock Option Agreement; (iv) the due organization, good standing and ownership of subsidiaries of Pinnacle; (v) the presentation in accordance with generally accepted accounting principles on a consistent basis and the fair presentation in all material respects of consolidated financial statements and filings by Pinnacle with the S.E.C. and by Pinnacle Bank with the Federal Deposit Insurance Corporation (the "F.D.I.C."); (vi) the absence of any changes in the financial condition, results of operations or business of Pinnacle since December 31, 1996 which would have a Material Adverse Effect on Pinnacle (except as disclosed by Pinnacle in its periodic reports filed with the S.E.C.); (vii) the absence of any cease-and-desist order, agreement, consent agreement, memorandum of understanding, or other regulatory enforcement action, proceeding or order (a "Regulatory Agreement") between Pinnacle and its subsidiaries and any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality (a "Regulatory Agency") having supervisory or regulatory authority with respect to Pinnacle or any of its subsidiaries; (viii) the filing of tax returns and reports and payment of taxes by Pinnacle and its subsidiaries; (ix) the absence of material pending or threatened litigation or other such actions which would have a Material Adverse Effect on Pinnacle; (x) the existence of agreements with employees of Pinnacle and its subsidiaries, including certain employment agreements; (xi) the filing and material compliance of certain reports required to be filed by Pinnacle and its subsidiaries with various Regulatory Agencies, including the Federal Reserve Board, the F.D.I.C., the S.E.C., any state securities authorities and Nasdaq; (xii) certain employee matters and matters under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (xiii) the title to the properties of Pinnacle and its subsidiaries, the absence of liens (except as specified) and insurance matters; (xiv) certain environmental matters with respect to real properties owned, leased or operated by Pinnacle and its subsidiaries; (xv) the compliance by Pinnacle and its subsidiaries with applicable laws and regulations; (xvi) the absence of brokerage commissions or similar finder's fees (except as specified) in connection with the Merger payable by Pinnacle or its subsidiaries; (xvii) the non-banking activities of Pinnacle and its subsidiaries; (xviii) the trust administration of Pinnacle and its subsidiaries; (xix) certain pooling of interests and tax-free reorganization matters; (xx) the existence of certain material contracts to which Pinnacle and its subsidiaries are a party; (xxi) the absence of undisclosed liabilities of Pinnacle and its subsidiaries; (xxii) the accuracy of information supplied or to be supplied by Pinnacle or its subsidiaries for inclusion in any documents filed or to be filed with any documents filed with the S.E.C., Nasdaq, the N.Y.S.E. or any other Regulatory Agency in connection with the transactions contemplated by the Merger Agreement; (xxiii) the inapplicability of certain state take over laws; and (xxiv) certain matters relating to fair lending and the Community Reinvestment Act of 1977, as amended, of Pinnacle and its subsidiaries.

  The representations and warranties of CNB include, among other things, those as to (i) the due organization and good standing of CNB; (ii) the capitalization of CNB; (iii) the due authorization and execution of the Merger Agreement, and the absence of the need (except as specified) for governmental or third party consents to the Merger; (iv) the significant subsidiaries of CNB; (v) the presentation in accordance with generally accepted accounting principles on a consistent basis and the fair presentation in all material respects of the consolidated financial statements and filings by CNB with the S.E.C.; (vi) the absence of any changes in the financial condition, results of operations or business of CNB which would have a Material Adverse Effect on CNB since December 31, 1996 (except as reported by CNB in its reports with the S.E.C.); (vii) the absence of material pending or threatened litigation or other such actions which would have a Material Adverse Effect on CNB; (viii) the filing and material compliance of certain reports required to be filed by CNB and its significant subsidiaries with various Regulatory Agencies, including the S.E.C., the Federal Reserve Board, the Office of the Comptroller of the Currency (the "O.C.C."), the F.D.I.C. and the N.Y.S.E.; (ix) the compliance by CNB and its significant subsidiaries with applicable laws and regulations; (x) certain pooling of interests and tax-free reorganization matters; (xi) the filing of tax returns and reports and payment of taxes by CNB and its subsidiaries; (xii) the absence of brokerage commissions or similar finder's fees (except as specified) in connection with the Merger payable by CNB or its subsidiaries; (xiii) the inapplicability of certain state takeover laws; (xiv) the absence of Regulatory Agreements that would materially impair the ability of CNB to obtain the regulatory approvals of the Merger; (xv) the accuracy of information supplied by CNB in connection with the Registration Statement, this Joint Proxy Statement/Prospectus and any other documents to be filed with the S.E.C., N.Y.S.E. or any banking or other regulatory authority in connection with the transactions contemplated by the Merger Agreement; and (xvi) the absence of undisclosed liabilities of CNB and its subsidiaries.

  As used in the Merger Agreement, the term "Material Adverse Effect," means, with respect to Pinnacle or CNB, any effect that (i) is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of Pinnacle and its subsidiaries taken as a whole, or CNB and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Pinnacle or CNB to perform its obligations under the Merger Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by the Merger Agreement. The Merger Agreement provides, however, that a Material Adverse Effect will not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, and (c) any modifications or changes to valuation or reserve policies and practices in connection with or in anticipation of the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, or restructuring charges taken by Pinnacle in connection with its prior acquisitions of IFC and CB, as included in the consolidated financial statements included in Pinnacle's Current Report on Form 8-K dated August 4, 1997 (as amended by Amendment No. 1 to Form 8-K/A filed with the S.E.C. on October 14, 1997 and Amendment No. 2 to Form 8-K/A filed with the S.E.C. on January 8, 1998). CNB and Pinnacle also have agreed that the matters set forth in Amendment No. 2 to Pinnacle's Quarterly Report on Form 10-Q, as filed with the S.E.C. on January 7, 1998, will not be deemed to constitute a Material Adverse Effect.

CERTAIN OTHER AGREEMENTS

 CNB

  Pursuant to the Merger Agreement, CNB has agreed, among other things, to (i) file all regulatory applications required in order to consummate the Merger and to make copies of all such applications available to Pinnacle; (ii) file the Registration Statement with the S.E.C. and use its best efforts to cause the Registration

Statement to become effective; (iii) promptly file all documents required to list the shares of CNB Common to be issued pursuant to the Merger on the N.Y.S.E. and to timely file all documents required to obtain all necessary Blue Sky permits and approvals; (iv) prepare and file any application required and any filings required under the Exchange Act relating to the Merger and the transactions contemplated by the Merger Agreement; (v) have the CNB Board recommend to its shareholders the issuance of the shares of CNB Common to the shareholders of Pinnacle pursuant to the Merger Agreement (subject to compliance with its fiduciary duties as advised by counsel) and use its best efforts to obtain such shareholder approval; (vi) not grant any employee or director stock options to acquire CNB Common except in a manner and pursuant to policies consistent with past practice; (vii) not commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on CNB; (viii) not affirmatively take, or cause to be taken, any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; (ix) not engage in any transaction or take any action, without the prior written consent of Pinnacle, that would render untrue in any material respect any of the representations and warranties of CNB contained in the Merger Agreement, except for any such warranties made only as of a specified date, if such representations and warranties were given as of the date of such transaction or action; (x) give Pinnacle prompt written notice of the occurrence of any matter or event known to and directly involving CNB, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on CNB; (xi) give Pinnacle prompt written notice of the occurrence, or impending or threatened occurrence, of any event or condition that it has knowledge of which would constitute a breach of any of the representations or agreements of CNB in the Merger Agreement and use its best efforts to prevent or promptly remedy the same; (xii) use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under the Merger Agreement and to effectuate the Merger in accordance with the terms and conditions of the Merger Agreement;
(xiii) permit Pinnacle reasonable access to its properties and disclose and make available to Pinnacle all books, documents, papers and records relating to assets, stock ownership, properties, operations, obligations and liabilities in which Pinnacle may have a reasonable and legitimate interest in furtherance of the transactions contemplated in the Merger Agreement; (xiv) use its reasonable best efforts to cause to be delivered to Pinnacle a letter of KPMG Peat Marwick LLP, dated (a) on the date on which the Registration Statement will become effective, and (b) on a date shortly prior to the Effective Time, in a form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Auditing Standards No. 72; and (xv) deliver to Pinnacle, at least five days prior to the mailing of this Joint Proxy Statement/Prospectus to the holders of CNB Common, a list of each person who may reasonably be deemed an "affiliate" of CNB within the meaning of such term as used in Rule 145 of the Securities Act and cause each such person to deliver an agreement regarding compliance with the pooling of interest rules.

 Pinnacle

  Business of Pinnacle in Ordinary Course

  Pursuant to the Merger Agreement, Pinnacle has agreed, among other things, that it will, and that it will cause each of its subsidiaries to, continue to carry on its respective business and the discharge or incurrence of obligations and liabilities only in the usual, regular and ordinary course of business and that it will use its reasonable best efforts to maintain and preserve intact its respective business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

  Pinnacle also has agreed that neither it nor its subsidiaries will, without the prior written consent of CNB (which CNB has agreed to not unreasonably withhold): (i) issue any Pinnacle Common or other capital stock, options, warrants or other rights to subscribe for or purchase Pinnacle Common or any other capital stock or any other securities convertible into or exchangeable for any capital stock of Pinnacle or any of its subsidiaries (except for (a) the issuance of Pinnacle Common pursuant to the exercise of previously outstanding Pinnacle Employee Stock Options, (b) the issuance of Pinnacle Common pursuant to the Pinnacle Stock Option Agreement, and (c) in the event that the Effective Time does not occur on or before April 30, 1998, grants of Pinnacle Employee Stock Options after April 30, 1998, in accordance with the Pinnacle Employee Stock Option

Plans (as such term is hereafter defined under "--Effect of Merger on Employee Benefit and Employee Stock Option Plans--Employee Stock Option Plans") and in a manner and pursuant to policies consistent with past practices; provided, however, that (x) such grants will not be made if CNB determines that such grants would disqualify the Merger as a "pooling of interests" for accounting purposes, and (y) any person who receives such grants of Pinnacle Employee Stock Options from Pinnacle will not be eligible to receive from CNB stock options with respect to shares of CNB Common during 1998); (ii) directly or indirectly redeem, purchase or otherwise acquire any Pinnacle Common or any other capital stock of Pinnacle or its subsidiaries; (iii) effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in any capital stock of Pinnacle or otherwise reorganize or recapitalize Pinnacle or its subsidiaries; (iv) change its Articles of Incorporation or Bylaws; (v) grant any increase (other than ordinary and normal increases consistent with past practices) in the compensation payable or to become payable to officers or salaried employees, grant any stock options or, except as required by law or as required by existing contractual obligations, adopt or change any bonus, insurance, pension, or other employee plan, agreement, payment or arrangement made to, for or with any such officers or employees; (vi) borrow or agree to borrow any amount of funds or directly or indirectly guarantee any obligations of others, except in the ordinary course of business; (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, including risk exposure in the mortgage repurchase program, in principal amounts in excess of $5 million or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $10 million (excluding for this purpose any accrued interest or overdrafts) without the prior written consent of CNB;
(viii) purchase or otherwise acquire any investment security for its own account, except in a manner and pursuant to policies consistent with past practices; (ix) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; (x) enter into any agreement, contract or commitment of a material nature out of the ordinary course of business; (xi) place any mortgage, pledge, lien, charge, or other encumbrance of a material nature on any of its material assets or properties, except in the ordinary course of business; (xii) cancel or accelerate any material indebtedness owing to Pinnacle or its subsidiaries or any claims which Pinnacle or its subsidiaries may possess or waive any material rights with respect thereto, except in the ordinary course of business; (xiii) sell or otherwise dispose of any material real property or any material amount of any tangible or intangible personal property other than in the ordinary course of business and other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Pinnacle and its subsidiaries; (xiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials (except that Pinnacle and its subsidiaries will not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated); (xv) commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on Pinnacle; (xvi) purchase any real or personal property or make any other capital expenditure, except in a manner and pursuant to policies consistent with past practice;
(xvii) affirmatively take, or cause to be taken, any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; (xviii) take any action which would materially and adversely effect or delay the ability of either CNB or Pinnacle to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or the Pinnacle Stock Option Agreement; or (xix) engage in any transaction or take any action that would render untrue in any material respect any of the representations and warranties made by Pinnacle in the Merger Agreement, if such representations or warranties were given as of the date of such transaction or action.

  Environmental Inspections

  Pinnacle has agreed to provide to CNB a report of a phase one environmental investigation on certain real property identified on a schedule to the Merger Agreement and, with certain exceptions, acquired or leased by

Pinnacle after the date of the Merger Agreement. In addition, Pinnacle has agreed to provide a report of a phase two investigation on any of such properties requiring such additional study, if, in CNB's reasonable opinion, such report is required by the phase one investigation. If the cost of taking all remedial or other corrective actions and measures required by applicable law or reasonably likely to be required by applicable law, in the aggregate, exceeds the sum of $5 million, as reasonably estimated by an environmental expert retained for such purpose by CNB and reasonably acceptable to Pinnacle, or if the cost of such actions and measures cannot be so reasonably estimated by such expert with any reasonable degree of certainty to be $5 million or less, then CNB will have the right, for a period of fifteen business days following receipt of such estimate, to terminate the Merger Agreement, which will be CNB's sole remedy in such event. Environmental investigations are intended to identify and quantify potential environmental risks of ownership, such as contamination, which could lead to liability for clean-up costs under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and other applicable laws. A "phase one" investigation is an initial environmental inquiry intended to identify areas of concern which might require more in-depth assessment. The scope of a phase one investigation varies depending on the environmental consultant utilized and the property assessed, but will typically include (i) visual inspection of the property;
(ii) review of governmental records to ascertain the presence of such things as "Superfund" sites, underground storage tanks or landfills, etc. on or near the site; (iii) review of all relevant site records such as air or water discharge permits and hazardous waste manifests; and (iv) research regarding previous owners and uses of the property as well as those of surrounding properties. Based upon the results of the phase one environmental investigations provided by Pinnacle as required by the Merger Agreement, CNB has determined to waive its right to terminate the Merger Agreement as provided above.

  Other Agreements

  Pursuant to the Merger Agreement, Pinnacle has agreed to (i) give CNB prompt written notice of the occurrence, or impending or threatened occurrence, of any event or condition that it has knowledge of which would cause or constitute a breach of any of the representations or agreements of Pinnacle in the Merger Agreement (and use its best efforts to prevent or promptly remedy the same); (ii) use its best efforts to obtain all necessary consents with respect to all interests of Pinnacle and its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger;
(iii) use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the Merger Agreement and to effect the Merger promptly in accordance with the terms of the Merger Agreement; (iv) at the request of CNB (which CNB has indicated it has no present intention to do), cause Pinnacle Bank to enter into a merger agreement with a wholly-owned banking subsidiary of CNB and to take all other actions and cooperate with CNB in causing such merger to be effected (provided that the Merger will not be conditioned upon the consummation of any such subsidiary bank merger); (v) permit CNB reasonable access to its properties and disclose and make available to CNB all books, documents, papers and records and computer systems documentation and files relating to its assets, stock ownership, properties, operations, obligations and liabilities in which CNB may have a reasonable and legitimate interest in furtherance of the transactions contemplated by the Merger Agreement; (vi) cause to be duly called and held a special meeting of its shareholders for submission of the Merger Agreement for approval as required by the Michigan Corporate Law; (vii) deliver to CNB, at least five days prior to the mailing of this Joint Proxy Statement/Prospectus to the holders of Pinnacle Common, a list of each person who may reasonably be deemed an "affiliate" of Pinnacle within the meaning of such term as used in Rule 145 of Securities Act and cause each such person to deliver an agreement regarding compliance with Rule 145 of the Securities Act and the pooling of interest rules; (viii) at CNB's request, enter into a separate plan of merger or articles of merger or certificate of merger reflecting the terms of the Merger Agreement for purposes of any filing requirement of the Indiana Corporate Law or the Michigan Corporate Law; (ix) use its reasonable best efforts to cause to be delivered to CNB a letter of KPMG Peat Marwick LLP, dated (a) on the date on which the Registration Statement will become effective, and (b) on a date shortly prior to the Effective Time, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Auditing Standards No. 72; (x) promptly notify CNB in writing of the occurrence of any matter or event known to and directly involving

Pinnacle, other than changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle; and (xi) prepare restated audited supplemental consolidated financial statements giving retroactive effect to the business combinations with IFC and CB, and cause such financial statements to be filed as an exhibit to a Current Report on Form 8-K.

EFFECT OF MERGER ON EMPLOYEE BENEFIT AND EMPLOYEE STOCK OPTION PLANS

 Employee Benefit Plans

  The Merger Agreement provides that, at the Effective Time, each employee of Pinnacle or any of its subsidiaries who continues as an employee of Pinnacle or its subsidiaries or as a new employee of CNB or its subsidiaries will be entitled to participate in such employee benefit plans (as defined under ERISA) or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of CNB's subsidiaries, on the same basis as similarly situated employees of CNB subsidiaries, if and as such employee is eligible and, if required, selected for participation therein under the terms thereof, provided that such employee is not participating in a similar plan administered by Pinnacle after the Effective Time, subject to the right of CNB to amend, modify or terminate, in its sole discretion, any such plans or programs. Pinnacle employees will be eligible to participate on the same basis as similarly situated employees of other CNB subsidiaries. CNB may terminate or modify all Pinnacle employee plans except insofar as benefits thereunder have vested at the Effective Time and cannot be modified. CNB will, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any CNB employee plans in which former employees of Pinnacle may participate (but not for benefit accruals under any defined benefit plan), credit each such employee with his or her term of service with Pinnacle and its subsidiaries and its and their predecessors.

  The Merger Agreement provides that, upon consummation of the Merger, CNB will acknowledge and assume the obligations of Pinnacle relating to employee benefits resulting from Pinnacle's prior acquisitions of IFC and CB. The Merger Agreement also provides that, upon consummation of the Merger, CNB will acknowledge and assume the obligations of Pinnacle under its severance agreements, supplemental retirement plans and arrangements, deferred compensation plans and arrangements and related trusts including, without limitation, all of the same maintained or provided by any subsidiary of Pinnacle and any predecessor of Pinnacle or any of its subsidiaries.

 Employee Stock Option Plans

  At the Effective Time, each outstanding option to purchase shares of Pinnacle Common (a "Pinnacle Employee Stock Option") issued pursuant to the Pinnacle Financial Services, Inc. Executive Long Term Incentive Plan (also known as the Pinnacle Financial Services, Inc. 1993 Stock Option Plan), as amended, and the Indiana Federal Corporation 1986 Stock Option and Incentive Plan (together, the "Pinnacle Employee Stock Option Plans"), whether or not exercisable or vested, will cease to represent a right to acquire shares of Pinnacle Common and instead will be converted automatically into an option to acquire, from and after the Effective Time, the number of full shares of CNB Common as the holder of such Pinnacle Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (determined by multiplying the aggregate number of shares of Pinnacle Common covered by such Pinnacle Employee Stock Option by the Conversion Ratio), on the same terms and conditions as were applicable under such Pinnacle Employee Stock Option (including the immediate vesting of such Pinnacle Employee Stock Option to the extent that the terms thereof provide for such immediate vesting upon the consummation of the Merger), at a price per share equal to (a) the aggregate amount of the exercise prices for Pinnacle Common otherwise purchasable pursuant to such Pinnacle Employee Stock Option divided by (b) the number of full shares (with, subject to certain exceptions, any fractional share amount rounded upwards to the next higher full share amount) of CNB Common deemed purchasable pursuant to such Pinnacle Employee Stock Option. In no event, however, will CNB be required to issue fractional shares of CNB Common.

MANAGEMENT AND OPERATIONS AFTER MERGER

  As a consequence of the Merger, Pinnacle will cease to exist as a separate entity and its subsidiaries, including Pinnacle Bank, will become subsidiaries of CNB. With the exception of Pinnacle Bank, which CNB intends to operate as a separate subsidiary bank, CNB intends to ultimately combine the operations of certain CNB and Pinnacle subsidiaries which provide similar services.

  Following the Merger, Arnold L. Weaver, currently Vice Chairman of Pinnacle and President and Chief Operating Officer of Pinnacle Bank, will become President and Chief Executive Officer of Pinnacle Bank, and three persons, to be mutually selected by CNB and Pinnacle, will be appointed to CNB's Board. It has not yet been determined, as of the date of this Joint Proxy Statement/Prospectus, which three persons will be appointed as new directors of CNB following the Merger. Except as provided above, it is not anticipated that the management of CNB or the CNB Board will be affected as a result of the Merger.

INTERESTS OF CERTAIN PERSONS IN MERGER

  Shareholders should be aware that certain members of the Pinnacle Board and the managements of Pinnacle and CNB may have interests in the Merger that are in addition to and/or separate from the interests of shareholders of Pinnacle or CNB generally, as the case may be. The CNB Board and the Pinnacle Board were aware of these interests, and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby, including the Merger. Adoption and approval of the Merger Agreement by the shareholders of Pinnacle and CNB will also constitute approval of the following benefits to be received by directors, executive officers and employees of Pinnacle and CNB.

 Indemnification and Insurance

  CNB has agreed, for the applicable statute of limitations period, to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Pinnacle and its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement and the Pinnacle Stock Option Agreement) to the fullest extent permitted by the Articles of Incorporation of Pinnacle as in effect on the date of the Merger Agreement (and, with respect to predecessors of Pinnacle, the applicable laws, articles of incorporation and bylaws pertaining thereto) and by the Michigan Corporate Law.

  For a period of six years after the Effective Time, CNB will use its reasonable best efforts to maintain in effect the current policies of directors' and officers' liability insurance maintained by Pinnacle (provided that CNB may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective
Time) to the extent that such coverage is obtainable for an aggregate premium not to exceed 150% of the amount of the annual premium paid by Pinnacle for such insurance (the "Maximum Amount") as of the date of the Merger Agreement. If the premiums necessary to maintain or procure such insurance coverage would exceed the Maximum Amount, CNB will use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. CNB may, prior to the Effective Time and in lieu of the foregoing, request Pinnacle to purchase insurance coverage on such terms and conditions as are acceptable to CNB, extending for a period of six years Pinnacle's directors' and officers' liability insurance coverage in effect as of the date of the Merger Agreement.

  The Merger Agreement also provides that CNB will acknowledge and assume, upon consummation of the Merger, the obligations of Pinnacle relating to directors' and officers' liability insurance and indemnification arising out of its prior acquisitions of IFC and CB.

 Employment and Employee Benefits

  Following the Merger, Arnold L. Weaver, currently Vice Chairman of Pinnacle and President and Chief Operating Officer of Pinnacle Bank, will become President and Chief Executive Officer of Pinnacle Bank.

  The Merger Agreement also contains certain provisions regarding employee benefits which are described under "MERGER--Effect of Merger on Employee Benefit and Employee Stock Option Plans--Employee Benefit Plans."

 Employee Stock Option Plans

  The Merger Agreement contains certain provisions regarding the assumption by CNB of outstanding Pinnacle Employee Stock Options to acquire shares of Pinnacle Common which are described under "MERGER--Effect of Merger on Employee Benefit and Employee Stock Option Plans--Employee Stock Option Plans."

  Additional information with respect to Pinnacle Employee Stock Options granted to directors and executive officers of Pinnacle under the Pinnacle Employee Stock Option Plans is incorporated by reference to Pinnacle's 1996 Annual Report on Form 10-K which is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

 Change of Control and Severance Agreements

  Pinnacle currently has in effect severance agreements (the "Severance Agreements") with seven executive officers (the "Executives"), which include, among other things, provisions regarding payments under certain circumstances following a "change in control." The Executives with Severance Agreements are Richard L. Schanze, Chairman and Chief Executive Officer, Arnold L. Weaver, Vice Chairman of Pinnacle and President and Chief Operating Officer of Pinnacle Bank, Donald E. Radde, Executive Vice President, David W. Kolhagen, Senior Vice President and Chief Financial Officer, John A. Newcomer, Vice President and Corporate Affairs Officer, Donald A. Lesch, Vice Chairman, President and Chief Operating Officer, and Michael J. Griffin, Senior Vice President of Pinnacle Bank. Approval of the Merger Agreement by the Pinnacle shareholders will constitute a "change in control" under each of the Severance Agreements.

  The Severance Agreements provide, among other things, that upon a "change in control," an Executive will be entitled to receive certain amounts in the event that, within twenty-four months after the change in control, such Executive's employment is terminated for any reason other than "cause" (as defined in the Severance Agreements) or such Executive terminates his employment for "good reason" (as defined in the Severance Agreements). In such an event, the appropriate Severance Agreement provides that Mr. Schanze would be entitled to receive the greater of 299% of his base amount, as determined under Section 280G of the Code (the "Base Amount") or $1,118,000; Mr. Weaver would be entitled to receive the greater of 299% of his Base Amount or $559,000; Mr. Radde would be entitled to receive the greater of (a) the lesser of (i) 200% of his total compensation or (ii) 299% of his Base Amount, or (b) $354,000; Mr. Kolhagen would be entitled to receive the greater of (a) the lesser of (i) 200% of his total compensation or (ii) 299% of his Base Amount, or (b) $287,000; Mr. Newcomer would be entitled to receive the greater of (a) the lesser of (i) 100% of his total compensation or (ii) 299% of his Base Amount, or (b) $156,000; Mr. Lesch would be entitled to receive the greater of
(a) 299% of his Base Amount, or (b) $568,100; and Mr. Griffin would be entitled to receive the greater of 200% of his Base Amount or $87,816. Based upon the foregoing, the Executives will be entitled to receive the following estimated amounts in the event that their employment is terminated within 24 months following the Merger either by CNB (as the successor by Merger with Pinnacle) for other than "cause" or by the Executive for "good reason": Mr. Schanze $2,202,212, Mr. Lesch $1,182,049, Mr. Weaver $1,316,946, Mr. Radde
$860,136, and Mr. Kolhagen $744,489. The aggregate amount payable in the aggregate to the Executives if the employment of each Executive is terminated following the Merger as provided in the preceding sentence is estimated to be $6,729,290.

  The Severance Agreements each also provide that in the event that an Executive's employment is terminated for cause or the Executive terminates his employment for any reason other than good reason, in either event upon or at any time following a change in control, such Executive will be entitled to the following payment: Mr. Schanze, $1,118,000; Mr. Weaver, $559,000; Mr. Radde, $354,000; Mr. Kolhagen, $287,000; Mr. Newcomer, $156,000; Mr. Lesch, $568,100;
Mr. Griffin, $87,816; and Mr. Brownlee, $88,280.

  Pinnacle also currently has employment contracts in effect with Joseph F. Heffernan, Daniel R. Buresh and James D. Neff. These employment contracts do not provide for payments upon a change in control and no benefits will be payable thereunder solely as a result of the consummation of the Merger.

 Board Composition

  Pursuant to the Merger Agreement, three persons, to be mutually selected by CNB and Pinnacle, will be appointed to the CNB Board as of the first meeting of the CNB Board after the Effective Time. It has not yet been determined, as of the date of this Joint Proxy Statement/Prospectus, which three persons will be appointed as new directors of CNB following the Merger. Directors whose principal occupations are with CNB or any of its subsidiaries receive no director's fees. All other directors receive annual retainer payments of $5,000 each, plus $500 for each Board or committee meeting attended, with the exception of joint committee meetings held with the directors of Citizens Bank, for which a fee of $375 per meeting is paid. In addition, the non-employee directors automatically receive 1,000 non-qualified stock options each year on the first business day following each CNB annual meeting of shareholders at which such directors are elected, selected or continue as directors. The exercise price per share of the CNB Common subject to such options equals the market value of a share of CNB Common as of the date of grant and the options become exercisable on the second anniversary of the date of grant. See "--Management and Operations After Merger."

 Interests of CNB Board and Management

  Except as described below, no member of the CNB Board or the management of CNB has an interest in the Merger, other than as a shareholder of CNB generally.

  CNB has Change of Control Agreements (the "CNB Change of Control Agreements") with eleven of its executive officers (the "CNB Executives"), including James J. Giancola, President and Chief Executive Officer, John R. Spruill, Executive Vice President and Chief Financial Officer, David L. Knapp, Executive Vice President, M. Lynn Cooper, Executive Vice President, and Marvin Huff, Jr., Executive Vice President (the "Named CNB Officers"). The execution of the Merger Agreement constitutes a "Change of Control" under each of the CNB Change of Control Agreements.

  The CNB Change of Control Agreement for each CNB Executive provides that, if his employment is terminated by CNB (or its successor) during the Change Period (as defined below) for any reason other than "cause" (as defined in his CNB Change of Control Agreement), death or "disability" (as defined in his CNB Change of Control Agreement), or if he terminates his employment during the Change Period for "good reason" (as defined in his CNB Change of Control Agreement), then he will receive (i) a lump-sum payment equal to his Termination Compensation (as defined below) multiplied by the number of months in the Payment Period (as defined below), and (ii) certain family medical, life insurance and other welfare benefits (subject to certain limitations and at his cost as provided in his CNB Change of Control Agreement).

  The "Change Period" for each of the Named CNB Officers began on October 14, 1997 (the date of the Merger Agreement; which is the "Change of Control Date" for purposes of each of the CNB Change of Control Agreements) and ends 36 months after the Closing Date. The "Change Period" for each of the other CNB Executives began on the Change of Control Date and ends on various dates ranging from 18 months to 24 months after the Closing Date, as specified in his respective CNB Change of Control Agreement. The "Termination Compensation" for a CNB Executive is the sum of (a) his highest rate of base monthly salary during the twelve month period immediately preceding his termination from employment, plus (b) one-twelfth of his average annual incentive compensation (in each case as determined as provided in his CNB Change of Control Agreement). The Payment Period for each CNB Executive is the period beginning on the later of the Change of Control Date or the date of his termination of employment and continuing for the number of months specified in his CNB Change of Control Agreement. The number of months in the Payment Period will, however, be reduced by one for each full calendar month in which the CNB Executive remains in the employ of CNB after the later of the Change of Control Date or the Closing Date of the Merger. The number of months specified in the CNB Change of Control Agreements for each of the Named CNB Officers is 36, and the number of months specified in the CNB Change of Control Agreements for each of the other CNB Executives ranges from 18 to 24.

ACCOUNTING TREATMENT

  The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of CNB and Pinnacle will be carried forward after the Effective Time into the consolidated financial statements of CNB at their recorded amounts; the consolidated income of CNB will include income of CNB and Pinnacle for the entire fiscal year in which the Merger occurs; the separately reported income of CNB and Pinnacle for prior periods will be combined and restated as consolidated income of CNB; and no goodwill will be created.

  The Merger Agreement provides that a condition to the obligations of CNB and Pinnacle to consummate the Merger is the receipt by each of an opinion from KPMG Peat Marwick LLP, the independent accountants for both CNB and Pinnacle, to the effect that the Merger will qualify for "pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 if consummated in accordance with the Merger Agreement. In the event that such condition is not met, the Merger would not be consummated unless the condition was waived by CNB and Pinnacle (which CNB and Pinnacle has each indicated that it does not intend to do) and the approval of CNB and Pinnacle shareholders entitled to vote on the Merger were resolicited if such change in accounting treatment were deemed material, in the opinion of CNB and Pinnacle, to the financial condition and results of operations of CNB on a pro forma basis assuming consummation of the Merger.

  As of the date of this Joint Proxy Statement/Prospectus, the managements of CNB and Pinnacle are not aware of any existing facts or circumstances which would preclude accounting for the transaction as a pooling of interests.

  The unaudited pro forma financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger. See "SUMMARY--Selected Comparative Per Share Data," "--Selected Financial Data" and "PRO FORMA FINANCIAL DATA."

FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is a summary of the material federal income tax consequences of the Merger to holders of Pinnacle Common who or which hold their shares as capital assets. This summary deals only with holders who or which are (i) citizens or residents of the United States; (ii) domestic corporations; or (iii) otherwise subject to United States federal income tax on a net income basis in respect of shares of Pinnacle Common ("U.S. Holders"). This summary may not be applicable to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired Pinnacle Common pursuant to an exercise of employee stock options or rights or otherwise as compensation and persons who hold shares of Pinnacle Common in a hedging transaction or as part of a straddle or conversion transaction. The discussion also does not address state, local or foreign tax consequences of the Merger. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Merger to such holder.

  This summary is based on current laws, regulations, rulings, practice and judicial decisions in effect on the date of this Joint Proxy Statement/Prospectus and the opinion of Lewis, Rice & Fingersh, L.C. Legislative, judicial or administrative changes or interpretations may, however, be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes may or may not be retroactive and could affect the tax consequences to U.S. Holders described herein. The opinion of Lewis, Rice & Fingersh, L.C. set forth in this summary is based, among other things, on representations relating to certain facts and circumstances of, and the intentions of the parties to, the Merger.

  THE OBLIGATIONS OF PINNACLE AND CNB TO CONSUMMATE THE MERGER ARE SUBJECT TO THE RECEIPT OF THE OPINION OF LEWIS, RICE & FINGERSH, L.C. OUTLINED BELOW. THE OPINION OF LEWIS, RICE & FINGERSH, L.C. SUMMARIZED BELOW WILL NOT, HOWEVER, BE BINDING UPON THE INTERNAL REVENUE SERVICE. NEITHER PINNACLE NOR CNB HAS REQUESTED OR WILL REQUEST A RULING FROM THE INTERNAL REVENUE SERVICE AS TO THE TAX CONSEQUENCES OF THE MERGER.

  In the opinion of Lewis, Rice & Fingersh, L.C., the following will be the material federal income tax consequences of the Merger if the Merger is consummated in accordance with the terms set forth in the Merger Agreement:

    (i) the Merger will constitute a reorganization within the meaning of
  Section 368(a) of the Code;

    (ii) no gain or loss will be recognized by CNB or Pinnacle as a result of the consummation of the Merger;

    (iii) no gain or loss will be recognized by a U.S. Holder, except as described below with respect to a U.S. Holder of Pinnacle Common who receives cash in lieu of a fractional share interest of CNB Common;

    (iv) the aggregate adjusted tax basis of shares of CNB Common (including a fractional share interest of CNB Common deemed received and redeemed as described below) received by a U.S. Holder will be the same as the aggregate adjusted tax basis of the shares of Pinnacle Common exchanged therefor;

    (v) the holding period of the shares of CNB Common (including the holding period of a fractional share interest of CNB Common) received by a U.S. Holder will include the holding period of the Pinnacle Common exchanged therefor; and

    (vi) a U.S. Holder of Pinnacle Common who receives cash in the Merger in lieu of a fractional share interest of CNB Common will be treated as having received such fractional share interest and then as having received such cash in redemption of such fractional share interest. Under Section 302 of the Code, provided that such deemed distribution is "substantially disproportionate" with respect to such U.S. Holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest in CNB Common. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the fractional shares is more than one year. Long-term capital gain of an individual U.S. Holder is subject to a maximum rate of 28% in respect of property held for more than one year. The maximum rate is reduced to 20% for property held for more than eighteen months.

TERMINATION OF MERGER AGREEMENT

 Termination

  The Merger may be terminated at any time prior to the Closing Date (i) by mutual written agreement of CNB and Pinnacle (regardless of whether shareholder approval of the Merger Agreement by either the shareholders of CNB or Pinnacle had previously been obtained); (ii) by either party in the event of a material breach by the other party of any of its representations and warranties or agreements under the Merger Agreement provided that such breach is not cured within 30 days after the non-breaching party provides written notice to the breaching party to cure such breach (see "MERGER-- Representations and Warranties"); (iii) by CNB if certain reports of environmental inspection on the real properties of Pinnacle to be obtained pursuant to the Merger Agreement should disclose any matters requiring remedial or corrective measures the cost of which exceeds $5 million (as determined in accordance with the Merger Agreement and described under "MERGER--Certain Other Agreements--Pinnacle--Environmental Inspections;" the subject reports have been obtained and, given the results thereof, CNB has determined to waive its right to terminate the Merger Agreement on account thereof); (iv) by either party in the event that any of the conditions to its obligations are not satisfied or waived (and not cured within any applicable cure period) (see "MERGER--Conditions to Consummation of Merger"); (v) if any regulatory application is finally denied or disapproved by the respective regulatory authority (see "MERGER--Regulatory Approvals"); (vi) by CNB if the CNB Board reasonably and in good faith determines that any requisite regulatory approval imposes a "Burdensome Condition" (defined in the Merger Agreement as any condition, requirement or restriction that the CNB Board reasonably determines in good faith would so materially adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement to CNB and its shareholders as to render consummation of the Merger inadvisable); (vii) by either party if the Merger Agreement and the transactions contemplated thereby, including the Merger, are not approved by the shareholders of CNB and Pinnacle (see "CNB MEETING--Vote Required" and "PINNACLE MEETING--Vote Required"); (viii) by either party in the event that the other party's Board of Directors withdraws or modifies its approval or recommendation of the Merger Agreement in any manner adverse to the first party or resolves or publicly announces an intention to do either of the foregoing; (ix) by either party in the event that the other party or any of such other party's subsidiaries becomes a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any Regulatory Agency after the date of the Merger Agreement which would have a Material Adverse Effect on such other party; and (x) by either party if the Merger is not consummated on or prior to September 30, 1998, unless the failure of the Closing Date to occur prior to or on such date is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement.

 Conversion Ratio Adjustment

  The Merger Agreement also provides that Pinnacle may terminate the Merger Agreement if each of the following conditions are met: (i) the CNB Average Price (as defined below) is less than $36.00, and (ii) the number obtained by dividing the CNB Average Price by the CNB Starting Price (as defined below) is less than the number obtained by dividing the Index Average Price (as defined below) by the Index Starting Price (as defined below) and multiplying such quotient by 0.82.

  Assuming that the Effective Time of the Merger was February 27, 1998, neither of the conditions set forth in the preceding paragraph would have been satisfied and a Price Termination Event would not have occurred. Under the condition set forth in clause (i) in the preceding paragraph, the CNB Average Price would have been $44.65, well above the $36.00 requirement. Under the condition set forth in clause (ii) in the preceding paragraph, the CNB Average Price ($44.65) divided by the CNB Starting Price ($43.41) would have been 1.03, which would have exceeded 0.87 (which is the number obtained by dividing the Index Average Price ($42.48) by the Index Starting Price ($39.83) and multiplying such quotient by 0.82). Although as set forth under "SUMMARY-- Comparative Stock Prices" the closing price of CNB Common was below $36.00 during the first quarter of 1997, CNB has no reason to expect that the CNB Average Price would be less than $36.00 between the date hereof and the Effective Time or that the other condition to a Price Termination Event (described in clause (ii) in the preceding paragraph) would occur between the date hereof and the Effective Time.

  If a Price Termination Event occurs and Pinnacle exercises its right as a result thereof to terminate the Merger Agreement, it must give written notice to CNB of its election to terminate the Merger Agreement within two business days of the Determination Date (as defined below). Within two business days after the receipt of such notice, CNB will have the option of increasing the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $36.00 and the Conversion Ratio (as then in effect) and the denominator of which is the CNB Average Price. If CNB elects to make such an adjustment to the Conversion Ratio, the Merger Agreement will remain in effect in accordance with its terms (except for the adjustment to the Conversion Ratio).

  The Pinnacle Board has not made any present determination as to whether, or under what circumstances, it would exercise its right to terminate the Merger Agreement in the event that a Price Termination Event should occur. At the present time and based on present market conditions, the management of Pinnacle believes that it is unlikely that a Price Termination Event will occur. Nevertheless, in the event that a Price Termination Event were to occur, the Pinnacle Board, in the exercise of its fiduciary duties and acting with the advice and counsel of its financial advisors and legal counsel, would assess its right to terminate the Merger Agreement and would make a determination whether to exercise such right to terminate the Merger Agreement, taking into account all current circumstances then deemed relevant by the Pinnacle Board, which would likely involve consideration of the various factors considered by the Pinnacle Board in making its initial determination to approve the Merger Agreement. See "-- Reasons for Merger; Recommendation of Pinnacle Board."

  CIBC Oppenheimer's fairness opinion dated as of the date of this Joint Proxy Statement/Prospectus is based upon conditions and circumstances in effect on such date. Accordingly, such opinion does not address the circumstances that may arise if a Price Termination Event were to occur and CNB were to elect to increase the number of shares of CNB Common to be issued in the Merger as described in the preceding paragraph. It is currently expected that, in such event, the CNB Board would request a reaffirmation from CIBC Oppenheimer of its fairness opinion in connection with its determination of whether to increase the number of shares of CNB Common to be issued in the Merger. See "--Fairness Opinions of Financial Advisors--CNB."

  "CNB Average Price" means the average of the daily closing prices of CNB Common as reported in The Wall Street Journal (Midwest Edition) for the twenty N.Y.S.E. trading days preceding the Determination Date.

  "Determination Date" means the fifth calendar day prior to the Closing Date.

  "CNB Starting Price" means the average of the daily closing prices of CNB Common as reported in The Wall Street Journal (Midwest Edition) for the ten consecutive full N.Y.S.E. trading days commencing on the day five full N.Y.S.E. trading days before the first public announcement of the Merger.

  "Index Average Price" means the weighted average (weighted in accordance with the factors listed in the Merger Agreement) of the Stock Prices (as defined below) for all of the companies comprising the Index Group (as defined below) for the twenty consecutive full N.Y.S.E. trading days ending on the Determination Date.

  "Index Starting Price" means the weighted average (weighted in accordance with the factors listed in the Merger Agreement) of the Stock Prices for all of the companies comprising the Index Group for the ten consecutive full N.Y.S.E. trading days commencing on the day five full N.Y.S.E. trading days before the first public announcement of the Merger.

  "Stock Price" means, for any company belonging to the Index Group, the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded during the applicable period. The Stock Price, for any company belonging to the Index Group, will be appropriately and proportionately adjusted to reflect any share adjustment effected by such company during the applicable period.

  "Index Group" means all of those companies listed in the Merger Agreement, the common stock of which is publicly traded and as to which there is no pending publicly announced agreement or proposal at any time during the period of ten N.Y.S.E. trading days ending on the Determination Date for such company to be acquired or to acquire another company in exchange for its stock where, in such later case, such company to be acquired would be a significant subsidiary of such acquiring company. In the event that any such company or companies are so removed from the Index Group, the weights attributed to the remaining companies will be adjusted accordingly.

TERMINATION FEE

  The Merger Agreement provides that upon the occurrence of a Purchase Event (as such term is hereafter defined under "PINNACLE STOCK OPTION AGREEMENT"), Pinnacle must pay CNB $4.7 million in immediately available funds, provided that such Purchase Event takes place prior to the occurrence of an

Exercise Termination Event (as such term is hereafter defined under "PINNACLE STOCK OPTION AGREEMENT"). See "PINNACLE STOCK OPTION AGREEMENT."

NO APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

  Neither holders of CNB Common nor holders of Pinnacle Common have any dissenters' or appraisal rights under the Indiana Corporate Law or the Michigan Corporate Law, respectively, in connection with the Merger.

NO SOLICITATION

  The Merger Agreement provides that, unless and until the Merger Agreement has been terminated, Pinnacle and its subsidiaries will not, and will not authorize or permit any of their respective officers, directors, employees or agents to directly or indirectly solicit, initiate, encourage or, subject to the fiduciary duties of the directors of Pinnacle as advised by counsel, hold discussions or negotiations with or provide information to, any person in connection with any proposal from any person relating to the acquisition of all or a substantial portion of the business, assets or shares of Pinnacle Common or any of its subsidiaries. Pinnacle is required to advise CNB of its receipt of any such proposal or inquiry within twenty-four hours.

WAIVER AND AMENDMENT

  Prior to or at the Effective Time, any provision of the Merger Agreement, including, without limitation, the conditions to consummation of the Merger, may be (i) waived, to the extent permitted under law, in writing by the party which is entitled to the benefits thereof; or (ii) amended at any time by written agreement of the parties, whether before or after the receipt of the approval of shareholders of either CNB or Pinnacle, except that the provisions relating to the Merger Consideration will not be amended after the receipt of the approval of CNB and Pinnacle shareholders unless the approval of such shareholders is resolicited. It is anticipated that a condition to the obligations of CNB and Pinnacle to consummate the Merger would be waived only in those circumstances where the CNB Board or the Pinnacle Board, as the case may be, deems such waiver to be in the best interests of such company and its shareholders.

EXPENSES AND FEES

  The Merger Agreement provides that in the event the Merger Agreement is terminated or the Merger is abandoned, no party will have any liability to the other party for costs, expenses, damages or otherwise, except that in the event the Merger Agreement is terminated on account of a willful breach of any of the representations and warranties set forth in the Merger Agreement or on account of any willful breach of any of the agreements set forth in the Merger Agreement, the non-breaching party will be entitled to recover appropriate damages from the breaching party including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses incident to the negotiation, preparation, execution and performance of the Merger Agreement.

RESALE OF CNB COMMON

  The shares of CNB Common issued pursuant to the Merger will be freely transferable under the Securities Act except for those shares issued to any Pinnacle shareholder who may be deemed to be an "affiliate" of CNB for purposes of Rule 144 promulgated under the Securities Act or an "affiliate" of Pinnacle for purposes of Rule 145 promulgated under the Securities Act. Persons who may be deemed to be affiliates of Pinnacle or CNB generally include individuals who, or entities which, control, are controlled by or are under common control with Pinnacle or CNB and will include directors and certain officers of Pinnacle and CNB and may include principal shareholders of Pinnacle and CNB.

  Rules 144 and 145 will restrict the sale of CNB Common received by affiliates in the Merger. Generally, during the one year following the Effective Time, those persons who are affiliates of Pinnacle at the time of the Pinnacle Meeting, provided they are not affiliates of CNB at or following the Effective Time, may publicly resell any CNB Common received by them in the Merger, subject to certain limitations as to, among other things, the amount of CNB Common sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to CNB as required by Rule 144.

  The ability of affiliates to resell shares of CNB Common received in the Merger under Rule 144 or 145 under the Securities Act as summarized herein generally will be subject to CNB having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates also would be permitted to resell shares of CNB Common received in the Merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements.

  S.E.C. guidelines regarding qualifying for the "pooling of interests" method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. S.E.C. guidelines indicate further that the "pooling of interests" method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

  The Merger Agreement provides that CNB and Pinnacle will each use its best efforts to obtain and deliver to the other party an agreement from each such affiliate providing that such affiliate will not transfer any shares of CNB Common received in the Merger (or otherwise owned by such affiliate) except (in the case of Pinnacle affiliates) in compliance with the Securities Act and (in the case of CNB and Pinnacle affiliates) in compliance with the requirements of Accounting Principles Board Opinion No. 16 regarding the non-disposition of any shares of Pinnacle Common or CNB Common (or any interest therein) during the period commencing 30 days prior to the Closing Date through the date on which financial results covering at least 30 days of combined operations of CNB and Pinnacle after the Merger have been published. CNB will publish financial results covering at least thirty days of post-Merger combined operations not later than forty-five days following the end of the calendar quarter which first occurs following the Closing Date which includes thirty or more days of post-Merger combined operations.

  This Joint Proxy Statement/Prospectus does not cover resales of shares of CNB Common received by any person who may be deemed to be an affiliate of Pinnacle or CNB.

                        PINNACLE STOCK OPTION AGREEMENT

GENERAL

  As an inducement for CNB to enter into the Merger Agreement, Pinnacle entered into the Pinnacle Stock Option Agreement with CNB, pursuant to which Pinnacle granted the Pinnacle Option to CNB. The Pinnacle Option grants CNB the right to purchase from Pinnacle, at a purchase price of $37.00 per share, up to 2,000,000 shares of Pinnacle Common (subject to adjustment in certain circumstances), which constituted approximately 16.2% of the issued and outstanding shares of Pinnacle Common as of the date of the Merger Agreement, without giving effect to the exercise of the Pinnacle Option. The purchase of any shares of Pinnacle Common pursuant to the Pinnacle Option is subject to compliance with applicable laws, including the receipt of necessary approvals under the B.H.C.A. See "MERGER--Regulatory Approvals."

  The Pinnacle Stock Option Agreement and the Pinnacle Option are intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement and may be expected to discourage offers by third parties to acquire Pinnacle prior to the Merger.

THE PINNACLE OPTION

  Provided that (i) CNB is not in material breach of the Pinnacle Stock Option Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other court order against delivery of the shares covered by the Pinnacle Option is in effect, CNB may exercise the Pinnacle Option, in whole or in part, at any time and from time to time following the occurrence of a "Purchase Event," including (a) the acquisition by any person, other than CNB or any subsidiary of CNB or a subsidiary of Pinnacle acting in a fiduciary capacity in the ordinary course of business, of "beneficial ownership" (as such term is defined in the Exchange Act and the rules and regulations thereunder) of shares of Pinnacle Common, such that, upon the consummation of such acquisition, such person would have beneficial ownership, in the aggregate, of 20% or more of the then outstanding shares of Pinnacle Common; or (b) the entry by Pinnacle or any of its subsidiaries into an agreement to engage in an Acquisition Transaction (as defined below) with any person, other than CNB or any subsidiary of CNB, or the recommendation by the Pinnacle Board that the holders of Pinnacle Common approve or accept any Acquisition Transaction with any person other than CNB or any subsidiary of CNB. As used herein, "Acquisition Transaction" means (x) a merger or consolidation, or any similar transaction, involving Pinnacle or any of its subsidiaries, (y) a purchase, lease or other acquisition of all or substantially all of the assets of or assumption of all or substantially all the deposits of Pinnacle or any of its subsidiaries, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Pinnacle or any of its subsidiaries, provided that the term "Acquisition Transaction" does not include any internal merger or consolidation, transfer or lease of assets or voting securities involving only Pinnacle and/or its subsidiaries.

TERMINATION OF PINNACLE OPTION

  The Pinnacle Option will terminate and be of no further force and effect upon the earliest to occur of (i) the time immediately prior to the Effective Time; (ii) twelve months after the first occurrence of a Purchase Event; (iii) eighteen months after the termination of the Merger Agreement following the occurrence of a Preliminary Purchase Event (as defined below); (iv) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by CNB pursuant to Section 7.02 thereof (breach of the Merger Agreement by either party entitling the other party to terminate the Merger Agreement) or by CNB and Pinnacle pursuant to Section
7.01 thereof (mutual agreement to terminate Merger Agreement) if, at such time, CNB is entitled to terminate the Merger Agreement pursuant to Section
7.02 thereof (provided that the breach by Pinnacle giving rise to such termination or such right to terminate was willful)); (v) eighteen months after the termination of the Merger Agreement by CNB pursuant to Section 7.02 thereof or by CNB and Pinnacle pursuant to Section 7.01 thereof if CNB, at such time, is entitled to terminate the Merger Agreement pursuant to Section
7.02 thereof (provided that the breach by Pinnacle giving rise to such termination or such right to terminate was willful).

  The term "Preliminary Purchase Event" means any of the following events or transactions occurring after the date of the Pinnacle Stock Option Agreement:

    (i) Pinnacle or any of its subsidiaries, without having received CNB's prior written consent, enters into an agreement to engage in an Acquisition Transaction with any person other than CNB or any subsidiary of CNB or the Pinnacle Board recommends that the shareholders of Pinnacle approve or accept any Acquisition Transaction with any person other than CNB or any subsidiary of CNB;

    (ii) any person, other than CNB or any subsidiary of CNB or any subsidiary of Pinnacle acting in a fiduciary capacity in the ordinary course of business, acquires beneficial ownership or the right to acquire beneficial ownership of shares of Pinnacle Common such that, upon the consummation of such acquisition, such person would have beneficial ownership, in the aggregate, of 10% or more of the then outstanding shares of Pinnacle Common, or, with respect to any person who as of the date of the Pinnacle Stock Option Agreement beneficially owns 10% or more of the outstanding shares of Pinnacle Common, such person acquires beneficial ownership or the right to acquire beneficial ownership of shares of Pinnacle Common such that, upon the consummation of such acquisition, such person would have beneficial ownership, in the aggregate, of 15% or more of the then outstanding shares of Pinnacle Common;

    (iii) any person, other than CNB or any subsidiary of CNB, makes a bona fide proposal to Pinnacle or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than CNB or any subsidiary of CNB commences (as such term is defined in Rule 14d-2 under the Exchange Act) or files a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Pinnacle Common such that, upon consummation of such offer, such person would own or control 10% or more of the then outstanding shares of Pinnacle Common (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively));

    (iv) after a third party makes a proposal to Pinnacle or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to make such a proposal if the Merger Agreement terminates and/or the Pinnacle Option expires, Pinnacle breaches any covenant or obligation contained in the Merger Agreement and such breach entitles CNB to terminate the Merger Agreement (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of the Merger Agreement);

    (v) the holders of Pinnacle Common fail to approve the Merger Agreement by the requisite vote at the meeting of such shareholders held for the purpose of voting on the Merger Agreement, or such meeting is not held or is canceled prior to termination of the Merger Agreement, in each case after it is publicly announced that any person (other than CNB or any subsidiary of CNB) has (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice) with, whether in draft or final form, the Federal Reserve Board or any other governmental authority or regulatory or administrative agency or commission (each, a "Governmental Authority") for approval to engage in an Acquisition Transaction;

    (vi) any person (other than CNB or any subsidiary of CNB), other than in connection with a transaction to which CNB has given its prior written consent, files an application or notice with the Federal Reserve Board or other Governmental Authority for approval to engage in an Acquisition Transaction; or

    (vii) the Pinnacle Board withdraws or modifies (or publicly announces its intention to withdraw or modify) in any manner adverse in any respect to CNB its recommendation that the shareholders of Pinnacle approve the transactions contemplated by the Merger Agreement, or Pinnacle or any of its subsidiaries authorize, recommend, propose (or publicly announce its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than CNB or any subsidiary of CNB.

  The Pinnacle Stock Option Agreement is attached hereto as Appendix B and is incorporated by reference herein and reference is made thereto for the complete terms of the Pinnacle Stock Option Agreement and the Pinnacle Option. The foregoing discussion is qualified in its entirety by reference to the Pinnacle Stock Option Agreement.

                           PRO FORMA FINANCIAL DATA

  The following unaudited pro forma combined condensed balance sheet as of September 30, 1997, and the pro forma combined condensed statements of income for the nine months ended September 30, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1996, give effect to the Merger based on the historical consolidated financial statements of CNB and its subsidiaries, which have been restated to reflect the merger with BMC Bancshares, Inc., and the historical financial statements of Pinnacle and its subsidiaries, which have been restated to reflect the mergers with IFC and CB, under the assumptions and adjustments set forth in the accompanying notes to the pro forma financial statements.

  The pro forma financial statements have been prepared by the managements of CNB and Pinnacle based upon their respective financial statements. These pro forma statements, which include results of operations as if the Merger had been effected on the first day of the periods presented and had been accounted for under the pooling of interests method of accounting, may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of CNB and Pinnacle incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

             CNB BANCSHARES, INC./PINNACLE FINANCIAL SERVICES, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                 (IN THOUSANDS)

                                                      PRO FORMA    CNB/PINNACLE
                                CNB       PINNACLE   ADJUSTMENTS    PRO FORMA
                             ----------  ----------  -----------   ------------
                                                      INCREASE
                                                     (DECREASE)
ASSETS:
  Cash and due from banks... $   96,933  $   44,477                 $  141,410
  Short-term money market
   investments..............        831       7,940                      8,771
  Investment securities
   available for sale.......  1,455,699     494,514                  1,950,213
  Investment securities.....    237,387           0                    237,387
  Loans held for sale.......     17,969       9,528                     27,497
  Loans.....................  2,436,103   1,524,195                  3,960,298
    Allowance for loan
     losses.................    (34,110)    (24,414)                   (58,524)
                             ----------  ----------    -------      ----------
  Net loans.................  2,401,993   1,499,781                  3,901,774
  Premises and equipment....     74,263      28,152    $(5,000)(2)      97,415
  Foreclosed properties.....      2,354       2,633                      4,987
  Intangible assets.........     31,554      17,392                     48,946
  Interest receivable and
   other assets.............     97,588      75,914      6,600 (2)     180,102
                             ----------  ----------    -------      ----------
      Total Assets.......... $4,416,571  $2,180,331    $ 1,600      $6,598,502
                             ==========  ==========    =======      ==========
LIABILITIES:
  Deposits..................  3,054,444   1,471,956                  4,526,400
  Repurchase agreements.....    656,046      55,114                    711,160
  Federal funds purchased
   and other short-term
   borrowings...............     76,998      31,525                    108,523
  FHLB advances and other
   long-term debt...........    257,826     428,571                    686,397
  Other liabilities.........     41,453      23,418     17,600 (2)      82,471
                             ----------  ----------    -------      ----------
      Total Liabilities.....  4,086,767   2,010,584     17,600       6,114,951
SHAREHOLDERS' EQUITY:
  Common stock..............     20,463      19,110     (6,319)(1)      33,254
  Capital surplus...........    285,321      69,581      6,319 (1)     361,221
  Retained earnings.........     19,995      79,381    (16,000)(2)      83,376
  Net unrealized gains on
   investment securities
   available for sale.......      4,025       1,675                      5,700
                             ----------  ----------    -------      ----------
  Total Shareholders'
   Equity...................    329,804     169,747    (16,000)        483,551
                             ----------  ----------    -------      ----------
      Total Liabilities and
       Equity............... $4,416,571  $2,180,331    $ 1,600      $6,598,502
                             ==========  ==========    =======      ==========

   See Notes to Unaudited Pro Forma Combined Condensed Financial Statements.

             CNB BANCSHARES, INC./PINNACLE FINANCIAL SERVICES, INC.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        PRO FORMA  CNB/PINNACLE
                                       CNB    PINNACLE ADJUSTMENTS  PRO FORMA
                                     -------- -------- ----------- ------------
                                                        INCREASE
                                                       (DECREASE)
Interest income....................  $247,730 $124,331    $          $372,061
Interest expense...................   129,903   68,774                198,677
                                     -------- --------    ----       --------
  Net interest income..............   117,827   55,557     --         173,384
Provision for loan losses..........     8,554   12,520                 21,074
                                     -------- --------    ----       --------
Net interest income after provision
 for losses........................   109,273   43,037     --         152,310
Non-interest income................    43,774   13,799                 57,573
Non-interest expense...............    98,217   48,918                147,135
                                     -------- --------    ----       --------
Income before income taxes.........    54,830    7,918     --          62,748
Income taxes.......................    18,462    3,049                 21,511
                                     -------- --------    ----       --------
Net income.........................  $ 36,368 $  4,869    $--        $ 41,237
                                     ======== ========    ====       ========
Net income per common share........  $   1.75                        $   1.23
Average shares outstanding.........    20,829                          33,487



   See notes to unaudited pro forma combined condensed financial statements.

             CNB BANCSHARES, INC./PINNACLE FINANCIAL SERVICES, INC.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        PRO FORMA  CNB/PINNACLE
                                       CNB    PINNACLE ADJUSTMENTS  PRO FORMA
                                     -------- -------- ----------- ------------
                                                        INCREASE
                                                       (DECREASE)
Interest income....................  $224,372 $107,777    $          $332,149
Interest expense...................   114,071   57,648                171,719
                                     -------- --------    ----       --------
  Net interest income..............   110,301   50,129     --         160,430
Provision for loan losses..........     6,878    1,571                  8,449
                                     -------- --------    ----       --------
Net interest income after provision
 for losses........................   103,423   48,558     --         151,981
Non-interest income................    41,903    9,198                 51,101
Non-interest expense...............   104,289   41,866                146,155
                                     -------- --------    ----       --------
Income before income taxes.........    41,037   15,890     --          56,927
Income taxes.......................    13,975    4,838                 18,813
                                     -------- --------    ----       --------
Net income.........................  $ 27,062 $ 11,052    $--        $ 38,114
                                     ======== ========    ====       ========
Net income per common share........  $   1.30                        $   1.14
Average shares outstanding.........    20,880                          33,342



   See notes to unaudited pro forma combined condensed financial statements.

             CNB BANCSHARES, INC./PINNACLE FINANCIAL SERVICES, INC.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        PRO FORMA  CNB/PINNACLE
                                       CNB    PINNACLE ADJUSTMENTS  PRO FORMA
                                     -------- -------- ----------- ------------
                                                        INCREASE
                                                       (DECREASE)
Interest income....................  $303,825 $147,903    $          $451,728
Interest expense...................   154,897   79,599                234,496
                                     -------- --------    ----       --------
  Net interest income..............   148,928   68,304     --         217,232
Provision for loan losses..........    10,602    2,681                 13,283
                                     -------- --------    ----       --------
Net interest income after provision
 for losses........................   138,326   65,623     --         203,949
Non-interest income................    55,833   12,853                 68,686
Non-interest expense...............   136,994   54,946                191,940
                                     -------- --------    ----       --------
Income before income taxes.........    57,165   23,530     --          80,695
Income taxes.......................    19,570    7,443                 27,013
                                     -------- --------    ----       --------
Net income.........................  $ 37,595 $ 16,087    $--        $ 53,682
                                     ======== ========    ====       ========
Net income per common share........  $   1.80                        $   1.60
Average shares outstanding.........    20,942                          33,584



   See notes to unaudited pro forma combined condensed financial statements.

             CNB BANCSHARES, INC./PINNACLE FINANCIAL SERVICES, INC.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        PRO FORMA  CNB/PINNACLE
                                       CNB    PINNACLE ADJUSTMENTS  PRO FORMA
                                     -------- -------- ----------- ------------
                                                        INCREASE
                                                       (DECREASE)
Interest income....................  $279,964 $107,916    $          $387,880
Interest expense...................   143,379   55,069                198,448
                                     -------- --------    ----       --------
  Net interest income..............   136,585   52,847     --         189,432
Provision for loan losses..........     6,927    1,422                  8,349
                                     -------- --------    ----       --------
Net interest income after provision
 for losses........................   129,658   51,425     --         181,083
Non-interest income................    46,628    9,809                 56,437
Non-interest expense...............   118,448   38,660                157,108
                                     -------- --------    ----       --------
Income before income taxes.........    57,838   22,574     --          80,412
Income taxes.......................    21,212    6,353                 27,565
                                     -------- --------    ----       --------
Net income.........................  $ 36,626 $ 16,221    $--        $ 52,847
                                     ======== ========    ====       ========
Net income per common share........  $   1.76                        $   1.68
Average shares outstanding.........    20,835                          31,509



   See notes to unaudited pro forma combined condensed financial statements.

             CNB BANCSHARES, INC./PINNACLE FINANCIAL SERVICES, INC.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        PRO FORMA  CNB/PINNACLE
                                       CNB    PINNACLE ADJUSTMENTS  PRO FORMA
                                     -------- -------- ----------- ------------
                                                        INCREASE
                                                       (DECREASE)
Interest income....................  $232,347 $82,067     $          $314,414
Interest expense...................   107,971  38,371                 146,342
                                     -------- -------     ----       --------
  Net interest income..............   124,376  43,696      --         168,072
Provision for loan losses..........     7,156     382                   7,538
                                     -------- -------     ----       --------
Net interest income after provision
 for losses........................   117,220  43,314      --         160,534
Non-interest income................    47,055   9,071                  56,126
Non-interest expense...............   115,138  31,804                 146,942
                                     -------- -------     ----       --------
Income before income taxes.........    49,137  20,581      --          69,718
Income taxes.......................    17,395   6,369                  23,764
                                     -------- -------     ----       --------
Net income.........................  $ 31,742 $14,212     $--        $ 45,954
                                     ======== =======     ====       ========
Net income per common share........  $   1.53                        $   1.47
Average shares outstanding.........    20,757                          31,357



   See notes to unaudited pro forma combined condensed financial statements.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1) The Merger will be accounted for under the pooling of interests method of accounting whereby the historical basis of the assets and liabilities of both CNB and Pinnacle will be retained. In connection with the Merger, CNB will exchange 1.0365 shares of CNB Common for each share of Pinnacle Common (subject to adjustment as provided elsewhere in this Joint Proxy Statement/Prospectus). A total of 12,790,885 shares of CNB Common are expected to be issued, resulting in a transfer from common stock to capital surplus of $6,319,000 to reflect the decrease in aggregate par value of the currently outstanding Pinnacle Common over the stated value of the issued and outstanding shares of CNB Common.

  On August 1, 1997 Pinnacle completed mergers with IFC and CB, each of which was accounted for under the pooling of interests method of accounting. In connection with the IFC and CB mergers, Pinnacle recorded $11.1 million of pre-tax restructuring charges and increased its provision for loan losses by $10.0 million pre-tax. The restructuring charges included legal and accounting expenses, compensation and employee contracts, write-off of computer contracts, investment advisor fees and other charges. The increased provision for loan losses was primarily attributable to the conformity of loan loss reserve methodologies of IFC and CB to that of Pinnacle.

  The pro forma adjustments reflect management's best estimate based upon available information at this time. Actual adjustments may differ from those reflected in the consolidated Pro Forma Combined Condensed Financial Statements. CNB and Pinnacle are in the process of reviewing their respective accounting policies which may make it necessary to restate certain amounts in the financial statements to conform accounting policies. In management's opinion any such restatements will not be material.

(2) In connection with the Merger, CNB and Pinnacle expect to incur pre-tax Merger related expenses of approximately $22.6 million ($16.0 million after tax), which will include $7.9 million in technology--related costs (including contract termination, software and equipment write-offs), $7.5 million in personnel costs, and $7.2 million in other Merger costs (including investment advisor and legal fees). These amounts, including the related tax effect, have been reflected in the Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 1997, but are not reflected in the Unaudited Pro Forma Combined Condensed Statements of Income because they are not expected to have a continuing impact on the combined organization.

(3) The combined organization expects to achieve cost savings through the consolidation of data processing and back office operations and a reduction of corporate overhead. The combined organization also expects to improve net interest income through a restructuring of the investment portfolio and borrowed funds position and to increase non-interest income through expanded product lines and sales efforts. CNB has previously estimated that cost savings of 10% to 15% of Pinnacle's costs are possible in connection with the Merger. CNB believes that its estimates of projected cost savings, which are less than the cost savings estimated by other acquirors in several recent larger bank acquisitions, are appropriate because (i) the Merger constitutes a market expansion for CNB (rather than an in-market transaction in which cost savings may be more readily identifiable), (ii) the estimates are consistent with CNB's strategy to focus on revenue growth rather than solely on a more short-term strategy of cost cutting, and (iii) the estimates take into consideration that Pinnacle has recently completed two acquisitions (IFC and CB) in which it increased its asset size by approximately 95% and, in connection therewith, is currently realizing cost savings. No adjustments have been included in the Unaudited Pro Forma Combined Condensed Financial Statements for the anticipated cost savings or revenue enhancements. There can be no assurance that the anticipated cost savings or revenue enhancements will be achieved in the expected amounts or time frames.

                        DESCRIPTION OF CNB COMMON STOCK

GENERAL

  CNB's Articles of Incorporation presently authorize the issuance of 50,000,000 shares of common stock, $1.00 stated value per share, and 2,000,000 shares of preferred stock, without par value. As of September 30, 1997, 20,463,204 shares of CNB Common were issued and outstanding and no shares of preferred stock were issued and outstanding. The CNB Board is authorized to cause the preferred stock to be issued from time to time, in series, by resolution adopted prior to the issue of shares of a particular series, and to fix and determine in the resolution the designation, relative rights, preferences and limitations of the shares of each series, including voting, dividend and liquidation rights and all other matters with respect to such shares as are permitted to be fixed and determined by the CNB Board under the Indiana Corporate Law.

DIVIDEND RIGHTS

  Holders of CNB Common are entitled to receive dividends when as and if declared by the CNB Board out of funds legally available therefor, subject to any preferential dividend rights which may attach to preferred stock which may be issued by CNB in the future. The timing and amount of future dividends will depend, among other things, upon the earnings and financial condition of CNB and its subsidiaries. In addition, the ability of the subsidiary banks of CNB to pay cash dividends, which are expected to continue to be CNB's principal source of income, is restricted by applicable banking laws.

VOTING RIGHTS

  Holders of shares of CNB Common are entitled to one vote per share in the election of directors and in all other matters to be voted upon by the shareholders generally. Shareholders of CNB do not have cumulative voting rights in the election of directors. Therefore, holders of a majority of the shares of CNB Common outstanding can elect the entire CNB Board.

LIQUIDATION RIGHTS

  In the event of liquidation, dissolution or winding up of CNB, whether voluntary or involuntary, the holders of CNB Common would be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences on any outstanding preferred stock.

NO PREEMPTIVE RIGHTS

  Holders of shares of CNB Common do not have the preemptive right to subscribe on a pro-rata basis for any presently or subsequently authorized shares of CNB Common.

ASSESSMENT AND REDEMPTION

  The shares of CNB Common presently outstanding are, and the shares of CNB Common to be issued by CNB pursuant to the Merger will be, when issued and delivered pursuant to the Merger Agreement and as described herein, duly authorized, validly issued, fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the shares of CNB Common.

TRANSFER AGENT

  Citizens Bank is the transfer agent for shares of CNB Common.

                       COMPARISON OF SHAREHOLDER RIGHTS

  The rights of holders of shares of CNB Common are governed by the Indiana Corporate Law and by CNB's Articles of Incorporation, Bylaws and other corporate documents. The rights of holders of shares of Pinnacle Common are governed by the Michigan Corporate Law and by Pinnacle's Articles of Incorporation, Bylaws and other corporate documents. The rights of holders of shares of Pinnacle differ in certain respects from the rights which they would have as shareholders of CNB. A summary of the material differences between the respective rights of the common shareholders of CNB and Pinnacle is set forth below.

SHAREHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

 Business Combinations

  CNB

  CNB's Articles of Incorporation include a so-called "fair price" provision. This provision generally provides that mergers, other business combinations and similar transactions and the sale, lease, mortgage or other disposition of more than 10% of total assets involving CNB or any of its subsidiaries and any person or entity beneficially owning directly or indirectly more than 10% of the outstanding voting stock of CNB, or affiliates or associates of such an entity (a "CNB 10% shareholder"), may not be consummated without the approval of holders of at least 80% of the voting stock of CNB, unless either: (i) the transaction is approved by a majority of the members of the Board of Directors of CNB who are not affiliated with the CNB 10% shareholder; or (ii) the transaction meets certain minimum ("fair price") price requirements (in either of which cases, the shareholder and director approval requirements of the "fair price" provision would no longer apply and only the normal shareholder and director approval requirements of the Indiana Corporate Law would govern the transaction).

  The primary purpose of CNB's "fair price" provision is to provide additional safeguards for the remaining shareholders in the event that an individual or entity becomes a major shareholder of CNB. If CNB comes under the control of a single person or entity, substantial inequities could befall the minority shareholders. A bid for control of a target company is often followed, in time, by a complete business combination that eliminates minority interests in the target company on terms often unfavorable to the minority --a so-called "two-tier" structured takeover. Minority shareholders in these circumstances may be forced out by the controlling shareholder in a business combination transaction at a time and for a price (cash or other types of consideration, often including debt instruments) not to their liking. The price per share in such transactions often is lower than the price per share previously paid by the controlling shareholder for its controlling block of stock in the first tier of the takeover. The minority shareholders, in such event, may have no alternative to accepting such price unless they choose to follow the statutory procedures for appraisal rights as a dissenting shareholder or to bringing legal action against the controlling shareholder for breach of fiduciary duty, either of which procedures may be costly and time-consuming.

  CNB's higher shareholder vote requirements make it more difficult for a single shareholder to obtain ultimate "control" over CNB in the sense of being able unilaterally to effect a completed business combination on the controlling shareholder's own terms. A disadvantage of these higher shareholder vote requirements, however, is that outside parties contemplating an attempt to acquire control over CNB by acquiring less than all of its outstanding stock may be discouraged from making such an attempt, because ultimate "control" will require obtaining a higher percentage of the outstanding shares of CNB Common than if normal shareholder vote requirements were in effect. As a result, premium offers for CNB Common from outside parties interested in acquiring control may be somewhat less likely from such parties than premium offers for other similar companies without such high voting requirements. In addition, because outside parties may be somewhat less likely to attempt to acquire control over CNB due to its higher shareholder vote requirements, the management of CNB may be somewhat less vulnerable to removal in the future than would be the case if such provisions were not in effect.

  Pinnacle

  Pinnacle's Articles of Incorporation and Bylaws do not contain any type of supermajority voting provision analogous to the "fair price" provision contained in CNB's Articles of Incorporation. The Michigan Corporate Law does, however, contain a "fair price" statute. See "COMPARISON OF SHAREHOLDER RIGHTS--Takeover Statutes--Pinnacle."

  Under the Michigan Corporate Law, the affirmative vote of at least a majority of the shares entitled to vote on a proposed plan of merger is required for approval unless any class or series of shares is entitled to vote as a class on the plan.

 Removal of Directors

  CNB

  CNB's Articles of Incorporation provide that at a meeting called expressly for that purpose, a director or the entire Board of Directors may be removed without cause only upon the affirmative vote of the holders of not less than 80% of the shares entitled to vote generally in an election of directors. At a meeting called expressly for that purpose, a director may be removed by the shareholders for cause by the affirmative vote of the holders of a majority of the shares entitled to vote upon his election. The Articles of Incorporation provide that, except as may be otherwise provided by law, cause for removal will be construed to exist only if the director whose removal is proposed: (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; or (ii) has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to CNB in a manner of substantial importance to CNB, and such adjudication is no longer subject to direct appeal.

  CNB's 80% shareholder vote requirement for removal of directors without cause precludes a majority shareholder from circumventing the classified Board by decreasing the size of the Board until its nominees have a numerical majority or by removing directors not up for election, filling the resulting vacancy with its nominees, and thereby gaining control of the Board. The removal provisions would make it more difficult for shareholders of CNB to change the composition of the Board of Directors even if the shareholders believe that such a change would be desirable.

  Pinnacle

  Under the Michigan Corporate Law, directors may be removed with or without cause unless the corporation's articles of incorporation provide otherwise. Because Pinnacle's Articles of Incorporation contain no contrary provision, Pinnacle directors are subject to removal by shareholders with or without cause by the affirmative vote of a majority of shares entitled to vote at an election of directors.

 Amendments to Articles of Incorporation

  CNB

  The Indiana Corporate Law provides that, unless a greater vote is required under a specific provision of the Indiana Corporate Law or by a corporation's articles of incorporation or its board of directors, a corporation may amend its articles of incorporation upon the affirmative vote of the holders of a greater number of shares cast in favor of the amendment than the holders of shares cast against the amendment, unless the amendment creates dissenters' rights in which case a favorable vote of the holders of a majority of the outstanding shares is required. Under the Indiana Corporate Law, a corporation's board of directors may condition its submission of a proposed amendment to the shareholders of the corporation on any basis, including the requirement of the affirmative vote of holders of a greater percentage of the voting shares of the corporation than otherwise would be required under the Indiana Corporate Law.

  CNB's Articles of Incorporation provide that, notwithstanding any other provision of the Articles of Incorporation or any provision of law or any preferred stock designation, the provisions of Article VII (relating to the classification, number, terms, removal of directors and newly created directorships and vacancies), Article IX (relating to special meetings of shareholders) and Article X (relating to the "fair price" provisions discussed under "--Business Combinations"), may be altered, amended or repealed only with the affirmative vote of the holders of at least 80% of CNB Common then entitled to vote in an election of directors.

  Pinnacle

  Under the Michigan Corporate Law, a corporation's articles of incorporation may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, subject to such supermajority vote requirement as may be provided for in the corporation's articles of incorporation.

  Because Pinnacle's Articles of Incorporation do not contain any supermajority vote requirements with respect to amendments to its Articles of Incorporation, Pinnacle's Articles of Incorporation may be amended by the affirmative vote of a majority of the outstanding shares of Pinnacle Common.

 Voting Rights

  CNB

  Holders of shares of CNB Common are entitled to one vote per share in the election of directors and in all other matters to be voted upon by the shareholders generally. Directors of CNB are elected by the majority vote of the shareholders and shareholders of CNB are not entitled to cumulative voting in the election of directors. Therefore, holders of a majority of the shares of CNB Common can elect the entire CNB Board.

  The number of directors to constitute the CNB Board may not be more than twenty nor less than six. The CNB Board currently consists of nine members, and the directors are divided into three classes with the term of office of one of such classes expiring in each year. At each annual meeting of CNB shareholders, the successors to the directors of the class whose term is expiring at that time are elected to hold office for a term of three years.

  Pinnacle

  Holders of shares of Pinnacle Common are entitled to one vote per share in the election of directors and in all other matters to be voted upon by the shareholders generally. Directors of Pinnacle are elected by the affirmative vote of a plurality of the votes cast at the election. Shareholders of Pinnacle are not entitled to cumulative voting in the election of directors. Therefore, holders of a majority of the shares of Pinnacle Common can elect the entire Pinnacle Board. In contrast to the CNB Board, all members of the Pinnacle Board are elected annually.

SPECIAL MEETING OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN CONSENT

 CNB

  CNB's Articles of Incorporation require that shareholders must hold at least 80% of the outstanding voting shares of CNB in order to call a special meeting of shareholders. This provision is intended to discourage attempts by the holders of less than 80% of the outstanding voting stock of CNB from disrupting the business of the corporation between annual shareholders meetings by calling special meetings. Possible disadvantages of this provision is that it makes it more difficult for a shareholder or shareholder group to take action where such action is opposed by a majority of the Board of Directors and management of CNB and it may delay the removal of directors, even if cause exists for such removal.

  The Indiana Corporate Law provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a consent, in writing, setting forth the action taken is signed by the holders of all of the shares entitled to vote on the subject matter.

 Pinnacle

  Pinnacle's Bylaws provide that a special meeting of shareholders may be called by a majority of the members of the Pinnacle Board or by Pinnacle's Chief Executive Officer. Pinnacle's Bylaws further provide that the Secretary of Pinnacle shall call a special meeting of shareholders upon the written request of shareholders of record holding in the aggregate 25% or more of the outstanding voting stock of Pinnacle. Notwithstanding the foregoing provisions of Pinnacle's Bylaws, the Michigan Corporate Law entitles the holders of not less than 10% of the shares of Pinnacle entitled to vote at a meeting to apply to the circuit court of Berrien County, Michigan and, upon good cause shown, such court will order a special meeting of shareholders to be held.

  Although the Michigan Corporate Law contains a provision permitting shareholder action by less than unanimous written consent, it requires a provision to that effect to be included in the corporation's articles of incorporation. Pinnacle's Articles of Incorporation do not contain a provision authorizing shareholder action by less than unanimous written consent.

DISSENTERS' RIGHTS

 CNB

  Under the Indiana Corporate Law, a shareholder of a corporation is entitled (subject to certain exceptions) to receive payment for the fair value of his shares if, among other things, such shareholder dissents from a plan of share exchange, sale or exchange of all or substantially all of the property of the corporation, or a merger or control share acquisition to which such corporation is a party. Because shares of CNB Common are traded on the N.Y.S.E., holders of CNB Common are not entitled to dissenter's rights in connection with the Merger.

 Pinnacle

  Under the Michigan Corporate Law, a shareholder of a corporation is entitled (subject to certain exceptions) to receive payment for the fair value of his shares if, among other things, such shareholder dissents from a plan of share exchange, sale or exchange of all or substantially all of the property of the corporation, or a merger or control share acquisition to which such corporation is a party. But, because CNB Common is traded on the N.Y.S.E., holders of Pinnacle Common are not entitled to dissenter's rights in connection with the Merger.

TAKEOVER STATUTES

 CNB

  The Indiana Corporate Law prohibits, in general, any business combination, such as a merger or consolidation, between an Indiana corporation with shares of its stock registered under the federal securities laws or that makes an election under the Indiana Corporate Law, and an "interested shareholder" (defined as any owner of 10% or more of the corporation's stock) for five years after the date on which such shareholder became an interested shareholder, unless the stock acquisition which caused the person to become an interested shareholder was approved in advance by the corporation's board of directors. This so-called "five-year freeze" provision of the Indiana Corporate Law is effective even if all parties should subsequently decide that they wish to engage in the business combination.

  The Indiana Corporate Law also contains a "control share acquisition" provision which effectively denies voting rights to shares of an "issuing public corporation" acquired in control share acquisitions unless the grant of such voting right is approved by a majority vote of disinterested shareholders. An issuing public corporation is a corporation that: (i) has 100 or more shareholders; (ii) has its principal place of business, its principal office or substantial assets within Indiana; and (iii) either (a) more than 10% of its shareholders are Indiana residents; (b) more than 10% of its shares are owned by Indiana residents; or
(c) 10,000 or more of its shareholders are residents of Indiana. CNB is an "issuing public corporation." A control share acquisition is one by which a purchasing shareholder acquires more than one-fifth, one-third, or one-half of the voting power of the stock of an Indiana corporation whose stock is registered under the federal securities laws. In addition, if any person proposing to make or who has made "control share acquisitions" does not file an "acquiring person statement" with the issuing corporation or if the control shares are not accorded full voting rights by other shareholders, and if the articles of incorporation or by-laws of the corporation whose shares are acquired authorize such redemption (CNB's By-laws do), the acquired shares are subject to redemption by the corporation. Finally, if a control share acquisition should be made of a majority of the corporation's voting stock, and those shares are granted full voting rights, shareholders are granted dissenters' rights.

 Pinnacle

  Pinnacle is subject to the Michigan "fair price" statute, which applies to certain "business combinations" such as mergers, substantial sales of assets or securities issuances and liquidation, recapitalization or reorganization plans. Generally, such statute provides that for a business combination with an "interested stockholder" (generally, the holder of 10% or more of a class of a corporation's voting stock), an advisory statement from the corporation's board of directors, the approval of holders of 90% of each class of the corporation's outstanding voting stock and the approval of two-thirds of the holders of each such class other than the interested stockholder is required. The supermajority voting requirements do not apply where the interested stockholder's offer meets certain price, form of consideration and procedural requirements designed to make such offers fair to all stockholders or where the board of directors has approved the transaction with respect to a particular interested stockholder prior to the interested stockholder becoming an interested stockholder.

  Pinnacle is also subject to the Michigan "control share acquisition" statute. Generally, such statute provides that an entity that acquires "control shares" may vote the control shares on any matter only if a majority of all shares, and of all non-"interested shares" entitled to vote and of each class of stock entitled to vote as a class, approve such voting rights. "Interested shares" are defined generally as those shares owned by officers of the corporation, employee directors of the corporation and the entity making the control share acquisition. "Control shares" are defined generally as shares that when added to shares already owned by an entity, would give the entity voting power in the election of directors within any of three thresholds: one-fifth, one-third and a majority. The effect of the statute is to condition the acquisition of voting control of a Michigan corporation on the approval of a majority of its pre-existing disinterested shareholders.

  The provisions of the Michigan "fair price" statute do not apply to the Merger because the Merger will not alter the contract rights of the Pinnacle Common as set forth in Pinnacle's Articles of Incorporation. The provisions of the Michigan "control share acquisition" statute do not apply to the Merger because, among other things, Pinnacle is a party to the Merger Agreement and the Merger will be effected in compliance with the applicable provisions of the Michigan Corporate Law.

INDEMNIFICATION

 CNB

  Pursuant to the Indiana Corporate Law and the Articles of Incorporation and Bylaws of CNB, CNB is obligated to indemnify certain officers and directors in connection with liabilities arising from legal proceedings resulting from such person's service to CNB in certain circumstances. CNB may also voluntarily undertake to indemnify certain persons acting on CNB's behalf in certain circumstances.

  The Indiana Corporate Law provides for mandatory indemnification of directors and officers of Indiana corporations and permissive indemnification of directors, officers, employees and agents of corporations who are made parties to proceedings as a result of their relationship with such corporation. The Indiana Corporate Law also applies to individuals who are serving at such corporation's request as directors, officers, employees and agents of such corporation's subsidiaries. The Indiana Corporate Law requires corporations, unless limited by their articles of incorporation, to indemnify any director or officer against reasonable expenses incurred in connection with any proceeding to which such person was a party if the individual is wholly successful on the merits. The Indiana Corporate Law authorizes corporations to indemnify any director, officer, employee or agent against liability incurred in such a proceeding generally if the individual's conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual's official capacity, that his or her conduct was in the corporation's best interests and in all other cases that his or her conduct was not opposed to the best interests of such corporation.

  The Indiana Corporate Law further authorizes any court of competent jurisdiction, unless the articles of incorporation provide otherwise, to order indemnification generally if the court determines a director or officer of a corporation is entitled to mandatory indemnification or is otherwise fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The Indiana Corporate Law also authorizes corporations to advance reasonable expenses in advance of final disposition of a proceeding generally if the individual affirms in writing a good faith belief that he satisfies the standard of conduct for permissive indemnification, the individual undertakes in a signed writing to repay the advance if it is determined he does not satisfy the standard of conduct for permissive indemnification and the corporation determines that the facts then known do not preclude indemnification. Finally, the Indiana Corporate Law authorizes further indemnification to the extent that the corporation may provide in its articles of incorporation, by-laws, a resolution of the board of directors or the shareholders or any other authorization, whenever adopted, after notice, by a majority vote of holders of all the voting shares then issued and outstanding. Except with respect to the advancement of expenses, CNB's Bylaws generally provide for the indemnification of CNB's directors, officers, employees and agents to the extent permitted by the Indiana Corporate Law.

 Pinnacle

  The Michigan Corporate law provides that a Michigan corporation may indemnify a director, officer, employee or agent of the corporation (an "Indemnitee") against the Indemnitee's expenses and judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) involving the Indemnitee by reason of the fact that the Indemnitee is or was a director, officer, employee or agent of the corporation, if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Michigan Corporate Law also provides that in derivative actions, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses actually and reasonably incurred by the Indemnitee to the extent that the Indemnitee is successful on the merits or otherwise in any such action, suit or proceeding or in the defense of any claim, issue or matter therein. Under the Michigan Corporate Law, no indemnification shall be made with respect to any claim, issue or matter as to which an Indemnitee shall have been adjudged to be liable to the corporation unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The Michigan Corporate Law also generally permits the advancement of reasonable expenses and empowers the corporation to purchase and maintain directors' and officers' insurance.

  Pinnacle's Bylaws contain provisions authorizing indemnification of directors, officers, employees and agents of Pinnacle that are substantially similar to those set forth in the Michigan Corporate Law.

LIMITATION OF LIABILITY OF DIRECTORS

 CNB

  The Indiana Corporate Law provides that no director of a corporation will be subject to liability for any action taken as a director, or any failure to take any action as a director, unless the director has both breached or failed to perform the duties of the director's office in compliance with the Indiana Corporate Law and the breach or failure to perform constitutes willful misconduct or recklessness. This provision eliminates the potential liability of a corporation's directors for failure, except through willful misconduct or recklessness, to satisfy their duty of care, which requires each director to carry out his duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the corporation. This provision may thus reduce the likelihood of derivative litigation against directors and discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to the corporation and its shareholders. Shareholders therefore will not have a cause of action based upon negligent business decisions, including those relating to attempts to acquire control of the corporation. This provision does not, however, preclude all equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter.

 Pinnacle

  The Michigan Corporate Law does not contain a comparable provision providing that no director of a corporation will be subject to liability for any action taken as a director, or any failure to take any action as a director, unless the director has both breached or failed to perform the duties of the director's office in compliance with the Michigan Corporate Law and the breach or failure to perform constitutes willful misconduct or recklessness.

CONSIDERATION OF NON-SHAREHOLDER INTERESTS

 CNB

  The Indiana Corporate Law specifically authorizes directors, in considering the best interests of a corporation, to consider the short-term and long-term interests of the corporation as well as the effects of any action on shareholders, employees, suppliers and customers of the corporation and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider pertinent. Under the Indiana Corporate Law, directors are not required to approve a proposed corporate action if the directors determine in good faith after considering and weighing as they deem appropriate the effect of such action on the corporation's constituents that such approval is not in the best interest of the corporation. In addition, the Indiana Corporate Law states that directors are not required to redeem any rights under or render inapplicable a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed acquisition of control of a corporation or the amounts to be paid to shareholders under such an acquisition. The Indiana Corporate Law explicitly provides that the different or higher degree of scrutiny imposed under the Delaware General Corporation Law with respect to Delaware corporations and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. Any determination made with respect to the foregoing by a majority of the disinterested directors will conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

 Pinnacle

  The Michigan Corporate Law does not contain a comparable provision regarding the consideration of non-shareholder interests.

                                 LEGAL OPINION

  The legality of the CNB Common offered hereby and certain tax consequences of the Merger will be passed upon by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri.

                    BENEFICIAL OWNERSHIP OF PINNACLE COMMON

  The following table sets forth information provided by the persons indicated with respect to the beneficial ownership (as defined under applicable rules of the S.E.C.) of shares of Pinnacle Common as of the Pinnacle Record Date by (i) each person known by Pinnacle who is the owner of more than 5% of the outstanding shares of Pinnacle Common, (ii) each person who is a director or an executive officer of Pinnacle, and (iii) all persons who are directors or executive officers of Pinnacle as a group.

                                                      PERCENTAGE OF BENEFICIAL
   NAME AND ADDRESS (1)           NUMBER OF SHARES(2)        OWNERSHIP
   --------------------           ------------------- ------------------------
   Cyrus A. Ansary...............      1,188,994                9.41%
   John P. Cunningham(3).........          2,000                   *
   Terrence A. Friedman(3).......         35,288                   *
   Joseph F. Heffernan(3)(4).....         62,798                   *
   James E. Hutton(3)............         55,559                   *
   David W. Kolhagen(4)..........         37,193                   *
   Donald A. Lesch(3)(4).........         84,676                   *
   John Newcomer(4)..............         26,148                   *
   Donald E. Radde(4)............         41,575                   *
   Richard L. Schanze(3)(4)......        305,624                2.42%
   Howard Silverman(3)(5)........         32,799                   *
   Arnold L. Weaver(3)(4)........         53,138                   *
   Alton C. Wendzel(3)...........         84,724                   *
   Fred A. Wittlinger(3).........         53,619                   *
   Barbara A. Young(3)...........         46,526                   *
   All directors and executive
    officers of Pinnacle as a
    group (14 persons)...........        921,667                7.29%

--------
(1) Unless otherwise noted, Pinnacle believes that all persons named in the table have (i) sole voting and investment power with respect to all shares of Pinnacle Common owned by them, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership of such shares. The business address of Mr. Ansary, the only owner of more than 5% of the outstanding shares of Pinnacle Common, is 1725 K Street, N.W., Suite 410, Washington, D.C. 20006. The business address of all other persons named in the table is 830 Pleasant Street, St. Joseph, Michigan 48085.
(2) Number of shares and percentages with respect to beneficial ownership of Pinnacle Common are based on ownership of Pinnacle Common as of the Pinnacle Record Date and have been calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act and assuming 12,637,205 shares of Pinnacle Common are issued and outstanding. An asterisk indicates beneficial ownership of less than 1%.
(3) Director of Pinnacle.
(4) Executive Officer of Pinnacle.
(5) Mr. Silverman, age 58, became a director of Pinnacle on August 1, 1997, the date on which Pinnacle's acquisition of IFC was consummated. Mr. Silverman is Chairman of the Board of Directors of Reliance Acceptance Group, Inc., a specialty consumer finance company, since the split-off of its subsidiary bank in February 1997. On February 9, 1998, Reliance Acceptance Group, Inc. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. He has also been Chairman of the Board of Reliance Acceptance Corporation, its operating subsidiary, since its incorporation in 1992. For more than five years, Mr. Silverman has also been President of Silverman and Associates, a consulting firm furnishing services to businesses and financial institutions which provided services to IFC. During his earlier career, he served as Chairman and Executive Officer of a multi-bank and financial services company, which included a finance company subsidiary, and as President of a securities broker/dealer. Mr. Silverman is also a director of Forrest Holdings, Inc., which owns and operates Forrest Financial Corporation, a leasing company that provides financing solutions for the acquisition of information systems.

                                    EXPERTS

INDEPENDENT AUDITORS FOR CNB

  The consolidated financial statements of CNB are incorporated by reference in CNB's Annual Report (Form 10-K) for the year ended December 31, 1996. The consolidated financial statements of CNB as of December 31, 1996 and for the year then ended have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon and included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements for CNB as of December 31, 1995 and for the two year period then ended were audited by Geo. S. Olive & Co., L.L.C., independent auditors, as set forth in their report thereon and included herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INDEPENDENT AUDITORS FOR PINNACLE

  The combination of the consolidated balance sheets of Pinnacle at December 31, 1996 and 1995 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996 included in Pinnacle's Current Report (Form 8-
K) filed with the S.E.C. on February 12, 1998 have been audited by KPMG Peat Marwick LLP, as set forth in their report thereon included therein and incorporated by reference. KPMG Peat Marwick LLP had previously audited and reported on the consolidated balance sheet of Pinnacle as of December 31, 1996 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the three year period ended December 31, 1996 prior to their restatement for the 1997 pooling of interest with IFC and CB. Ernst & Young LLP previously audited and reported on the consolidated financial statements of IFC as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three years ended December 31, 1996 and have issued their report thereon dated February 28, 1997. Crowe, Chizek and Company LLP previously audited and reported on the consolidated balance sheet of CB as of March 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three year period ended March 31, 1997 and have issued their report thereon dated May 23, 1997. The consolidated financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon authority of such firms as experts in accounting and auditing.

  The consolidated financial statements of Pinnacle incorporated by reference in Pinnacle's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by KPMG Peat Marwick LLP independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of IFC incorporated by reference in IFC's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of CB incorporated by reference in CB's Annual Report (Form 10-K) for the fiscal year ended March 31, 1997, have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals for the annual meeting of CNB shareholders to be held in April 1998 must have been received by CNB not later than November 25, 1997 in order to have been considered for inclusion in the 1998 proxy statement. Shareholder proposals for the 1999 annual meeting of CNB must meet the requirements established by the S.E.C. for shareholder proposals and must be received by CNB on a date to be determined and announced in the CNB proxy statement for its 1998 annual meeting in order to be considered for inclusion in the 1999 proxy statement. Upon receipt of any such proposal, CNB will determine whether or not to include such proposal in the proxy statement and proxy in accordance with the S.E.C.'s regulations governing the solicitation of proxies.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                             CNB BANCSHARES, INC.,
                            AN INDIANA CORPORATION,

                                      AND

                       PINNACLE FINANCIAL SERVICES, INC.,
                            A MICHIGAN CORPORATION.

                         DATED AS OF OCTOBER 14, 1997.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE ONE
 TERMS OF MERGER AND CLOSING...............................................  A-6
  Section 1.01. Merger.....................................................  A-6
  Section 1.02. Merging Corporation........................................  A-6
  Section 1.03. Surviving Corporation......................................  A-6
  Section 1.04. Effect of Merger...........................................  A-6
  Section 1.05. Conversion of Pinnacle Common..............................  A-6
  Section 1.06. Share Adjustments..........................................  A-6
  Section 1.07. Closing....................................................  A-7
  Section 1.08. Exchange Procedures; Surrender of Certificates.............  A-7
  Section 1.09. Closing Date...............................................  A-8
  Section 1.10. Closing Deliveries.........................................  A-8
  Section 1.11. Disclosure Schedule; Standard..............................  A-9
ARTICLE TWO
 REPRESENTATIONS AND WARRANTIES OF PINNACLE................................ A-10
  Section 2.01. Organization and Capital Stock............................. A-10
  Section 2.02. Authorization; No Defaults................................. A-10
  Section 2.03. Subsidiaries............................................... A-11
  Section 2.04. Financial Information...................................... A-11
  Section 2.05. Absence of Changes......................................... A-12
  Section 2.06. Regulatory Enforcement Matters............................. A-12
  Section 2.07. Tax Matters................................................ A-13
  Section 2.08. Litigation................................................. A-13
  Section 2.09. Employment Agreements...................................... A-14
  Section 2.10. Reports.................................................... A-14
  Section 2.11. Employee Matters and ERISA................................. A-14
  Section 2.12. Title to Properties; Insurance............................. A-15
  Section 2.13. Environmental Matters...................................... A-16
  Section 2.14. Compliance with Law........................................ A-16
  Section 2.15. Brokerage.................................................. A-16
  Section 2.16. Non-Banking Activities of Pinnacle and Subsidiaries........ A-17
  Section 2.17. Trust Administration....................................... A-17
  Section 2.18. Pooling of Interests; Tax-Free Reorganization.............. A-17
  Section 2.20. Material Contracts and Agreements.......................... A-17
  Section 2.21. No Undisclosed Liabilities................................. A-17
  Section 2.22. Statements True and Correct................................ A-17
  Section 2.23. State Takeover Laws........................................ A-18
  Section 2.24. Fair Lending; Community Reinvestment Act................... A-18
ARTICLE THREE
 REPRESENTATIONS AND WARRANTIES OF CNB..................................... A-18
  Section 3.01. Organization and Capital Stock............................. A-18
  Section 3.02. Authorization.............................................. A-18
  Section 3.03. Subsidiaries............................................... A-19
  Section 3.04. Financial Information...................................... A-19
  Section 3.05. Absence of Changes......................................... A-19
  Section 3.06. Litigation................................................. A-19

                                                                           PAGE
                                                                           ----
  Section 3.07. Reports................................................... A-19
  Section 3.08. Compliance With Law....................................... A-19
  Section 3.09. Pooling of Interests; Tax-Free Reorganization............. A-20
  Section 3.10. Statements True and Correct............................... A-20
  Section 3.11. Regulatory Enforcement Matters............................ A-20
  Section 3.12. Tax Matters............................................... A-20
  Section 3.13. Brokerage................................................. A-20
  Section 3.14. State Takeover Laws....................................... A-20
  Section 3.15. No Undisclosed Liabilities................................ A-20
ARTICLE FOUR
 AGREEMENTS OF PINNACLE................................................... A-21
  Section 4.01. Business in Ordinary Course............................... A-21
  Section 4.02. Breaches.................................................. A-23
  Section 4.03. Submission to Shareholders................................ A-23
  Section 4.04. Consents to Contracts and Leases.......................... A-23
  Section 4.05. Consummation of Agreement................................. A-23
  Section 4.06. Environmental Reports..................................... A-23
  Section 4.07. Restriction on Resales.................................... A-24
  Section 4.08. Access to Information..................................... A-24
  Section 4.09. Subsidiary Bank Merger.................................... A-24
  Section 4.10. Plan of Merger............................................ A-25
  Section 4.11. Comfort Letters........................................... A-25
  Section 4.12. Restated Pinnacle Financial Statements.................... A-25
ARTICLE FIVE
 AGREEMENTS OF CNB........................................................ A-25
  Section 5.01. Regulatory Approvals and Registration Statement........... A-25
  Section 5.02. Breaches.................................................. A-26
  Section 5.03. Consummation of Agreement................................. A-26
  Section 5.04. Stock Options............................................. A-26
  Section 5.05. Directors and Officers' Liability Insurance and
   Indemnification........................................................ A-27
  Section 5.06. Employee Benefits......................................... A-27
  Section 5.07. Board Composition......................................... A-28
  Section 5.08. Access to Information..................................... A-28
  Section 5.09. Comfort Letters........................................... A-28
  Section 5.10. Restriction on Resales.................................... A-28
ARTICLE SIX
 CONDITIONS PRECEDENT TO MERGER........................................... A-29
  Section 6.01. Conditions to CNB's Obligations........................... A-29
  Section 6.02. Conditions to Pinnacle's Obligations...................... A-30
ARTICLE SEVEN
 TERMINATION OR ABANDONMENT............................................... A-31
  Section 7.01. Mutual Agreement.......................................... A-31
  Section 7.02. Breach of Agreements...................................... A-31
  Section 7.03. Environmental Reports..................................... A-31
  Section 7.04. Failure of Conditions..................................... A-31
  Section 7.05. Regulatory Approval Denial; Burdensome Condition.......... A-31

                                                                           PAGE
                                                                           ----
  Section 7.06. Shareholder Approval Denial; Withdrawal/Modification of
             Board Recommendation......................................... A-31
  Section 7.07. Regulatory Enforcement Matters............................ A-32
  Section 7.08. Fall-Apart Date........................................... A-32
  Section 7.09. Possible Purchase Price Adjustment........................ A-32
ARTICLE EIGHT
 GENERAL.................................................................. A-33
  Section 8.01. Confidential Information.................................. A-33
  Section 8.02. Publicity................................................. A-33
  Section 8.03. Return of Documents....................................... A-34
  Section 8.04. Notices................................................... A-34
  Section 8.05. Liabilities and Expenses.................................. A-34
  Section 8.06. Nonsurvival of Representations, Warranties and
   Agreements............................................................. A-35
  Section 8.07. Entire Agreement.......................................... A-35
  Section 8.08. Headings and Captions..................................... A-35
  Section 8.09. Waiver, Amendment or Modification......................... A-35
  Section 8.10. Rules of Construction..................................... A-35
  Section 8.11. Counterparts.............................................. A-35
  Section 8.12. Successors and Assigns.................................... A-36
  Section 8.13. Severability.............................................. A-36
  Section 8.14. Governing Law; Assignment................................. A-36
  Section 8.15. Enforcement of Agreement.................................. A-36
  Section 8.16. Termination Fee........................................... A-36

                  --Form of Pinnacle Option Agreement [inten-
 EXHIBIT 1.01     tionally omitted]
 EXHIBIT 1.10(a)  --Pinnacle's Legal Opinion Matters..........   A-Ex.-1.10(a)
 EXHIBIT 1.10(b)  --CNB's Legal Opinion Matters...............   A-Ex.-1.10(b)
 EXHIBIT 4.07     --Form of Affiliate's Letter................    A-Ex.-4.07-1
 EXHIBIT 7.09     --Index Group...............................      A-Ex.-7.09

                         AGREEMENT AND PLAN OF MERGER

  This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of October 14, 1997, by and between CNB BANCSHARES, INC., an Indiana corporation ("CNB"), and PINNACLE FINANCIAL SERVICES, INC., a Michigan corporation ("Pinnacle").

                                   RECITALS

  A. The Boards of Directors of CNB and Pinnacle have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which Pinnacle shall, subject to the terms and conditions set forth herein, merge with and into CNB (the "Merger").

  B. The Boards of Directors of CNB and Pinnacle have each determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and in furtherance of, their respective business strategies and goals.

  C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to CNB's willingness to enter into this Agreement, CNB and Pinnacle have executed a Stock Option Agreement (the "Pinnacle Option Agreement"), dated as of the date hereof and in the form attached hereto as
Exhibit 1.01, pursuant to which Pinnacle has granted CNB an option exercisable upon the occurrence of certain events.

  D. For federal income tax purposes, it is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and, as such, shareholders of Pinnacle will receive certain federal income tax-deferral benefits with respect to shares of CNB received in the Merger. This Agreement shall constitute a "plan of reorganization" for purposes of the Code.

  E. For accounting purposes, it is intended that the Merger shall be accounted for under the "pooling of interests" method of accounting.

  F. CNB and Pinnacle desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

  G. In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein and in the Pinnacle Option Agreement, CNB and Pinnacle hereby agree as follows:

                                  ARTICLE ONE

                          Terms of Merger And Closing

  SECTION 1.01. MERGER. Pursuant to the terms and provisions set forth herein and the Indiana Business Corporation Law (the "IBCL") and the Michigan Business Corporation Act (the "MBCA"), Pinnacle shall merge with and into CNB.

  SECTION 1.02. MERGING CORPORATION. Pinnacle shall be the merging corporation under the Merger and its corporate identity and existence, separate and apart from CNB, shall cease on consummation of the Merger.

  SECTION 1.03. SURVIVING CORPORATION. CNB shall be the surviving corporation in the Merger. No changes in the Articles of Incorporation of CNB shall be effected by the Merger.

  SECTION 1.04. EFFECT OF MERGER. The Merger shall have all of the effects provided for herein and the IBCL and the MBCA.

  SECTION 1.05. CONVERSION OF PINNACLE COMMON.

  (a) At the Effective Time (as defined in Section 1.09 hereof), by virtue of the Merger and without any action on the part of CNB, Pinnacle or their respective shareholders, each share of common stock, no par value per share, of Pinnacle (the "Pinnacle Common") issued and outstanding immediately prior to the Effective Time (other than shares of Pinnacle Common held in the treasury of Pinnacle or by any direct or indirect subsidiary of Pinnacle) shall be converted into the right to receive 1.0365 shares (the "Conversion Ratio") of common stock of CNB, stated value $1.00 per share (the "CNB Common"). The Conversion Ratio shall be subject to adjustment as set forth in Sections 1.06 and 7.09 hereof.

  (b) The shares of CNB Common to be issued pursuant to Section 1.05(a), together with any cash payment in lieu of fractional shares, as provided below in this Section 1.05(b), is referred to herein as the "Merger Consideration." No fractional shares of CNB Common shall be issued and, in lieu thereof, holders of shares of Pinnacle Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of Pinnacle Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share interest and the closing price of a share of CNB Common as reported in The Wall Street Journal (Midwest Edition) on the New York Stock Exchange ("N.Y.S.E.") trading day immediately preceding the date on which the Effective Time occurs.

  (c) At the Effective Time, all of the shares of Pinnacle Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Pinnacle Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.08 hereof.

  (d) At the Effective Time, each share of Pinnacle Common, if any, held in the treasury of Pinnacle or by any direct or indirect subsidiary of Pinnacle (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities and shares held by Pinnacle or any of its subsidiaries in respect to a debt previously contracted) immediately prior to the Effective Time shall be canceled.

  (e) Each share of CNB Common outstanding immediately prior to the Effective Time shall remain outstanding unaffected by the Merger.

  SECTION 1.06. SHARE ADJUSTMENTS. If between the date hereof and the Effective Time a share of CNB Common shall be changed into a different number of shares of CNB Common or a different class of shares (a "Share Adjustment") by reason of reclassification, recapitalization, splitup, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of CNB Common into which a share of Pinnacle Common shall be converted pursuant to Section 1.05(a) hereof shall be appropriately and proportionately adjusted so that each shareholder of Pinnacle shall be entitled to receive such number of shares of CNB Common as such shareholder would have received pursuant to such Share Adjustment had the record date therefor been immediately following the Effective Time of the Merger. In the event that the sum of (i) the number of shares of Pinnacle Common presented for exchange pursuant to Section 1.08 hereof or otherwise issued and outstanding at the Effective Time, and (ii) the number of shares of Pinnacle Common issuable upon the exercise of options or warrants (whether pursuant to Pinnacle Stock Options (as defined in Section 5.04 hereof) or otherwise, including to the extent permitted under Section 4.01(b)(i) hereof) as of the Effective Time, shall be greater than the sum of (x) the number of shares of Pinnacle Common represented in Section 2.01(b) hereof as being outstanding as of the date hereof, and (y) the number of shares of Pinnacle Common issuable upon the exercise of Pinnacle Stock Options represented in
Section 2.01(b) hereof as being outstanding as of the date hereof or granted after April 30, 1998, in accordance with Section 4.01(b)(i) hereof, then the Conversion Ratio shall be appropriately and proportionately decreased to take into account such additional issued and outstanding, and issuable, shares of Pinnacle Common.

  SECTION 1.07. CLOSING. The closing of the Merger (the "Closing") shall take place at a location mutually agreeable to the parties at 10:00 a.m., Central Time, on the Closing Date described in Section 1.09 hereof.

  SECTION 1.08. EXCHANGE PROCEDURES; SURRENDER OF CERTIFICATES.

  (a) The Citizens National Bank of Evansville shall act as Exchange Agent in the Merger (the "Exchange Agent").

  (b) As soon as reasonably practicable after the Effective Time, but in no event later than ten (10) business days after the Closing Date, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CNB may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Merger Consideration, plus dividends paid with respect to the Merger Consideration having a record date after the Effective Time as provided in Section 1.08(d) hereof. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer taxes or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  (c) Notwithstanding anything to the contrary contained herein, no Merger Consideration shall be delivered to a person who is an "affiliate" (as such term is used in Section 4.07 hereof) of Pinnacle unless such "affiliate" shall have theretofore executed and delivered to CNB the agreement referred to in
Section 4.07 hereof.

  (d) No dividends that are otherwise payable on shares of CNB Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of CNB Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of CNB Common shall be issued any dividends which shall have become payable with respect to such shares of CNB Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

  (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by CNB in its sole discretion, the posting by such person of a bond in such amount as CNB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant hereto.

  (f) At or after the Effective Time there shall be no transfers on the stock transfer books of Pinnacle of any shares of Pinnacle Common. If, after the Effective Time, Certificates are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration as provided in, and subject to the provisions of, this Section 1.08.

  SECTION 1.09. CLOSING DATE. At CNB's election, the Closing shall take place on (i) the last business day of, or (ii) the first business day of the month following, or (iii) the last business day of the earliest month which is the second month of a calendar quarter following, in each case, the month during which each of the conditions in Sections 6.01(d) and 6.02(d) hereof is satisfied or waived by the appropriate party or on such other date after such satisfaction or waiver as Pinnacle and CNB may agree (the "Closing Date"). The Merger shall be effective upon the later to occur of filing of Articles of Merger with the Secretary of State of the State of Indiana and the filing of a Certificate of Merger with the Department of Consumer and Industry Services of the State of Michigan (the "Effective Time"), which the parties shall use their best efforts to cause to occur on the Closing Date.

  SECTION 1.10. CLOSING DELIVERIES.

  (a) At the Closing, Pinnacle shall deliver to CNB:

    (i) a certified copy of the Articles of Incorporation and Bylaws of Pinnacle and the Subsidiary Bank (as defined in Section 2.04 hereof); and

    (ii) a Certificate signed by an appropriate officer of Pinnacle stating that, to the best knowledge and belief of such officer, (A) each of the representations and warranties contained in Article Two hereof (subject to the standard in Section 1.11 hereof) is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.01(b) hereof have been satisfied or waived as provided therein; and

    (iii) a certified copy of the resolutions of Pinnacle's Board of Directors and shareholders as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement; and

    (iv) Certificate of the Department of Consumer and Industry Services of the State of Michigan, dated a recent date, stating that Pinnacle is in good standing; and

    (v) Articles of Merger and Certificate of Merger executed by Pinnacle, reflecting the terms and provisions hereof and in proper form for filing with the Secretary of State of the State of Indiana and the Department of Consumer and Industry Services of the State of Michigan, respectively, in order to cause the Merger to become effective pursuant to the IBCL and the MBCA; and

    (vi) a legal opinion from counsel for Pinnacle, in form reasonably acceptable to CNB's counsel, opining with respect to the matters listed on
  Exhibit 1.10(a) hereto.

  (b) At the Closing, CNB shall deliver to Pinnacle:

    (i) a Certificate signed by an appropriate officer of CNB stating that, to the best knowledge and belief of such officer, (A) each of the representations and warranties contained in Article Three hereof (subject to the standard in Section 1.11 hereof) is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.02(b) and 6.02(d) hereof (but excluding the approval of Pinnacle's shareholders) have been satisfied or waived as provided therein; and

    (ii) a certified copy of the resolutions of CNB's Board of Directors and shareholders, as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement; and

    (iii) a legal opinion from counsel for CNB, in form reasonable acceptable to Pinnacle's counsel, opining with respect to the matters listed on
  Exhibit 1.12(b) hereto; and

    (iv) a certified copy of the Articles of Incorporation and Bylaws of CNB;
  and

    (v) Certificate of the Secretary of State of the State of Indiana, dated a recent date, stating that CNB is in good standing; and

    (vi) Articles of Merger and Certificate of Merger executed by CNB, reflecting the terms and provisions hereof and in proper form for filing with the Secretary of State of the State of Indiana and the Department of Consumer and Industry Services of the State of Michigan, respectively, in order to cause the Merger to become effective pursuant to the IBCL and the MBCA; and

    (vii) Evidence that CNB shall have delivered the Merger Consideration to the Exchange Agent for delivery to the shareholders of Pinnacle as contemplated by Section 1.08 hereof.

  SECTION 1.11. DISCLOSURE SCHEDULE; STANDARD.

  (a) Pinnacle has delivered to CNB a confidential schedule (the "Disclosure Schedule"), executed by both Pinnacle and CNB concurrently with the delivery and execution hereof, setting forth, among other things, items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article Two hereof; provided, that (a) no such item shall be required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 1.11(b) hereof, and (b) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Pinnacle that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

  (b) No representation or warranty of Pinnacle contained in Article Two hereof or CNB contained in Article Three hereof shall be deemed untrue or incorrect, and Pinnacle and CNB, as the case may be, shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article Two hereof, in the case of Pinnacle, or Article Three hereof, in the case of CNB, has had or is reasonably likely to have a Material Adverse Effect (as defined below in this Section 1.11(b)) on the party making such representation or warranty. As used herein, the term "Material Adverse Effect" means, with respect to Pinnacle or CNB, any effect that (i) is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of Pinnacle and its subsidiaries taken as a whole, or CNB and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Pinnacle or CNB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, and (c) any modifications or changes to valuation or reserve policies and practices in connection with or in anticipation of the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, or restructuring charges taken by Pinnacle in connection with its prior acquisitions of Indiana Financial Corporation ("IFC") and CB Bancorp, Inc. ("CBI"), as included in the financial statements included in Pinnacle's Current Report on Form 8-K/A, dated October 14, 1997, as currently on file with the Securities and Exchange Commission (the "S.E.C.").

  (c) Pinnacle shall be permitted to update and supplement the Disclosure Schedule so as to disclose exceptions to one or more representations or warranties contained in Article Two hereof which shall have arisen between the date hereof and the Closing Date; provided, however, that, anything herein to the contrary notwithstanding, the exceptions and other information set forth on any such updated or supplemented Disclosure Schedule shall not be taken into consideration in determining, for purposes of this Agreement, whether the condition set forth in Section 6.01(a) hereof shall have been satisfied.

                                  ARTICLE TWO

                  Representations And Warranties Of Pinnacle

  Subject to Section 1.11 hereof and except as disclosed in a Section of the Disclosure Schedule corresponding to the relevant Section in this Article Two, Pinnacle hereby makes the following representations and warranties:

  SECTION 2.01. ORGANIZATION AND CAPITAL STOCK.

  (a) Pinnacle is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. Pinnacle is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "B.H.C.A."). True, complete and correct copies of the Articles of Incorporation and Bylaws of Pinnacle, as amended and as in effect on the date of this Agreement, have been previously made available to CNB by Pinnacle.

  (b) The authorized capital stock of Pinnacle consists only of 15,000,000 shares of Pinnacle Common, of which, as of the date hereof, 12,339,408 shares are issued and outstanding. All of the issued and outstanding shares of Pinnacle Common are duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights. None of the outstanding shares of Pinnacle Common has been issued in violation of any preemptive rights of the current or past shareholders of Pinnacle. As of the date hereof, Pinnacle had outstanding employee stock options representing the right to acquire not more than 435,382 shares of Pinnacle Common pursuant to the Stock Option Plans (as defined in Section 5.04 hereof). To the best knowledge of Pinnacle, each Certificate issued by Pinnacle in replacement of any Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Pinnacle only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying Pinnacle against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate or the issuance of such replacement Certificate.

  (c) Except as set forth in subsection 2.01(b) above and except for the Pinnacle Option Agreement and as permitted under Section 4.01(b)(i) hereof,
(i) there are no shares of capital stock or other equity securities of Pinnacle outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of Pinnacle Common or other capital stock of Pinnacle or contracts, commitments, understandings or arrangements by which Pinnacle is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock, and (ii) there are no outstanding stock appreciation, phantom stock or similar rights.

  (d) The minute books of Pinnacle accurately reflect all corporate actions held or taken by its shareholders and Board of Directors (including committees of the Board of Directors) since January 1, 1992.

  SECTION 2.02. AUTHORIZATION; NO DEFAULTS. Pinnacle's Board of Directors has, by all appropriate action, approved this Agreement, the Pinnacle Option Agreement and the Merger and authorized the execution hereof and thereof on its behalf by its duly authorized officers and the performance by Pinnacle of its obligations hereunder. Pinnacle's Board of Directors has directed that the agreement of merger (within the meaning of the MBCA) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to the shareholders of Pinnacle for approval at the Pinnacle Shareholders' Meeting (as defined in Section 4.03 hereof), and, except for the adoption and approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Pinnacle Common, no other corporate proceedings on the part of Pinnacle are necessary to approve this Agreement, the Pinnacle Option Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, and by the Pinnacle Option Agreement. Nothing in the Articles of Incorporation or Bylaws of Pinnacle, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries are bound or subject would prohibit or inhibit Pinnacle from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement and the Pinnacle Option Agreement have been duly and validly executed and delivered by Pinnacle and constitute a legal, valid and binding obligation of Pinnacle, enforceable against Pinnacle in accordance with their respective terms. Pinnacle and its subsidiaries are neither in default under nor in violation of any provision of their Articles of Incorporation or Association, as the case may be, Bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement (however evidenced), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation. Holders of Pinnacle Common do not have dissenters' rights under the MBCA in connection with the Merger.

  SECTION 2.03. SUBSIDIARIES. Each of Pinnacle's banking subsidiaries and its other direct or indirect subsidiaries (collectively, the "subsidiaries") the name and jurisdiction of incorporation of which is disclosed in Section 2.03 of the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. The deposits of each of Pinnacle's subsidiaries that is an insured institution (within the meaning of the Federal Deposit Insurance Act) are insured by the Federal Deposit Insurance Corporation (the "F.D.I.C.") in accordance with the Federal Deposit Insurance Act, as amended, up to applicable limits. The number of issued and outstanding shares of capital stock of each such subsidiary is disclosed in Section 2.03 of the Disclosure Schedule, all of which shares are owned by Pinnacle or Pinnacle's subsidiaries, as the case may be, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, except for directors' qualifying shares, assessability under 12 U.S.C. (S)55 and comparable state laws, if applicable. There are no options, warrants or rights outstanding to acquire any capital stock of any of Pinnacle's wholly-owned subsidiaries and no person or entity has any other right to purchase or acquire any unissued shares of stock of any of Pinnacle's wholly-owned subsidiaries, nor does any such wholly-owned subsidiary have any obligation of any nature with respect to its unissued shares of stock. Neither Pinnacle nor any of Pinnacle's subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise. The Articles of Incorporation and Bylaws of each subsidiary of Pinnacle, as amended, copies of which have previously been made available to CNB by Pinnacle, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

  SECTION 2.04. FINANCIAL INFORMATION. The (i) audited consolidated balance sheets of Pinnacle and its subsidiaries as of December 31, 1996 and 1995, and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three (3) years ended December 31, 1996, together with the notes thereto, included in Pinnacle's Annual Report on Form 10-K for the year ended December 31, 1996, as currently on file with the S.E.C., and the unaudited consolidated balance sheets of Pinnacle and its subsidiaries as of March 31, 1997 and June 30, 1997, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the three (3) months and six (6) months, respectively, then ended included in Pinnacle's Quarterly Reports on Form 10-Q for the quarters then ended, as currently on file with the S.E.C.,
(ii) the audited consolidated balance sheets of IFC and its subsidiaries as of December 31, 1996 and 1995, and related consolidated income statements and statements of changes in shareholders' equity and of cash flows of IFC and its subsidiaries for the three (3) years ended December 31, 1996, together with the notes thereto, and the unaudited consolidated balance sheets of IFC and its subsidiaries as of June 30, 1997, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows of IFC and its subsidiaries for the six (6) months then ended each as included in Pinnacle's Current Report on Form 8-K/A dated October 14, 1997, as currently on file with the S.E.C., (iii) the audited consolidated balance sheets of CBI and its subsidiaries as of March 31, 1997 and 1996, and related consolidated income statements and statements of changes in shareholders' equity and of cash flows of CBI and its subsidiaries for the three (3) years ended March 31, 1997, together with the notes thereto, and the unaudited consolidated balance sheets of CBI and its subsidiaries as of June 30, 1997, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows of CBI and its subsidiaries for the three (3) months then ended each as included in Pinnacle's Current Report on Form 8-K/A dated October 14, 1997, as currently on file with the S.E.C., (iv) the pro forma consolidated balance sheet of Pinnacle and its subsidiaries as of June 30, 1997, and related consolidated income statements of Pinnacle and its subsidiaries for the twelve months ended December 31, 1996 and the six (6) months ended June 30, 1997, as included in Pinnacle's Current Report on Form 8-K/A dated October 14, 1997, as currently on file with the S.E.C., and (v) the year-end and quarterly Reports of Condition and Reports of Income of Pinnacle Bank (the "Subsidiary Bank") for 1996, March 31, 1997, and June 30, 1997, respectively, as currently on file with the F.D.I.C., and the Thrift Financial Reports of Indiana Federal Bank for Savings and Community Bank for 1996, March 31, 1997 and June 30, 1997, respectively, as filed with the Office of Thrift Supervision (the "O.T.S.") (together, the "Pinnacle Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the reports of the Subsidiary Bank and Indiana Federal Bank for Savings and Community Bank) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of the respective entity and its respective consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material). The books and records of Pinnacle and its subsidiaries and IFC and CBI and their respective subsidiaries since January 1, 1992, have been, and are being, maintained in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions.

  SECTION 2.05. ABSENCE OF CHANGES. Since December 31, 1996, there has not been any change in the financial condition, the results of operations or the business of Pinnacle and its subsidiaries taken as a whole which would have a Material Adverse Effect on Pinnacle, except as disclosed by Pinnacle since December 31, 1996 in its periodic reports filed with the S.E.C. under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  SECTION 2.06. REGULATORY ENFORCEMENT MATTERS. Neither Pinnacle, the Subsidiary Bank nor any other subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any investigation with respect to, any cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency (as defined below in this Section 2.06) that currently restricts the conduct of its business or that currently affects its capital adequacy, its credit policies, its management or its business (each, a "Regulatory Agreement"), nor has Pinnacle, the Subsidiary Bank or any other subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. Neither Indiana Federal Bank for Savings and Community Bank was, prior to the effective date of their respective mergers with the Subsidiary Bank, subject or party to, or received any notice or advice that it may become subject or party to, any currently effective Regulatory Agreement, nor had Indiana Federal Bank for Savings or Community Bank been advised by any Regulatory Agency that it was considering issuing or requesting any such Regulatory Agreement having any current effect. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Pinnacle, the Subsidiary Bank, any other subsidiaries, or any corporations or financial institutions merged with and into Pinnacle or the Subsidiary Bank. Prior to the effective date of their respective mergers with the Subsidiary Bank, there was no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Indiana Federal Bank for Savings or Community Bank. As used herein, the term "Regulatory Agency" means any federal or state agency charged with the supervision or regulation of banks or bank holding companies, or engaged in the insurance of bank deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to Pinnacle or any of its subsidiaries.

  SECTION 2.07. TAX MATTERS.

  (a) Each of Pinnacle and its subsidiaries has filed with the appropriate governmental agencies all foreign, federal, state and local Tax (as defined below in this Section 2.07) returns, declarations, estimates, information returns, statements and reports (collectively, "Tax Returns") required to be filed by it. Neither Pinnacle nor its subsidiaries are (a) delinquent in the payment of any Taxes shown on such Tax Returns or on any assessments received by it for such Taxes, (b) subject to any agreement extending the period for assessment or collection of any Tax, or (c) a party to any action or proceeding with, nor has any claim been asserted or threatened against any of them by, any governmental authority for assessment or collection of Taxes or for the refund of Taxes previously paid. The income Tax Returns of Pinnacle and its subsidiaries have been audited by the Internal Revenue Service (the "I.R.S.") and comparable state agencies and any liability with respect thereto has been satisfied for all years to and including 1993, and either no deficiencies were asserted as a result of such examination for which Pinnacle does not have adequate reserves or all such deficiencies have been satisfied. The reserve for Taxes in the financial statements of Pinnacle for the year ended December 31, 1996, is adequate to cover all of the liabilities for Taxes of Pinnacle and its subsidiaries that may become payable in future years with respect to any transactions consummated prior to December 31, 1996. As used herein, the term "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or undisputed.

  (b) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Pinnacle or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Pinnacle Employee Plan (as defined in Section 2.11(c) hereof) currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

  (c) Pinnacle has not been subject to any disallowance of a deduction under
Section 162(m) of the Code nor does Pinnacle reasonably believe that such a disallowance is reasonably likely to be applicable for any tax year of Pinnacle ended on or before the Closing Date.

  SECTION 2.08. LITIGATION AND RELATED MATTERS. Section 2.08 of the Disclosure Schedule describes all litigation, claims or other proceedings or investigations of any nature pending or, to the knowledge of Pinnacle, threatened, against Pinnacle or any of its subsidiaries, or of which the property of Pinnacle or any of its subsidiaries is or would be subject. There is no injunction, order, judgment, decree or regulatory restriction imposed upon Pinnacle, or any of its subsidiaries or the assets of Pinnacle of any of its subsidiaries. Since January 1, 1992, Pinnacle and its subsidiaries have continuously maintained fidelity bonds insuring them against acts of dishonesty in such amounts as are customary, usual and prudent for organizations of their size and business. There are no facts which would form the basis of a claim or claims under such bonds. Neither Pinnacle nor any of its subsidiaries has reason to believe that its respective fidelity coverage would not be renewed by the carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to Pinnacle's and its subsidiaries' past claim experience.

  SECTION 2.09. EMPLOYMENT AGREEMENTS. Section 2.09 of the Disclosure Schedule lists each agreement, arrangement, commitment or contract (whether written or oral) for the employment, election, retention or engagement, or with respect to the severance, of any present or former officer, employee, agent, consultant or other person or entity to which Pinnacle or any of its subsidiaries is a party to or bound by and which, by its terms, is not terminable by Pinnacle or such subsidiary on thirty (30) days written notice or less without the payment of any amount by reason of such termination. Copies of each written (and summaries of each oral) agreement, arrangement, commitment or contract listed in Section 2.09 of the Disclosure Schedule have been previously made available to CNB by Pinnacle.

  SECTION 2.10. REPORTS. Since January 1, 1992, Pinnacle and each of its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with (i) the Federal Reserve Board, (ii) the F.D.I.C., (iii) the S.E.C., (iv) any state securities authorities, (v) the Nasdaq Stock Market's National Market ("Nasdaq"), and (vi) any other Regulatory Agency with jurisdiction over Pinnacle or any of its subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  SECTION 2.11. EMPLOYEE MATTERS AND ERISA.

  (a) Neither Pinnacle nor any of its subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Pinnacle or any of its subsidiaries and to the knowledge of Pinnacle there is no present effort nor existing proposal to attempt to unionize any group of employees of Pinnacle or any of its subsidiaries.

  (b) (i) Pinnacle and its subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Pinnacle nor any of its subsidiaries is engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against Pinnacle or any subsidiary pending or, to the knowledge of Pinnacle, threatened before the National Labor Relations Board, (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Pinnacle, threatened against or directly affecting Pinnacle or any subsidiary, and (iv) neither Pinnacle nor any subsidiary has experienced any work stoppage or other labor difficulty during the past five (5) years.

  (c) Section 2.11(c) of the Disclosure Schedule describes each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each nonqualified employee benefit plan, deferred compensation, bonus, stock and incentive plan, and each other employee benefit and fringe benefit program for the benefit of former or current employees of Pinnacle or any subsidiary (the "Pinnacle Employee Plans") which Pinnacle and its subsidiaries maintain, contribute to or participate in or have any liability under. No present or former employee of Pinnacle or any subsidiary has been charged with breaching, or to the knowledge of Pinnacle has breached, a fiduciary duty under any of the Pinnacle Employee Plans. Neither Pinnacle nor any of its subsidiaries participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Section 2.11(c) of the Disclosure Schedule describes all plans that provides health, major medical, disability or life insurance benefits to former employees of Pinnacle or any subsidiary that Pinnacle and any subsidiary maintain, contribute to, or participate in. Section 2.11(c) of the Disclosure Schedule describes all of the employment related obligations of Pinnacle with respect to its acquisitions of IFC and CBI.

  (d) Neither Pinnacle nor any of its subsidiaries maintain, nor have any of them maintained for the past ten years, any Pinnacle Employee Plans subject to Title IV of ERISA or Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Pinnacle Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, and Pinnacle has not received notice of any threatened or imminent claim with respect to any Pinnacle Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Pinnacle or any of its subsidiaries would be liable after December 31, 1996, except as reflected on the Pinnacle Financial Statements. All liabilities of the Pinnacle Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no Pinnacle Employee Plan, at the end of any plan year, or at December 31, 1996, had or has had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on such Pinnacle Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Pinnacle and its subsidiaries have no contingent or actual liabilities under Title IV of ERISA. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the Pinnacle Employee Plans, whether or not waived. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the Pinnacle Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. After December 31, 1996, Pinnacle and its subsidiaries do not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Pinnacle Employee Plan. All Pinnacle Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

  (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events) would (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Pinnacle or any of its affiliates from Pinnacle or any of its affiliates under any Pinnacle Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Pinnacle Employee Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

  (f) Copies of each Pinnacle Employee Plan described in Section 2.11(c) of the Disclosure Schedule, and all amendments or supplements thereto, have been previously made available to CNB by Pinnacle. Section 2.11(f) of the Disclosure Schedule lists, for each Pinnacle Employee Plan, all of the following with respect thereto: (i) summary plan descriptions, (ii) lists of all current participants and all participants with benefit entitlements, (iii) contracts relating to plan documents, (iv) actuarial valuations for any defined benefit plan, (v) valuations for any plan as of the most recent date,
(vi) determination letters from the I.R.S., (vii) the most recent annual report filed with the I.R.S., (viii) registration statements and prospectuses, and (ix) trust agreements. Copies of each of the documents described in the preceding sentence have been previously made available to CNB by Pinnacle.

  SECTION 2.12. TITLE TO PROPERTIES; INSURANCE. (i) Pinnacle and its subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except Taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Pinnacle Financial Statements and easements, rights-of-way, and other restrictions and imperfections not material in nature, and further excepting in the case of Other Real Estate Owned (as such real estate is internally classified on the books of Pinnacle or its subsidiaries) rights of redemption under applicable law) to all of their owned real properties, (ii) all leasehold interests for real property and personal property used by Pinnacle and its subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, (iii) all such properties comply with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Pinnacle, threatened with respect to such properties, (iv) Pinnacle and its subsidiaries have valid title or other ownership rights under licenses to all intangible personal or intellectual property necessary to conduct the business and operations of Pinnacle and its subsidiaries as presently conducted, free and clear of any claim, defense or right of any other person or entity, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not adversely interfere with the use of such property, (v) all insurable properties owned or held by Pinnacle and its subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with bank holding companies of similar size, and there are presently no claims pending under such policies of insurance and no notices have been given by Pinnacle or any of its subsidiaries under such policies, and (vi) all tangible properties used in the businesses of Pinnacle and its subsidiaries are in good condition, reasonable wear and tear excepted, and are useable in the ordinary course of business consistent with past practices. Section 2.12 of the Disclosure Schedule sets forth, for each policy of insurance maintained by Pinnacle and its subsidiaries, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

  SECTION 2.13. ENVIRONMENTAL MATTERS.

  (a) As used herein, the term "Environmental Laws" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which Pinnacle and its subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

  (b) Neither the conduct nor operation of Pinnacle or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated or, to the knowledge of Pinnacle, may violate, Environmental Laws in a manner or to any extent exposing Pinnacle or its subsidiaries to liability or potential liability and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute or, to the knowledge of Pinnacle, may constitute, a violation of Environmental Laws in a manner or to any extent that would obligate (or potentially obligate) Pinnacle or its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither Pinnacle nor any of its subsidiaries has received any notice from any person or entity that Pinnacle or its subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws in a manner or to any extent exposing Pinnacle or its subsidiaries to liability or potential liability or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property and, to the knowledge of Pinnacle, Pinnacle and its subsidiaries and the operation and condition of any property ever owned, leased or operated by any of them are not and were not in violation of any Environmental Laws in a manner or to any extent exposing Pinnacle or its subsidiaries to liability or potential liability and none of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property. Section 2.13(b) of the Disclosure Schedule lists each property presently owned, leased or operated by Pinnacle or any of its subsidiaries which, to the knowledge of Pinnacle, contains any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property or which otherwise violates any Environmental Laws.

  SECTION 2.14. COMPLIANCE WITH LAW. Pinnacle and its subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

  SECTION 2.15. BROKERAGE. There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Pinnacle or its subsidiaries, other than agreements with Donaldson, Lufkin & Jenrette Securities Corporation, PL Capital, L.L.C., and Friedman, Billings, Ramsey & Co., Inc., and copies of such agreements have been previously made available to CNB by Pinnacle.

  SECTION 2.16. NON-BANKING ACTIVITIES OF PINNACLE AND SUBSIDIARIES. Neither Pinnacle nor any of its subsidiaries that is neither a bank, a bank operating subsidiary or a bank service corporation, directly or indirectly, engages in any activity prohibited by the Federal Reserve Board or the B.H.C.A. or which is not listed at 12 C.F.R. 225.25. Without limiting the generality of the foregoing, any equity investment of Pinnacle and each of its subsidiaries that is not a bank, a bank operating subsidiary or a bank service corporation, is not prohibited by the Federal Reserve Board or the B.H.C.A.

  SECTION 2.17. TRUST ADMINISTRATION. During the applicable statute of limitations period, (i) the Subsidiary Bank and each other subsidiary of Pinnacle which is a trust company or otherwise acts in a fiduciary capacity has properly administered all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and (ii) neither Pinnacle, any subsidiary of Pinnacle, nor any director, officer or employee of Pinnacle or any of its subsidiaries acting on behalf of Pinnacle or any of its subsidiaries, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Regulatory Agency pending, or to the knowledge of Pinnacle, threatened, against or affecting Pinnacle or any of its subsidiaries relating to the compliance by Pinnacle or any such subsidiary with sound fiduciary principles and applicable regulations.

  SECTION 2.18. POOLING OF INTERESTS; TAX-FREE REORGANIZATION. Pinnacle has no reason to believe that the Merger shall not qualify as a "pooling of interests" for accounting purposes or a tax-free reorganization within the meaning of Section 368(a) of the Code.

  SECTION 2.20. MATERIAL CONTRACTS AND AGREEMENTS. Neither Pinnacle nor any of its subsidiaries is a party to, or is bound by, any material contract (as defined in Item 601(b)(10) of Regulation S-K of the S.E.C.) or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of Pinnacle's subsidiaries) that has not been filed or incorporated by reference in periodic reports filed by Pinnacle with the S.E.C. under the Exchange Act or is not otherwise listed in Section 2.20 of the Disclosure Schedule. Section 2.20 of the Disclosure Schedule lists (i) each agreement restricting the nature or geographic scope of any line of business or activity of Pinnacle or its subsidiaries, and (ii) each agreement, indenture or other instrument relating to the borrowing of money by Pinnacle or any of its subsidiaries or the guarantee by Pinnacle or any of its subsidiaries of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business. Copies of each of the contracts and agreements listed in Section 2.20 of the Disclosure Schedule have been previously furnished to CNB by Pinnacle.

  SECTION 2.21. NO UNDISCLOSED LIABILITIES. Pinnacle and its subsidiaries do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Pinnacle or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the Pinnacle Financial Statements, and
(ii) normal fluctuation in the amount of the liabilities referred to in clause
(i) above occurring in the ordinary course of business of Pinnacle and its subsidiaries since the date of the June 30, 1997 balance sheet included in the Pinnacle Financial Statements.

  SECTION 2.22. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Pinnacle or its subsidiaries for inclusion in (i) the Registration Statement (as defined in Section 4.05 hereof), (ii) the Joint Proxy Statement/Prospectus (as defined in Section 4.03 hereof), and (iii) any other documents to be filed with the S.E.C., Nasdaq, the N.Y.S.E. or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and, with respect to the Joint Proxy Statement/Prospectus, when first mailed to the shareholders of Pinnacle and at the time of the Shareholders' Meetings (as defined in Section 5.01(c) hereof), contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Pinnacle shall be responsible for filing with the S.E.C., Nasdaq or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

  SECTION 2.23. STATE TAKEOVER LAWS. The Board of Directors of Pinnacle has taken all such action required to be taken by it to provide that this Agreement, the Pinnacle Option Agreement and the transactions contemplated by this Agreement and by the Pinnacle Option Agreement shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state.

  SECTION 2.24. FAIR LENDING; COMMUNITY REINVESTMENT ACT. With the exception of routine investigation of consumer complaints, neither Pinnacle nor any of its subsidiaries has been advised by any Regulatory Agency that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. Each of Pinnacle's depository institution subsidiaries received a Community Reinvestment Act ("CRA") rating of "Outstanding" or "Satisfactory" in its most recent CRA examination.

                                 ARTICLE THREE

                     Representations And Warranties Of CNB

  Subject to Section 1.11 hereof, CNB hereby make the following representations and warranties:

  SECTION 3.01. ORGANIZATION AND CAPITAL STOCK.

  (a) CNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. CNB is a bank holding company registered with the Federal Reserve Board under the B.H.C.A.

  (b) The authorized capital stock of CNB consists of (i) 50,000,000 shares of CNB Common, of which, as of September 30, 1997, 20,463,204 shares were issued and outstanding, and (ii) 2,000,000 shares of preferred stock, of which none are issued and outstanding. All of the issued and outstanding shares of CNB Common are duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights. As of the date hereof, CNB had outstanding employee stock options representing the right to acquire not more than 1,074,000 shares of CNB Common pursuant to the stock option plans of CNB.

  (c) The shares of CNB Common that are to be issued to the shareholders of Pinnacle pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

  SECTION 3.02. AUTHORIZATION. The Board of Directors of CNB has, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and the performance by CNB of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of CNB, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which CNB or any of its subsidiaries are bound or subject would prohibit or inhibit CNB from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by CNB and constitutes a legal, valid and binding obligation of CNB, enforceable against CNB in accordance with its terms and, except for the approval of the Merger by the affirmative vote of a majority of the issued and outstanding shares of CNB Common at the CNB Shareholders' Meeting (as defined in Section 5.01(c) hereof), no other corporate acts or proceedings are required to be taken by CNB to authorize the execution, delivery and performance of this Agreement. Except for the requisite approval of the Federal Reserve Board, the

Indiana Department of Financial Institutions and the Michigan Financial Institutions Bureau, no notice to, filing with, authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution and delivery of this Agreement or consummation of the Merger by CNB.

  SECTION 3.03. SUBSIDIARIES. Each of CNB's significant subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the S.E.C.) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

  SECTION 3.04. FINANCIAL INFORMATION. The consolidated balance sheets of CNB and its subsidiaries as of December 31, 1996 and 1995, and related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1996, together with the notes thereto, included in CNB's Annual Report on Form 10-K for the year ended December 31, 1996, as currently on file with the S.E.C., and the unaudited consolidated balance sheets of CNB and its subsidiaries as of March 31, 1997 and June 30, 1997, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the three
(3) months and six (6) months, respectively, then ended included in CNB's Quarterly Reports on Form10-Q for the quarters then ended, as currently on file with the S.E.C., and the year-end and quarterly Reports of Condition and Reports of Income of each of the subsidiary banks of CNB for 1996, March 31, 1997, and June 30, 1997, respectively, as currently on file with the applicable Regulatory Agency (together, the "CNB Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the reports of the subsidiary banks of CNB) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of CNB and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material).

  SECTION 3.05. ABSENCE OF CHANGES. Since December 31, 1996, there has not been any change in the financial condition, the results of operations or the business of CNB and its subsidiaries which would have a Material Adverse Effect on CNB, except as disclosed by CNB since December 31, 1996 in its periodic reports filed with the S.E.C. under the Exchange Act.

  SECTION 3.06. LITIGATION. There is no litigation, claim or other proceeding pending or, to the knowledge of CNB, threatened, against CNB or any of its subsidiaries, or of which the property of CNB or any of its subsidiaries is or would be subject, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon CNB, or any of its subsidiaries or the assets of CNB of any of its subsidiaries, which would have a Material Adverse Effect on CNB.

  SECTION 3.07. REPORTS. CNB and each of its significant subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with
(i) the S.E.C., (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency (the "O.C.C."), (iv) the F.D.I.C., (v) the N.Y.S.E., and (vi) any other Regulatory Agency with jurisdiction over CNB or any of its significant subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  SECTION 3.08. COMPLIANCE WITH LAW. CNB and its significant subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

  SECTION 3.09. POOLING OF INTERESTS; TAX-FREE REORGANIZATION. CNB has no reason to believe that the Merger shall not qualify as a "pooling of interests" for accounting purposes or a tax-free reorganization within the meaning of Section 368(a) of the Code.

  SECTION 3.10. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by CNB for inclusion in (i) the Registration Statement, (ii) the Joint Proxy Statement/Prospectus, and (iii) any other documents to be filed with the S.E.C., the N.Y.S.E. or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to the Joint Proxy Statement/Prospectus, when first mailed to the shareholders of Pinnacle and at the time of the Shareholders' Meetings, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that CNB shall be responsible for filing with the S.E.C., the N.Y.S.E. or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

  SECTION 3.11. REGULATORY ENFORCEMENT MATTERS. Neither CNB nor any of its significant subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any Regulatory Agreement, nor has CNB or any of its significant subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement.

  SECTION 3.12. TAX MATTERS. Each of CNB and its subsidiaries has filed with the appropriate governmental agencies all foreign, federal, state and local Tax Returns required to be filed by it. Neither CNB nor its subsidiaries are
(a) delinquent in the payment of any Taxes shown on such Tax Returns or on any assessments received by it for such Taxes, (b) subject to any agreement extending the period for assessment or collection of any Tax, or (c) a party to any action or proceeding with, nor has any claim been asserted or threatened against any of them by, any governmental authority for assessment or collection of Taxes or for the refund of Taxes previously paid. The income Tax Returns of CNB and its subsidiaries have been audited or otherwise closed by the I.R.S. and comparable state agencies and any liability with respect thereto has been satisfied for all years to and including 1992 (except for the State of Indiana which is 1990), and either no deficiencies were asserted as a result of such examination for which CNB does not have adequate reserves or all such deficiencies have been satisfied. The reserve for Taxes in the financial statements of CNB for the year ended December 31, 1996, is adequate to cover all of the liabilities for Taxes of CNB and its subsidiaries that may become payable in future years with respect to any transactions consummated prior to December 31, 1996.

  SECTION 3.13. BROKERAGE. There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by CNB or its subsidiaries, other than an agreement with Oppenheimer & Co., Inc., a copy of which has been previously made available to Pinnacle by CNB.

  SECTION 3.14. STATE TAKEOVER LAWS. The Board of Directors of CNB has taken all such action required to be taken by it to provide that this Agreement, the Pinnacle Option Agreement and the transactions contemplated by this Agreement and by the Pinnacle Option Agreement shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state.

  SECTION 3.15. NO UNDISCLOSED LIABILITIES. As of the date hereof, CNB and its subsidiaries do not have any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against CNB or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the CNB Financial Statements, and (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of CNB and its subsidiaries since the date of the June 30, 1997 balance sheet included in the CNB Financial Statements.

                                 ARTICLE FOUR

                            Agreements of Pinnacle

  SECTION 4.01. BUSINESS IN ORDINARY COURSE.

  (a) Pinnacle shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date hereof, except that (i) in the case of dividends payable until June 30, 1998, Pinnacle may declare and pay its regular quarterly dividend on the Pinnacle Common not to exceed $0.235 per share, at approximately the same times during each quarter during such period which it has historically declared and paid such dividends, and (ii) in the case of dividends payable on or after July 1, 1998, Pinnacle may declare and pay its regular quarterly dividend on the Pinnacle Common in an aggregate amount equal to the aggregate amount that Pinnacle shareholders would have received on their shares of CNB Common received in the Merger had the Effective Time been immediately before the record date or dates for the payment of each such dividend, at approximately the same times during each quarter during such period which it has historically declared and paid such dividends; provided, however, that Pinnacle and CNB shall cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that the Pinnacle shareholders shall receive a quarterly dividend from either Pinnacle or CNB but not from both during or with respect to such quarter.

  (b) Pinnacle shall, and shall cause each of its subsidiaries to, (1) continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, (2) use reasonable best efforts to maintain and preserve intact its respective business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and (3) by way of amplification and not limitation, Pinnacle and each of its subsidiaries shall not, without the prior written consent of CNB (which shall not be unreasonably withheld):

    (i) issue any Pinnacle Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase Pinnacle Common or any other capital stock or any securities convertible into or exchangeable for any capital stock of Pinnacle or any of its subsidiaries (except for (i) the issuance of Pinnacle Common pursuant to the valid exercise of Pinnacle Stock Options which are outstanding on the date hereof, (ii) the issuance of Pinnacle Common pursuant to the Pinnacle Option Agreement, and
  (iii) in the event that the Effective Time shall not have occurred on or before April 30, 1998, grants of Pinnacle Stock Options after April 30, 1998, in accordance with the Stock Option Plans and in a manner and pursuant to policies consistent with past practices; provided, however, that (1) such grants shall not be made if CNB shall have determined, in consultation with its independent auditors, KPMG Peat Marwick, LLP, that such grants would disqualify the Merger as a "pooling of interests" for accounting purposes, and (2) any persons who shall receive such grants of Pinnacle Stock Options from Pinnacle shall not be eligible to receive stock options with respect to shares of CNB Common from CNB during 1998); or

    (ii) directly or indirectly redeem, purchase or otherwise acquire any Pinnacle Common or any other capital stock of Pinnacle or effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize Pinnacle; or

    (iii) directly or indirectly redeem, purchase or otherwise acquire any capital stock of subsidiaries of the Pinnacle or effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize any subsidiary of Pinnacle (other than any of the foregoing all of the parties to which shall consist exclusively of Pinnacle and the wholly-owned subsidiaries of Pinnacle); or

    (iv) change its Articles of Incorporation or Association, as the case may be, or Bylaws; or

    (v) grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees, grant any stock options (other than grants of Pinnacle Stock Options after April 30, 1998, as provided in
  Section 4.01(b)(i) hereof) or, except as required by law or as required by existing contractual obligations which shall have been described in Section 2.11 of the Disclosure Schedule, adopt or make any material change in any bonus, insurance, pension, or other Pinnacle Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; or

    (vi) borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others, except in the ordinary course of business; or

    (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, including risk exposure in the mortgage repurchase program, in principal amounts in excess of $5,000,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $10,000,000 (excluding for this purpose any accrued interest or overdrafts), without the prior written consent of CNB, acting through its Senior Vice President and Chief Credit Officer or such other designee as CNB may give notice of to Pinnacle; or

    (viii) purchase or otherwise acquire any investment security for its own account, except in a manner and pursuant to policies consistent with past practice; or

    (ix) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

    (x) except as set forth in Section 4.01(b)(x) of the Disclosure Schedule, enter into any agreement, contract or commitment of a material nature out of the ordinary course of business; or

    (xi) except in the ordinary course of business, place on any of its material assets or properties any mortgage, pledge, lien, charge, or other encumbrance of a material nature; or

    (xii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to Pinnacle or its subsidiaries or any claims which Pinnacle or its subsidiaries may possess or waive any material rights with respect thereto; or

    (xiii) except as set forth in Section 4.01(b)(xiii) of the Disclosure Schedule, sell or otherwise dispose of any material real property or any material amount of any tangible or intangible personal property other than in the ordinary course of business and other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Pinnacle and its subsidiaries; or

    (xiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that Pinnacle and its subsidiaries shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

    (xv) commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on Pinnacle; or

    (xvi) purchase any real or personal property or make any other capital expenditure, except in a manner and pursuant to policies consistent with past practice; or

    (xvii) affirmatively take, or cause to be taken, any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code; or

    (xviii) take any action which would materially and adversely effect or delay the ability of either CNB or Pinnacle to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or the Pinnacle Option Agreement.

  (c) Pinnacle and its subsidiaries shall not, without the prior written consent of CNB, engage in any transaction or take any action that would render untrue (under the standard of Section 1.11 hereof) any of the representations and warranties of Pinnacle contained in Article Two hereof, if such representations and warranties were given as of the date of such transaction or action.

  (d) Pinnacle shall promptly notify CNB in writing of the occurrence of any matter or event known to and directly involving Pinnacle, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on Pinnacle.

  (e) Pinnacle and its subsidiaries shall not, and shall not authorize or permit any of their respective officers, directors, employees or agents to, on or before the earlier of the Closing Date or the date of termination of this Agreement, directly or indirectly solicit, initiate or encourage or (subject to the fiduciary duties of its directors as advised by counsel) hold discussions or negotiations with or provide any information to any person in connection with any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of Pinnacle Common or other securities of Pinnacle or its subsidiaries. Pinnacle shall promptly (which for this purpose shall mean within twenty-four (24) hours) advise CNB of its receipt of any such proposal or inquiry concerning any possible such proposal, the substance of such proposal or inquiry, and the identity of such person.

  SECTION 4.02. BREACHES. Pinnacle shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to CNB and use its best efforts to prevent or promptly remedy the same.

  SECTION 4.03. SUBMISSION TO SHAREHOLDERS. Pinnacle shall cause to be duly called and held, on a date selected by Pinnacle with the approval of CNB, a special meeting of its shareholders (the "Pinnacle Shareholders' Meeting") for submission of this Agreement and the Merger for approval of such Pinnacle shareholders as required by the MBCA. In connection with the Pinnacle Shareholders' Meeting, (i) Pinnacle shall cooperate and assist CNB in preparing and filing a Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") with the S.E.C. and Pinnacle shall mail it to its shareholders, (ii) Pinnacle shall furnish CNB all information concerning itself that CNB may reasonably request in connection with such Joint Proxy Statement/Prospectus, and (iii) the Board of Directors of Pinnacle (subject to compliance with its fiduciary duties as advised by counsel) shall recommend to its shareholders the approval of this Agreement and the Merger contemplated by this Agreement and use its best efforts to obtain such shareholder approval.

  SECTION 4.04. CONSENTS TO CONTRACTS AND LEASES. Pinnacle shall use its best efforts to obtain all necessary consents with respect to all interests of Pinnacle and its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger, if any.

  SECTION 4.05. CONSUMMATION OF AGREEMENT. Pinnacle shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger and the other transactions contemplated hereby in accordance with the terms and provisions hereof and to effect the transition and integration of the business and operations of Pinnacle and its subsidiaries with the business and operations of CNB and its subsidiaries. Pinnacle shall furnish to CNB in a timely manner all information, data and documents in the possession of Pinnacle requested by CNB as may be required to obtain any necessary regulatory or other approvals of the Merger and to file with the S.E.C. a registration statement on FormS-4 (the "Registration Statement") relating to the shares of CNB Common to be issued to the shareholders of Pinnacle pursuant to the Merger and this Agreement and shall otherwise cooperate fully with CNB to carry out the purpose and intent of this Agreement.

  SECTION 4.06. ENVIRONMENTAL REPORTS. Pinnacle shall provide to CNB, as soon as reasonably practical, but not later than forty-five (45) days after the date hereof, a report of a phase one environmental investigation on the real property identified on Section 2.13(b) of the Disclosure Schedule, if any, and within ten (10) days after the acquisition or lease of any real property acquired or leased by Pinnacle or its subsidiaries after the date hereof (but excluding space in office or retail and similar establishments leased by Pinnacle or its subsidiaries for automatic teller machines or bank branch facilities or other office uses where the space leased comprises less than 50% of the total space leased to all tenants of such property), except as otherwise provided in Section 4.01(b)(xiv) hereof. If required by the phase one investigation in CNB's reasonable opinion, Pinnacle shall provide to CNB, within sixty (60) days of the receipt by Pinnacle of the request of CNB therefor, a report of a phase two investigation on properties requiring such additional study. CNB shall have fifteen (15) business days from the receipt of any such phase two investigation report to notify Pinnacle of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonably likely to be required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $5,000,000 as reasonably estimated by an environmental expert retained for such purpose by CNB and reasonably acceptable to Pinnacle, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then CNB shall have the right pursuant to Section 7.03 hereof, for a period of fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be CNB's sole remedy in such event.

  SECTION 4.07. RESTRICTION ON RESALES. Pinnacle shall deliver to CNB, at least five (5) days prior to the mailing of the Joint Proxy Statement/Prospectus to the shareholders of Pinnacle in connection with the Pinnacle Shareholders' Meeting, a list of each person who may reasonably be deemed an "affiliate" of Pinnacle within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of Pinnacle. Pinnacle shall use its best efforts to obtain and deliver to CNB, at least thirty-one (31) days prior to the Closing Date, the signed agreement, in the form of Exhibit 4.07 hereto, of each person named on the list referred to in the preceding sentence regarding compliance by such person with (i) the provisions of such Rule 145, and (ii) the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares (or reduction of risk with respect thereto) of Pinnacle Common during the thirty
(30) days preceding the Closing Date, or CNB Common until such time as financial results covering at least thirty (30) days of post-Merger combined operations have been published.

  SECTION 4.08. ACCESS TO INFORMATION. Pinnacle shall permit CNB reasonable access in a manner which shall avoid undue disruption or interference with Pinnacle's normal operations to its properties and shall disclose and make available to CNB all books, documents, papers, records and computer systems documentation and files relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), Employee Benefit Plans, and any other business activities or prospects in which CNB may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. CNB shall hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

  SECTION 4.09. SUBSIDIARY BANK MERGER. Upon the request of CNB, Pinnacle shall cause the Subsidiary Bank to enter into a merger agreement, subject to the conditions of this Agreement, with a wholly-owned banking subsidiary of CNB, and take all other actions and cooperate with CNB in causing such merger (the "Subsidiary Bank Merger") to be effected. Such subsidiary bank merger agreement shall provide, in addition to customary terms for the combination of subsidiary bank operations in transactions such as this: (i) for consummation of any such merger on a date on or after the Closing Date, as may be selected by CNB, and (ii) that the obligations of the Subsidiary Bank thereunder are conditioned on the prior or simultaneous consummation of the Merger pursuant to this Agreement.

  SECTION 4.10. PLAN OF MERGER. At the request of CNB, Pinnacle shall enter into a separate plan of merger or articles of merger or certificate of merger reflecting the terms hereof for purposes of any filing requirement of the IBCL and the MBCA.

  SECTION 4.11. COMFORT LETTERS. Pinnacle shall use its reasonable best efforts to cause to be delivered to CNB, and to CNB's directors and officers who sign the Registration Statement, a letter of KPMG Peat Marwick, LLP, independent auditors for Pinnacle, dated (i) the date on which the Registration Statement shall become effective, and (ii) a date shortly prior to the Effective Date, and addressed to CNB, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

  SECTION 4.12. RESTATED PINNACLE FINANCIAL STATEMENTS. Pinnacle shall prepare restated audited supplemental consolidated financial statements (the "Restated Pinnacle Financial Statements"), giving retroactive effect to the business combinations with IFC and CBI which were consummated on August 1, 1997. Pinnacle shall prepare the Restated Pinnacle Financial Statements in accordance with the requirements of Item 12(b)(2)(iv) of Form S-4 and Regulation S-X under the Securities Act. Pinnacle shall include the Restated Pinnacle Financial Statements as an exhibit to Pinnacle's Current Report on Form 8-K, which Pinnacle shall file with the S.E.C. on or before the earlier to occur of (i) the date upon which it shall have filed with the S.E.C. its Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, or
(ii) November 14, 1997.

                                 ARTICLE FIVE

                               Agreements of CNB

  SECTION 5.01. REGULATORY APPROVALS AND REGISTRATION STATEMENT; OTHER
AGREEMENTS.

  (a) CNB shall file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board. CNB shall keep Pinnacle reasonably informed as to the status of such applications and make available to Pinnacle for review prior to filing with the applicable Regulatory Agencies from time to time copies of such applications and any supplementally filed materials.

  (b) CNB shall file with the S.E.C. the Registration Statement relating to the shares of CNB Common to be issued to the shareholders of Pinnacle pursuant hereto, and shall use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, CNB shall cause the Registration Statement to comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. CNB covenants with Pinnacle that at the time of mailing thereof to the shareholders of Pinnacle, at the time of the Shareholders' Meetings and at the Effective Time, the Joint Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading. CNB shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. CNB shall promptly and properly prepare and file (i) any application required to list on the N.Y.S.E. the shares of CNB Common to be issued pursuant to the Merger, and (ii) any filings required under the Exchange Act relating to the Merger and the transactions contemplated herein.

  (c) CNB shall cause to be duly called and held, on a date selected by CNB and approved by Pinnacle, a special meeting of its shareholders (the "CNB Shareholders' Meeting" and, together with the Pinnacle Shareholder Meeting, the "Shareholders' Meetings") for submission of the transactions contemplated by this Agreement for approval of such CNB shareholders. In connection with the CNB Shareholders' Meeting, (i) CNB shall prepare and file the Joint Proxy Statement/Prospectus with the S.E.C. and mail it to its shareholders, and (ii) the Board of Directors of CNB shall (subject to compliance with its fiduciary duties as advised by counsel) recommend to its shareholders the approval of the issuance by CNB of the shares of CNB Common as provided herein and use its best efforts to obtain such shareholder approval.

  (d) CNB shall not (i) between the date hereof and the Effective Time, except in a manner and pursuant to policies consistent with past practice, grant any employee or director stock options to acquire CNB Common, (ii) between the date hereof and the Effective Time, commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on CNB, (iii) affirmatively take, or cause to be taken, any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code, (iv) without the prior written consent of Pinnacle, engage in any transaction or take any action that would render untrue (under the standard of Section 1.11 hereof) any of the representations and warranties of CNB contained in Article Three hereof (except for any such representations and warranties made only as of a specified date), if such representations and warranties were given as of the date of such transaction or action. CNB shall promptly notify Pinnacle in writing of the occurrence of any matter or event known to and directly involving CNB, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on CNB.

  SECTION 5.02. BREACHES. CNB shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Pinnacle and use its best efforts to prevent or promptly remedy the same.

  SECTION 5.03. CONSUMMATION OF AGREEMENT. CNB shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

  SECTION 5.04. STOCK OPTIONS.

  (a) At the Effective Time, each outstanding option to purchase shares of Pinnacle Common (a "Pinnacle Stock Option") issued pursuant to the Pinnacle Financial Services, Inc. Executive Long Term Incentive Plan (also known as the Pinnacle Financial Services, Inc. 1993 Stock Option Plan), as amended, and the Indiana Financial Corporation 1986 Stock Option and Incentive Plan (together, the "Stock Option Plans"), whether or not exercisable or vested, shall cease to represent a right to acquire shares of Pinnacle Common and shall be converted automatically into an option to acquire, from and after the Effective Time, on the same terms and conditions as were applicable under such Pinnacle Stock Option (including the immediate vesting of such Pinnacle Stock Option to the extent that the terms thereof shall provide for such immediate vesting upon the consummation of the Merger), the number of full shares of CNB Common as the holder of such Pinnacle Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (determined by multiplying the aggregate number of shares of Pinnacle Common covered by such Pinnacle Stock Option by the Conversion Ratio), at a price per share equal to (y) the aggregate amount of the exercise prices for Pinnacle Common otherwise purchasable pursuant to such Pinnacle Stock Option, divided by (z) the number of full shares (and, subject to Section 5.04(d) hereof, for these purposes, any fractional share amount shall be rounded upwards to the next higher full share amount) of CNB Common deemed purchasable pursuant to such Pinnacle Stock Option (determined as provided above in this Section 5.04(a)). In no event shall CNB be required to issue fractional shares of CNB Common.

  (b) As soon as practicable after the Effective Time, CNB shall deliver to each holder of Pinnacle Stock Options appropriate notices setting forth such holders' rights pursuant to the Stock Option Plans, and the agreements evidencing the grants of such Pinnacle Stock Options shall continue in effect on the same terms and conditions (subject to the conversion required by this Section 5.04 after giving effect to the Merger and the assumption by CNB as set forth above). To the extent necessary to effectuate the provisions of this Section 5.04, CNB shall deliver new or amended agreements reflecting the terms of each Pinnacle Stock Option assumed by CNB and amend the Stock Option Plans to reflect the terms hereof.

  (c) As soon as practicable after the Effective Time, CNB shall file with the S.E.C. a registration statement on an appropriate form with respect to the shares of CNB Common subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses with respect thereto) for so long as such options remain outstanding.

  (d) The adjustment provided in this Section 5.04 with respect to any Pinnacle Stock Options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, such Section 424(a) of the Code shall override anything to the contrary contained herein.

  SECTION 5.05. DIRECTORS AND OFFICERS' LIABILITY INSURANCE AND
INDEMNIFICATION.

  (a) For a period of six (6) years after the Effective Time, CNB shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Pinnacle (provided that CNB may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); provided, however, that in no event shall CNB be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 5.05(a), any amount per annum in excess of 150% of the amount of the annual premiums paid as of the date hereof by Pinnacle for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, CNB shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, CNB may request Pinnacle to, and Pinnacle shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to CNB, extending for a period of six (6) years Pinnacle's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective
Time) and such coverage shall satisfy CNB's obligations under this Section 5.05(a).

  (b) For the applicable statute of limitations period, CNB shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Pinnacle and its subsidiaries (each, an "Indemnified Party") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Pinnacle Option Agreement) to the full extent then permitted under the MBCA and by Pinnacle's Articles of Incorporation as in effect on the date hereof (and, with respect to predecessors of Pinnacle, the applicable laws, articles of incorporation and bylaws pertaining thereto), including provisions relating to advances of expenses incurred in the defense of any action or suit.

  (c) Notwithstanding anything to the contrary, CNB shall acknowledge and assume, upon consummation of the Merger, the obligations of Pinnacle relating to the subject matter of this Section 5.05 with respect to its prior acquisitions of IFC and CBI.

  SECTION 5.06. EMPLOYEE BENEFITS.

  (a) CNB shall, with respect to each employee of Pinnacle or its subsidiaries at the Effective Time who shall continue in employment with Pinnacle, CNB or their respective subsidiaries (each a "Continued Employee"), provide the benefits described in this Section 5.06. Subject to the right of subsequent amendment, modification or termination in CNB's sole discretion, each Continued Employee shall be entitled, as a new employee of a subsidiary of CNB, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of CNB's subsidiaries (the "CNB Employee Plans"), if and as a Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and otherwise shall not be participating in a similar plan maintained by Pinnacle after the Effective Time. Pinnacle employees shall be eligible to participate on the same basis as similarly situated employees of other CNB subsidiaries. All such participation shall be subject to such terms of such CNB Employee Plans as may be in effect from time to time and this Section 5.06 is not intended to give Continued Employees any rights or privileges superior to those of other employees of CNB's subsidiaries (except as provided in the following sentence with respect to credit for past service). CNB may terminate or modify all Pinnacle Employee Plans except insofar as benefits thereunder shall have vested at the Effective Time and cannot be modified and CNB's obligation under this Section 5.06 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, CNB shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any CNB Employee Plans in which Continued Employees may participate (but not for benefit accruals under any defined benefit plan), credit each Continued Employee with his or her term of service with Pinnacle and its subsidiaries and its and their predecessors. Notwithstanding anything to the contrary, CNB shall acknowledge and assume, upon consummation of the Merger, the obligations of Pinnacle relating to the subject matter of this Section 5.06 resulting from its prior acquisitions of IFC and CBI, as such obligations are described in
Section 2.11(c) of the Disclosure Schedule.

  (b) Notwithstanding anything to the contrary, CNB shall acknowledge and assume, upon consummation of the Merger, the obligations of Pinnacle under its severance agreements, supplemental retirement plans and arrangements, deferred compensation plans and arrangements, and related trusts including, without limitation, all of the same maintained or provided by any subsidiary of Pinnacle and any predecessor of Pinnacle or any of its subsidiaries, as such obligations are described in Section 2.11(c) of the Disclosure Schedule.

  SECTION 5.07. BOARD COMPOSITION. CNB's Board of Directors shall take all requisite action to elect three (3) persons as directors of CNB (and divided among the three (3) classes of CNB's Board of Directors) effective as of the first meeting of CNB's Board of Directors after the Effective Time, which persons shall be mutually selected by Pinnacle and CNB.

  SECTION 5.08. ACCESS TO INFORMATION. CNB shall permit Pinnacle reasonable access in a manner which shall avoid undue disruption or interference with CNB's normal operations to its properties and shall disclose and make available to Pinnacle all books, documents, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a material waiver of the attorney-client or attorney work product privileges under the rules of evidence), plans affecting employees, and any other business activities or prospects in which Pinnacle may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Pinnacle shall hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

  SECTION 5.09. COMFORT LETTERS. CNB shall use its reasonable best efforts to cause to be delivered to Pinnacle, a letter of KPMG Peat Marwick, LLP, independent auditors for CNB, dated (i) the date on which the Registration Statement shall become effective, and (ii) a date shortly prior to the Effective Date, and addressed to Pinnacle, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

  SECTION 5.10. RESTRICTION ON RESALES; PUBLICATION OF POST-MERGER RESULTS.

  (a) CNB shall deliver to Pinnacle, at least five (5) days prior to the mailing of the Joint Proxy Statement/Prospectus to the shareholders of CNB in connection with the CNB Shareholders' Meeting, a list of each person who may reasonably be deemed an "affiliate" of CNB within the meaning of such term as used in Rule 145 under the Securities Act, at the time the Joint Proxy Statement/Prospectus is mailed to the shareholders of CNB. CNB shall use its best efforts to obtain and deliver to Pinnacle, at least thirty-one (31) days prior to the Closing Date, the signed agreement of each person named on the list referred to in the preceding sentence regarding compliance by such person with the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares (or reduction of risk with respect thereto) of CNB Common during the thirty (30) days preceding the Closing Date and until such time as financial results covering at least thirty (30) days of post-Merger combined operations have been published.

  (b) CNB shall publish financial results covering at least thirty (30) days of post-Merger combined operations not later than forty-five (45) days following the end of the calendar quarter which shall first occur following the Closing Date which shall include thirty (30) or more days of post-Merger combined operations.

                                  ARTICLE SIX

                        Conditions Precedent To Merger

  SECTION 6.01. CONDITIONS TO CNB'S OBLIGATIONS. The obligations of CNB to effect the Merger shall be subject to the satisfaction (or waiver by CNB) prior to or on the Closing Date of the following conditions:

    (a) The representations and warranties made by Pinnacle in this Agreement shall be true and correct (subject to the standard in Section 1.11 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct (subject to the standard in Section 1.11 hereof) as of such date); and

    (b) Pinnacle shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement; and

    (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

    (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of Pinnacle and CNB, required by law or the N.Y.S.E. for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired, and no regulatory approval shall have imposed any condition, requirement or restriction which the Board of Directors of CNB reasonably determines in good faith would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement to CNB and its shareholders as to render inadvisable the consummation of the Merger (any such condition, requirement or restriction, a "Burdensome Condition"); and

    (e) CNB shall have received all documents required to be received from Pinnacle on or prior to the Closing Date, all in form and substance reasonably satisfactory to CNB; and

    (f) The Merger shall qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement and CNB shall have received an opinion letter, dated as of the Closing Date, from KPMG Peat Marwick, LLP, its independent public accountants, to such effect; and

    (g) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. or any state securities agency; and

    (h) CNB shall have received an opinion of its counsel, Lewis, Rice & Fingersh, L.C., to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement (i) the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss shall be recognized by the holders of shares of Pinnacle Common upon receipt of Merger Consideration (except for cash received in lieu of fractional shares), (iii) the basis of shares of CNB Common received by the shareholders of Pinnacle shall be the same as the basis of shares of Pinnacle Common exchanged therefor, and (iv) the holding period of the shares of CNB Common received by such shareholders shall include the holding period of the shares of Pinnacle Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time; and

    (i) CNB shall have received the letters referred to in Section 4.11 from KPMG Peat Marwick, LLP, Pinnacle's independent auditors; and

    (j) CNB shall have received, on or before the date of the mailing of the Joint Proxy Statement/Prospectus, from its investment banker, Oppenheimer & Co., Inc., the reaffirmation of the opinion of such investment banker, originally rendered and delivered to CNB at the meeting of the Board of Directors of CNB at which this Agreement was approved by such Board of Directors, to the effect that the transactions contemplated by this Agreement are fair to CNB and its shareholders from a financial point of view.

  SECTION 6.02. CONDITIONS TO PINNACLE'S OBLIGATIONS. The obligations of Pinnacle to effect the Merger shall be subject to the satisfaction (or waiver by Pinnacle) prior to or on the Closing Date of the following conditions:

    (a) The representations and warranties made by CNB in this Agreement shall be true and correct (subject to the standard in Section 1.11 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct (subject to the standard in Section 1.11 hereof) as of such date); and

    (b) CNB shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed on or prior to the Closing Date under this Agreement; and

    (c) No Injunction preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Agency or any other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

    (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of Pinnacle and CNB, required by law or the N.Y.S.E. for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired; and

    (e) Pinnacle shall have received all documents required to be received from CNB on or prior to the Closing Date, all in form and substance reasonably satisfactory to Pinnacle; and

    (f) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the S.E.C. or any state securities agency; and

    (g) Pinnacle shall have received a copy of the opinion of CNB's counsel, addressed to Pinnacle, contemplated by Section 6.01(h) hereof; and

    (h) Pinnacle shall have received the letters referred to in Section 5.09 from KPMG Peat Marwick, LLP, CNB's independent auditors; and


    (i) Pinnacle shall have received, on or before the date of the mailing of the Joint Proxy Statement/Prospectus, from its investment banker, Friedman, Billings, Ramsey & Co., Inc., the reaffirmation of the opinion of such investment banker, originally rendered and delivered to Pinnacle at the meeting of the Board of Directors of Pinnacle at which this Agreement was approved by such Board of Directors, to the effect that the transactions contemplated by this Agreement, including the Merger, are fair to Pinnacle and its shareholders from a financial point of view; and

    (j) The Merger shall qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement and Pinnacle shall have received an opinion letter, dated as of the Closing Date, from KPMG Peat Marwick, LLP, CNB's independent public accountants, to such effect; and

    (k) The shares of CNB Common issuable pursuant to this Agreement shall have been approved for listing on the N.Y.S.E., subject to official notice of issuance.

                                 ARTICLE SEVEN

                          Termination Or Abandonment

  SECTION 7.01. MUTUAL AGREEMENT. This Agreement may be terminated by the mutual written agreement of CNB and Pinnacle at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of Pinnacle and CNB shall have been previously obtained.

  SECTION 7.02. BREACH OF AGREEMENTS. In the event that there is a breach in any of the representations and warranties (subject to the standard in Section
1.11 hereof) or a material breach of any of the agreements of CNB or Pinnacle, which breach is not cured within thirty (30) days after written notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

  SECTION 7.03. ENVIRONMENTAL REPORTS. CNB may terminate this Agreement to the extent provided by Section 4.06 hereof and this Section 7.03 by giving timely written notice thereof to Pinnacle.

  SECTION 7.04. FAILURE OF CONDITIONS. In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of this Agreement and the Merger by the shareholders of Pinnacle and CNB shall has been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

  SECTION 7.05. REGULATORY APPROVAL DENIAL; BURDENSOME CONDITION. If any regulatory application filed pursuant to Section 5.01(a) hereof should be finally denied or disapproved by the respective regulatory authority, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by CNB, as a condition for approval, shall not be deemed to be a denial or disapproval so long as CNB diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of CNB (hereinafter referred to as the "appeal") then the application shall be deemed denied unless CNB prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval. CNB may terminate this Agreement if its Board of Directors shall have reasonably determined in good faith that any of the requisite regulatory approvals imposes a Burdensome Condition, and CNB shall deliver written notice of such determination to Pinnacle not later than thirty (30) days after receipt by CNB of notice of the imposition of such Burdensome Condition from the applicable Regulatory Agency (unless an appeal of such determination is being pursued by CNB, in which event the foregoing notice shall be given within thirty (30) days of the termination of any such appeal by CNB or the denial of such appeal by the appropriate Regulatory Agency).

  SECTION 7.06. SHAREHOLDER APPROVAL DENIAL; WITHDRAWAL/MODIFICATION OF BOARD RECOMMENDATION. If this Agreement and the relevant transactions contemplated by this Agreement, including the Merger, are not approved by the requisite vote of the shareholders of Pinnacle and CNB at the respective Shareholders' Meetings, then either party may terminate this Agreement. CNB may terminate this Agreement if Pinnacle's Board of Directors shall have failed to approve or recommend this Agreement or the Merger, or shall have withdrawn or modified in any manner adverse to CNB its approval or recommendation of this Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing. Pinnacle may terminate this Agreement if CNB's Board of Directors shall have failed to approve or recommend this Agreement or the Merger, or shall have withdrawn or modified in any manner adverse to Pinnacle its approval or recommendation of this Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing.

  SECTION 7.07. REGULATORY ENFORCEMENT MATTERS. In the event that Pinnacle or any of its subsidiaries shall, after the date hereof, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with a Regulatory Agency, which would have a Material Adverse Effect on Pinnacle, then CNB may terminate this Agreement. In the event that CNB or any of its subsidiaries shall, after the date hereof, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with a Regulatory Agency, which would have a Material Adverse Effect on CNB, then Pinnacle may terminate this Agreement.

  SECTION 7.08. FALL-APART DATE. If the Closing Date does not occur on or prior to September 30, 1998, then this Agreement may be terminated by either party by giving written notice thereof to the other, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement.

  SECTION 7.09. POSSIBLE PURCHASE PRICE ADJUSTMENT.

  (a) As used in this Section 7.09, the following terms shall have the following meanings:

    (i) "CNB Average Price" shall mean the average of the daily closing prices of CNB Common as reported in The Wall Street Journal (Midwest Edition) for the twenty (20) N.Y.S.E. trading days preceding the fifth
  (5th) calendar day prior to the Closing Date (the "Determination Date"). The CNB Average Price shall be appropriately and proportionately adjusted to reflect any Share Adjustment, as contemplated by Section 1.06 hereof.

    (ii) "CNB Starting Price" shall mean the average of the daily closing prices of CNB Common as reported in The Wall Street Journal (Midwest Edition) for the ten (10) consecutive full N.Y.S.E. trading days commencing on the day five (5) full N.Y.S.E. trading days before the first public announcement of the Merger.

    (iii) "Index Average Price" shall mean the weighted average (weighted in accordance with the factors listed on Exhibit 7.09 hereto) of the Stock Prices for all of the companies comprising the Index Group for the twenty
  (20) consecutive full N.Y.S.E. trading days ending on the Determination
  Date.

    (iv) "Index Group" shall mean all of those companies listed on Exhibit
  7.09 hereto, the common stock of which is publicly traded and as to which there is no pending publicly announced agreement or proposal at any time during the period of ten (10)N.Y.S.E. trading days ending on the Determination Date for such company to be acquired or to acquire another company in exchange for its stock where, in such later case, such company to be acquired would be a significant subsidiary of such acquiring company (as such term is defined in Section 3.03 hereof). In the event that any such company or companies are so removed from the Index Group, the weights attributed to the remaining companies shall be adjusted accordingly.

    (v) "Index Starting Price" shall mean the weighted average (weighted in accordance with the factors listed on Exhibit 7.09 hereto) of the Stock Prices for all of the companies comprising the Index Group for the ten (10) consecutive full N.Y.S.E. trading days commencing on the day five (5) full N.Y.S.E. trading days before the first public announcement of the Merger.

    (vi) "Stock Price" shall mean, for any company belonging to the Index Group, the average of the daily closing sale prices of a share of common stock of such company, as reported in the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded during the applicable period. The Stock Price, for any company belonging to the Index Group, shall be appropriately and proportionately adjusted to reflect any Share Adjustment effected by such company during the applicable period.

  (b) Pinnacle may terminate this Agreement if its Board of Directors so determines by a vote of a majority of the members of its entire Board, if both of the following conditions are satisfied:

    (i) The CNB Average Price shall be less than the $36.00; and

    (ii) (1) the number obtained by dividing the CNB Average Price by the CNB Starting Price shall be less than (2) the number obtained by dividing the Index Average Price by the Index Starting Price and multiplying the quotient in this clause (ii)(2) by 0.82:

  subject, however, to the following two sentences. If Pinnacle elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to CNB within two (2) business days of the Determination Date. Within two (2) business days after the date of receipt of such notice, CNB shall have the option of adjusting the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $36.00 and the Conversion Ratio (as then in effect) and the denominator of which is the CNB Average Price. If CNB makes an election contemplated by the preceding sentence, it shall give prompt written notice to Pinnacle of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 7.09(b) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 7.09(b).

                                 ARTICLE EIGHT

                                    General

  SECTION 8.01. CONFIDENTIAL INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Information" (as described below in this Section 8.01) which has heretofore been exchanged and which shall be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information shall be used solely for the purposes contemplated by this Agreement and that such Information shall not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

  SECTION 8.02. PUBLICITY. CNB and Pinnacle shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transactions contemplated by this Agreement, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure.

  SECTION 8.03. RETURN OF DOCUMENTS. Upon termination of this Agreement without the Merger becoming effective, each party (i) shall deliver to the other originals and all copies of all Information made available to such party, (ii) shall not retain any copies, extracts or other reproductions in whole or in part of such Information, and (iii) shall destroy all memoranda, notes and other writings prepared by any party based on the Information.

  SECTION 8.04. NOTICES. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

    (a) if to CNB:

        CNB Bancshares, Inc.
        20 N.W. Third Street
        Evansville, Indiana 47739-0001
        Attention: James J. Giancola, Chief Executive Officer
        Facsimile: 812/464-3496

  with a copy to:

        Lewis, Rice & Fingersh, L.C.
        500 N. Broadway
        St. Louis, Missouri 63102
        Attention: Thomas C. Erb, Esq.
        Facsimile: 314/444-7788

  and

    (b) if to Pinnacle:

        Pinnacle Financial Services, Inc.
        830 Pleasant Street
        St. Joseph, Michigan 49085
        Attention: Richard L. Schanze, Chairman and Chief Executive Officer
        Facsimile: 616/983-5567

        -and-

        Pinnacle Financial Services, Inc.
        56 Washington Street
        Valparaiso, Indiana 46383-9962
        Attention: Donald A. Lesch, Vice Chairman and President
        Facsimile: 219/464-2041

  with a copy to:

        Miller, Canfield, Paddock and Stone, P.L.C.
        1400 N. Woodward Ave., Suite 100
        Bloomfield Hills, Michigan 48304
        Attention: J. Kevin Trimmer, Esq.
        Facsimile: 248/258-3036

or to such other address as any party may from time to time designate by notice to the others.

  SECTION 8.05. LIABILITIES AND EXPENSES. Except as provided in the Pinnacle Option Agreement, in the event that this Agreement is terminated pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Article Seven hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys', accountants' and advisors' fees and expenses) incident to the negotiation, preparation, execution and performance of this Agreement and related documentation; provided, however, that nothing in this proviso shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party.

  SECTION 8.06. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. Except for, and as provided in, this Section 8.06 and the Pinnacle Option Agreement, no representation, warranty or agreement contained herein shall survive the Effective Time or the earlier termination of this Agreement; provided, however, that no such representation, warranty or covenant shall be deemed to be terminated or extinguished so as to deprive CNB or Pinnacle (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either CNB or Pinnacle, the aforesaid representations, warranties and covenants being material inducements to the consummation by CNB and Pinnacle of the transactions contemplated herein. The agreements set forth in Sections 5.04, 5.05, 5.06, 5.07 and 5.10(b) hereof shall survive the Effective Time and the agreements set forth in Sections 8.01, 8.02, 8.03, 8.05 and 8.16 hereof and this Section 8.06 shall survive the Effective Time or the earlier termination of this Agreement.

  SECTION 8.07. ENTIRE AGREEMENT. This Agreement and the Pinnacle Option Agreement constitute the entire agreement between the parties and supersede and cancel any and all prior discussions, negotiations, undertakings, agreements in principle or other agreements between the parties relating to the subject matter hereof.

  SECTION 8.08. HEADINGS AND CAPTIONS. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

  SECTION 8.09. WAIVER, AMENDMENT OR MODIFICATION. The conditions of this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after shareholder approval of the Agreement; provided, however, that after any such approval no such amendment or modification shall alter the amount or change the form of the Merger Consideration contemplated by this Agreement to be received by shareholders of Pinnacle. This Agreement not be amended or modified except by a written document duly executed by the parties hereto.

  SECTION 8.10. RULES OF CONSTRUCTION. Unless the context otherwise requires:
(i) a term has the meaning assigned to it, (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles, (iii) "or" is not exclusive, (iv) words in the singular may include the plural and in the plural include the singular, and
(v) "knowledge" of a party means the actual or constructive knowledge of any director or executive officer of such party or any of its subsidiaries.

  SECTION 8.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. For purposes of executing this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document shall be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this
Section 8.11.

  SECTION 8.12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. There shall be no third party beneficiaries hereof, except for the intended third party beneficiaries of Sections 5.04, 5.05, 5.06(b) and 5.10(b) hereof.

  SECTION 8.13. SEVERABILITY. In the event that any provisions of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to govern enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

  SECTION 8.14. GOVERNING LAW; ASSIGNMENT. This Agreement shall be governed by the laws of the State of Indiana, except to the extent that the MBCA must govern the Merger procedures, and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto.

  SECTION 8.15. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction and such right shall be in addition to any other remedy to which they shall be entitled at law or in equity.

  SECTION 8.16. TERMINATION FEE. Pinnacle shall pay CNB $4,700,000 in immediately available funds within two (2) days after the occurrence of a Purchase Event (as defined in Section 2(c) of the Stock Option Agreement), provided that such Purchase Event shall have occurred prior to the occurrence of an Exercise Termination Event (as defined in Section 2(a) of the Stock Option Agreement).

  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                          Pinnacle Financial Services, Inc.


                                          By      /s/ Richard L. Schanze
                                            -----------------------------------
                                                    Richard L. Schanze
                                               Chairman and Chief Executive
                                                          Officer


                                          CNB Bancshares, Inc.


                                          By       /s/ James J. Giancola
                                            -----------------------------------
                                                     James J. Giancola
                                                  Chief Executive Officer

                                                                EXHIBIT 1.10(A)

                       PINNACLE'S LEGAL OPINION MATTERS

  1. The due incorporation, valid existence and good standing of Pinnacle under the laws of the State of Michigan, its power and authority to own and operate its properties and to carry on its business as now conducted, and its power and authority to enter into the Agreement, to merge with CNB in accordance with the terms of the Agreement and to consummate the transactions contemplated by the Agreement.

  2. The due incorporation or organization, valid existence and good standing of the Subsidiary Bank and its power and authority to own and operate its properties.

  3. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by Pinnacle to authorize the execution, delivery and performance of the Agreement, the due execution and delivery of the Agreement by Pinnacle, and the Agreement as a valid and binding obligation of Pinnacle, enforceable against Pinnacle in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

  4. The execution of the Agreement by Pinnacle, and the consummation of the Merger and the other transactions contemplated therein, does not violate or cause a default under Pinnacle's Articles of Incorporation or Bylaws, or, to the best knowledge of counsel, any statute, regulation or rule or any judgment, order or decree against or any material agreement binding upon Pinnacle or its subsidiaries.

  5. To the best knowledge of such counsel, the receipt of all required consents, approvals (including the requisite approval of the shareholders of Pinnacle), orders or authorizations of, or registrations, declarations or filings with or notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by Pinnacle or its subsidiaries in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated therein.

  6. To the best knowledge of counsel, the nonexistence of any material actions, suits, proceedings, orders, investigations or claims pending against Pinnacle or the Subsidiary Bank which, if adversely determined, would have a material adverse effect upon their respective properties or assets or the transactions contemplated by the Agreement.

                                                                EXHIBIT 1.10(B)

                          CNB'S LEGAL OPINION MATTERS

  1. The due incorporation, valid existence and good standing of CNB under the laws of the State of Indiana, its power and authority to own and operate its properties and to carry on its business as presently conducted and its power and authority to enter into the Agreement to merge with Pinnacle in accordance with the terms of the Agreement and to consummate the transactions contemplated thereby.

  2. The due and proper performance of all corporate acts and other proceedings required to be taken by CNB to authorize the execution, delivery and performance of the Agreement, its due execution and delivery of the Agreement, and the Agreement as a valid and binding obligation of CNB enforceable against CNB in accordance with its terms (subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

  3. The due authorization and, when issued to the shareholders of Pinnacle in accordance with the terms of the Agreement, the valid issuance of the shares of CNB Common to be issued pursuant to the Merger, such shares being fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

  4. The execution and delivery of the Agreement by CNB and the consummation of the transactions contemplated therein, as neither conflicting with, in breach of or in default under, resulting in the acceleration of, creating in any party the right to accelerate, terminate, modify or cancel, or violate, any provision of CNB's Articles of Incorporation or Bylaws, or any statute, regulation, rule, judgment, order or decree binding upon CNB which would be materially adverse to the business of CNB and its subsidiaries taken as a whole.

  5. To the best knowledge of such counsel, the receipt of all required consents, approvals, orders or authorizations of, or registrations, declarations or filings with or without notices to, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by or with respect to CNB in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated by the Agreement.

  6. To the knowledge of counsel, the nonexistence of any material actions, suits, proceedings, orders, investigations or claims pending against CNB or any of its significant subsidiaries which, if adversely determined, would have a material adverse effect upon their respective properties or assets or the transactions contemplated by the Agreement.

                                                                   EXHIBIT 4.07

                                        , 199

CNB Bancshares, Inc.
20 N.W. Third Street
Evansville, Indiana 47739-0001

Attention: James J. Giancola
     Chief Executive Officer

  Re: Agreement and Plan of Merger, dated as of October 14, 1997 (the "Merger
      Agreement"), by and between Pinnacle Financial Services, Inc. ("Pinnacle") and CNB Bancshares, Inc. ("CNB")

Gentlemen:

  I have been advised that I may be deemed to be an affiliate of Pinnacle, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Securities Act").

  Pursuant to the terms and conditions of the Merger Agreement, each share of common stock of Pinnacle owned by me as of the effective time of the merger contemplated by the Merger Agreement (the "Merger") may be converted into the right to receive shares of common stock of CNB and cash in lieu of any fractional share. As used in this letter, the shares of common stock of
Pinnacle owned by me as of            (the date 30 days prior to the
anticipated effective time of the Merger) are referred to as the "Pre-Merger Shares" and the shares of common stock of CNB which may be received by me in the Merger in exchange for my Pre-Merger Shares are referred to as the "Post-Merger Shares." This letter is delivered to CNB pursuant to Section 4.07 of the Merger Agreement.

  A. I represent and warrant to CNB and agree that:

    1. I shall not make any sale, transfer or other disposition of the Post-Merger Shares I receive pursuant to the Merger in violation of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

    2. I understand that the issuance of the Post-Merger Shares to me pursuant to the Merger shall be registered with the Commission under the Securities Act. I also understand that because I may be deemed an "affiliate" of Pinnacle and because any distributions by me of the Post-Merger Shares shall not be registered under the Securities Act, such Post-Merger Shares must be held by me unless (i) the sale, transfer or other distribution has been registered under the Securities Act, (ii) the sale, transfer or other distribution of such Post-Merger Shares is made in accordance with the provisions of Rule 145, or (iii) in the opinion of counsel acceptable to CNB some other exemption from registration under the Securities Act is available with respect to any such proposed distribution, sale, transfer or other disposition of such Post-Merger Shares.

    3. In no event shall I sell the Pre-Merger Shares or the Post-Merger Shares, as the case may be, or otherwise transfer or reduce my risk relative to the Pre-Merger Shares or Post-Merger Shares, as the case may be, during the period beginning 30 days prior to the date on which the Merger is consummated and ending on the date that CNB has published financial results covering at least 30 days of the combined operations of CNB and Pinnacle. I understand that CNB has agreed to publish said results not later than 45 days following the end of the first quarter of the year that includes 30 days or more of combined operations following the Merger, and my commitment is conditioned upon the CNB's agreement to so publish said results.

  B. I understand and agree that:

    1. Stop transfer instructions shall be issued with respect to the Post-Merger Shares and there shall be placed on the certificates representing such Post-Merger Shares, or any certificate delivered in substitution therefor, a legend stating in substance:

     "The shares represented by this Certificate have been issued to an affiliate of a party to a transaction with CNB Bancshares, Inc. pursuant to the provisions of Rule 145 under the Securities Act of 1933. A stop transfer order with respect to this Certificate has been issued to the Transfer Agent. The shares represented hereby will be transferred on the books of CNB Bancshares, Inc. only upon delivery to the Transfer Agent of evidence, reasonably satisfactory to CNB Bancshares, Inc., that such transfer complies in all material respects with the provisions of the Securities Act of 1933 and the rules and regulations thereunder."

  2. Unless the transfer by me of Post-Merger Shares is a sale made in compliance with the provisions of Rule 145(d) or made pursuant to an effective registration statement under the Securities Act, CNB reserves the right to place the following legend on the Certificates issued to my transferee:

     "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933, as amended, applied. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless the shares have been registered under the Securities Act of 1933, as amended, or an exemption from registration is available."

  I understand and agree that the legends set forth in paragraphs 1 and 2 above shall be removed by delivery of substitute Certificates without any legend if I deliver to CNB a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to CNB, to the effect that no such legend is required for the purpose of the Securities Act.

  I have carefully read this letter and the Merger Agreement and understand the requirements of each and the limitations imposed upon the distribution, sale, transfer or other disposition of Pre-Merger Shares or Post-Merger Shares by me.

                                          Very truly yours,

                                                                    EXHIBIT 7.09

                                  INDEX GROUP

   COMPANY                                                      INDEX WEIGHT (%)
   -------                                                      ----------------
   Provident Financial Group Inc. (OH).........................       11.10%
   FirstMerit Corp. (OH).......................................        9.39
   First Commercial Corp. (AR).................................        9.06
   National Commerce Bancorp. (TN).............................        8.19
   Magna Group Inc. (MO).......................................        7.23
   Old National Bancorp (IN)...................................        6.55
   One Valley Bancorp Inc. (WV)................................        5.47
   UMB Financial Corp. (MO)....................................        5.65
   First Financial Bancorp. (OH)...............................        4.38
   Park National Corp. (OH)....................................        4.37
   United Bankshares Inc. (WV).................................        3.85
   Fort Wayne National Corp. (IN)..............................        3.48
   First Midwest Bancorp Inc. (IL).............................        3.35
   Citizens Banking Corp. (MI).................................        3.49
   AMCORE Financial Inc. (IL)..................................        3.24
   Corus Bankshares Inc. (IL)..................................        3.02
   Mid Am Inc. (OH)............................................        2.88
   Firstbank of Illinois Co. (IL)..............................        2.80
   1st Source Corp. (IN).......................................        2.51
                                                                     ------
                                                                     100.00%
                                                                     ======

                                                                     APPENDIX B

                            STOCK OPTION AGREEMENT

  This STOCK OPTION AGREEMENT (this "Agreement"), is made as of the 14th day of October, 1997, between CNB BANCSHARES, INC., an Indiana corporation ("Grantee"), and PINNACLE FINANCIAL SERVICES, INC., a Michigan corporation ("Issuer").

                                   RECITALS

  A. Grantee and Issuer are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Plan"), which is being executed by the parties hereto simultaneously with the execution of this Agreement.

  B. As a condition and inducement to Grantee's entering into the Plan and in consideration therefor, Issuer has agreed to grant Grantee the Option (as defined below).

  C. In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Plan, the parties hereto agree as follows:

  SECTION 1. GRANT OF OPTION. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 2,000,000 fully paid and nonassessable shares of Common Stock, no par value per share (the "Common Stock"), of Issuer at a price per share equal to $37.00 per share (the "Initial Price"); provided, however, that in the event Issuer issues or agrees to issue (other than pursuant to options and warrants to issue Common Stock or shares of convertible stock convertible into shares of Common Stock in effect or outstanding as of the date hereof or permitted to be granted under Section 4.01(b)(i) of the Plan) any shares of Common Stock at a price less than the Initial Price (as adjusted pursuant to Section 5(b)), such price shall be equal to such lesser price (such price, as adjusted as hereinafter provided, the "Option Price"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

  (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and the Plan and other than pursuant to an event described in Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, represents the same proportion of the number of shares of Common Stock then issued and outstanding as such proportion before the event referred to above (without giving effect to any shares subject or issued pursuant to the Option). Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Plan.

  SECTION 2. EXERCISE OF OPTION.

  (a) Timing of Exercise, Termination. Grantee may exercise the Option, in whole or part, at any time and from time to time following the occurrence of a Purchase Event (as defined below); provided that the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the time immediately prior to the Effective Time, (ii) 12 months after the first occurrence of a Purchase Event, (iii) 18 months after the termination of the Plan following the occurrence of a Preliminary Purchase Event (as defined below), (iv) termination of the Plan in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Plan by Grantee pursuant to Section 7.02 thereof or by Grantee and Issuer pursuant to Section 7.01 thereof if Grantee shall at that time have been entitled to terminate the Plan pursuant to
Section 7.02 thereof (provided that the breach of Issuer giving rise to such termination or such right to terminate was willful)) or (v)18 months after the termination of the Plan by Grantee pursuant to Section 7.02 thereof or by Grantee and Issuer pursuant to Section 7.01 thereof if Grantee shall at that time have been entitled to terminate the Plan pursuant to Section 7.02 thereof (provided that the breach of Issuer giving rise to such termination or such right to terminate was willful). The events described in clauses (i)-(v) in the preceding sentence are hereinafter collectively referred to as an "Exercise Termination Event."

  (b) Preliminary Purchase Event. The term "Preliminary Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

    (i) Issuer or any of its subsidiaries (each, an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined below) with any Person (the term "Person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction with any Person other than Grantee or any Grantee Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary that is a significant subsidiary as defined in Rule 1-02 of Regulation S-X by the Securities and Exchange Commission (and the term "significant subsidiary" shall include, wherever used in this Agreement, any bank or other financial institution subsidiary of Issuer), (y) a purchase, lease or other acquisition of all or substantially all of the assets of or assumption of all or substantially all the deposits of Issuer or any Issuer Subsidiary that is a significant subsidiary, or (z)a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary that is a significant subsidiary, provided that the term "Acquisition Transaction" does not include any internal merger or consolidation, transfer or lease of assets or voting securities involving only Issuer and/or Issuer Subsidiaries;

    (ii) Any Person (other than Grantee or any Grantee Subsidiary, or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of business, or any other Person who as of the date hereof Beneficially Owns (the term "Beneficial Ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder) 10% or more of the outstanding shares of Common Stock) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership, of shares of Common Stock such that, upon the consummation of such acquisition, such Person would have Beneficial Ownership, in the aggregate, of 10% or more of the then outstanding shares of Common Stock, or, with respect to any Person who as of the date hereof Beneficially Owns 10% or more of the outstanding shares of Common Stock, such Person shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership, of shares of Common Stock such that, upon the consummation of such acquisition, such Person would have Beneficial Ownership, in the aggregate, of 15% or more of the then outstanding shares of Common Stock;

    (iii) Any Person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders, by public announcement or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction (including, without limitation, any situation in which any Person other than Grantee or any Grantee Subsidiary shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any shares of Common Stock such that, upon consummation of such offer, such Person would own or control 10% or more of the then outstanding shares of Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer", respectively));

    (iv) After a proposal is made by a third party to Issuer or its shareholders to engage in an Acquisition Transaction, or such third party states its intention to make such a proposal if the Plan terminates and/or the Option expires, Issuer shall have breached any covenant or obligation contained in the Plan and such breach would entitle Grantee to terminate the Plan (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of the Plan);

    (v) The holders of Common Stock shall not have approved the Plan by the requisite vote at the meeting of such stockholders held for the purpose of voting on the Plan, or such meeting shall not have been held or shall have been canceled prior to termination of the Plan, in each case after it shall have been publicly announced that any Person (other than Grantee or any Grantee Subsidiary) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice) with, whether in draft or final form, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any other governmental authority or regulatory or administrative agency or commission (each, a "Governmental Authority"), for approval to engage in an Acquisition Transaction;

    (vi) Any Person (other than Grantee or any Grantee Subsidiary), other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Reserve Board or other Governmental Authority for approval to engage in an Acquisition Transaction; or

    (vii) Issuer's Board of Directors shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the stockholders of Issuer approve the transactions contemplated by the Plan, or Issuer or any significant Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction between the Issuer or any significant Issuer Subsidiary with any person other than Grantee or a Grantee Subsidiary.

  (c) Purchase Event. The term "Purchase Event" shall mean either of the following events or transactions occurring after the date hereof:

    (i) The acquisition by any Person (other than Grantee or any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of business (provided that the foregoing exception shall not apply to any Person for whom or which such Issuer Subsidiary is acting in such fiduciary capacity)) of Beneficial Ownership of shares of Common Stock, such that, upon the consummation of such acquisition, such Person would have Beneficial Ownership, in the aggregate, of 20% or more of the then outstanding shares of Common Stock; or

    (ii) The occurrence of a Preliminary Purchase Event described in Section 2(b)(i) hereof except that the percentage referred to in clause (z) shall be 20%.

  (d) Notice by Issuer. Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event; provided, however, that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option.

  (e) Notice of Exercise. In the event that Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the "Option Notice" and the date of which being hereinafter referred to as the "Notice Date") specifying (i) the total number of shares of Common Stock it will purchase pursuant to such exercise, (ii) the aggregate purchase price as provided herein, and (iii) a period of time (that shall not be less than three business days nor more than thirty business days) running from the Notice Date (the "Closing Date") and a place at which the closing of such purchase shall take place; provided, that, if prior notification to or approval of the Federal Reserve Board or any other Governmental Authority is required in connection with such purchase (each, a "Notification" or an "Approval," as the case may be), (a) Grantee shall promptly file, or cause to be filed, the required notice or application for approval ("Notice/Application"), (b) Grantee shall expeditiously process, or cause to be expeditiously processed, the Notice/Application, and (c) for the purpose of determining the Closing Date pursuant to clause (iii) of this sentence, the period of time that otherwise would run from the Notice Date shall instead run from the later of
(x) in connection with any Notification, the date on which any required notification periods have expired or been terminated, and (y) in connection with any Approval, the date on which such approval has been obtained and any requisite waiting period or periods shall have expired. For purposes of
Section 2(a) hereof, any exercise of the Option shall be deemed to occur on the

Notice Date relating thereto. On or prior to the Closing Date, Grantee shall have the right to revoke its exercise of the Option in the event that the transaction constituting a Purchase Event that gives rise to such right to exercise shall not have been consummated.

  (f) Payments. At the closing referred to in Section 2(e) hereof, Grantee shall pay to Issuer the aggregate Option Price for the shares of Common Stock specified in the Option Notice in immediately available funds by wire transfer to a bank account designated by Issuer; provided, however, that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

  (g) Delivery of Common Stock. At such closing, subject to any requisite Notification and/or Approval having been made or given and being in full force and effect, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock specified in the Option Notice and, if the Option should be exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares of Common Stock purchasable hereunder.

  (h) Common Stock Certificates. Certificates for Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend substantially as follows:

    The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended, and to certain provisions of an agreement between CNB Bancshares, Inc. and Pinnacle Financial Services, Inc. ("Issuer") dated as of the 14th day of October, 1997. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor.

  It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

  (i) Holder of Record. Upon the giving by Grantee to Issuer of an Option Notice and the tender of the applicable purchase price in immediately available funds on the Closing Date, subject to any requisite Notification and/or Approval having been made or given and being in full force and effect, Grantee shall be deemed to be the holder of record of the number of shares of Common Stock specified in the Option Notice, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then actually be delivered to Grantee. Issuer shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of Grantee.

  SECTION 3. ISSUER'S COVENANTS.

  (a) Available Shares. Issuer agrees that it shall at all times until the termination of this Agreement have reserved for issuance upon the exercise of the Option that number of authorized and reserved shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, all of which shares shall, upon issuance pursuant hereto, be duly authorized, validly issued, fully paid, nonassessable, and delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

  (b) Compliance. Issuer agrees that it shall not, by amendment of its articles of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer.

  (c) Certain Actions, Applications and Arrangements. Issuer shall promptly take all action as may from time to time be required (including (i) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. (S)18a and regulations promulgated thereunder, and (ii) in the event, under the Bank Holding Company Act of 1956, as amended (the "B.H.C. Act"), or the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the Federal Reserve Board or to any other Governmental Authority is necessary before the Option may be exercised, cooperating with Grantee in preparing such applications or notices and providing such information to each such Governmental Authority as it may require) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto, and to protect the rights of Grantee against dilution.

  SECTION 4. EXCHANGE OF OPTION. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used in this Section 4 include any agreements and related options for which this Agreement and the Option granted hereby may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer shall execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  SECTION 5. ADJUSTMENTS. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as follows:

  (a) In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise to become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it represents the same proportion of the number of shares of Common Stock then issued and outstanding as such proportion before the applicable event described in this Section 5(a).

  (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

  SECTION 6. REGISTRATION RIGHTS. (a) Upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder of the Option (or part thereof) or any holder of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the Securities Act covering any shares issued and issuable pursuant to the Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of the Option (the "Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer shall use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective. Grantee shall have the right to demand two such registrations at Issuer's expense. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in the process of registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering, the offering or inclusion of the Option Shares would interfere materially with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction, the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 25% of the total number of shares of Common Stock held by Grantee and Issuer covered in such registration statement; provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction shall thereafter occur. In addition, if Issuer proposes to register its Common Stock or any other securities on a form that would permit the registration of the Option Shares for public sale under the Securities Act (whether proposed to be offered for sale by Issuer or any other Person) it shall give prompt written notice to Grantee of its intention to do so, specifying the relevant terms of such proposal, including the proposed maximum offering price thereof. Upon the written notice of Grantee (whether on its own behalf or on behalf of any subsequent holder of the Option (or part thereof) or any holder of the shares of Common Stock issued pursuant hereto) delivered to Issuer within 20 business days after the giving of any such notice, which request shall specify the number of Option Shares desired to be disposed by Grantee, Issuer shall use its best efforts to effect, in connection with its proposed registration, the registration under the Securities Act of the Option Shares set forth in such request. Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. In connection with any such registration, Issuer and Grantee shall provide each other with representations, warranties, indemnities and other agreements customarily given in connection with such registrations. If requested by Grantee in connection with such registration, Issuer and Grantee shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating themselves in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements.

  (b) In the event that Grantee requests Issuer to file a registration statement following the failure to obtain any approval required to exercise the Option as described in Section 9 hereof, the closing of the sale or other disposition of the Common Stock or other securities pursuant to such registration statement shall occur substantially simultaneously with the exercise of the Option.

  (c) Except where applicable state law prohibits such payments, Issuer shall pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to this Section 6 (including the related offerings and sales by holders of Option Shares) and all other qualifications, notification or exemptions pursuant to this Section 6.

  (d) In connection with any registration under this Section 6, Issuer hereby indemnifies Grantee, and each officer, director and controlling person of Grantee, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Grantee, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

  Promptly upon receipt by a party indemnified under this Section 6(d) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this Section 6(d), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
Section 6(d). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interests of the indemnified party. No indemnifying party shall be liable for the fees and expenses of more than one separate counsel for all indemnified parties or for any settlement entered into without its consent, which consent may not be unreasonably withheld.

  If the indemnification provided for in this Section 6(d) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of Issuer, Grantee and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall Grantee be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any Grantee to indemnify shall be several and not joint with other holders of Option Shares.

  SECTION 7. OPTION REPURCHASE. (a) Upon the occurrence of a Purchase Event that occurs prior to an Exercise Termination Event, (i) at the request (the date of such request being the "Request Date") of Grantee, delivered within 30 days of the Purchase Event (or such later period as may be provided pursuant to Section 9 hereof), Issuer shall repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (ii) at the request (the date of such request being the "Request Date") of the owner of Option Shares from time to time (the "Owner"), delivered within 30 days of a Purchase Event (or such later period as may be provided pursuant to Section 9 hereof), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made after the date hereof and on or prior to the Request Date, (ii) the price per share of Common Stock paid or to be paid by any third party pursuant to an agreement with Issuer (whether by way of a merger, consolidation or otherwise), (iii) the highest closing price for shares of Common Stock within the 90-day period ending on the Request Date as reported on The Nasdaq Stock Market's National Market (as reported in The Wall Street Journal (Midwest Edition) or, if not reported therein, in another mutually agreed upon authoritative source), or (iv) in the event of a sale of all or substantially all of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally-recognized independent investment banking firm mutually selected by Grantee or the Owner, as the case may be, on the one hand, and Issuer, on the other hand, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally-recognized independent investment banking firm mutually selected by Grantee or Owner, as the case may be, on the one hand, and Issuer, on the other hand, whose determination shall be conclusive and binding on all parties.

  (b) Grantee or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and/or any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that Grantee or the Owner, as the case may be, elects to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this
Section 7. As immediately as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price or to the Owner the Option Share Repurchase Price or the portion thereof that Issuer is not then prohibited from so delivering under applicable law and regulation or as a consequence of administrative policy.

  (c) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section
7. Nonetheless, to the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify Grantee and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to Grantee and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(b) is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to Grantee and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full Grantee or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering after taking into account any such revocation, and (ii) deliver, as appropriate, either (A) to Grantee, a new Agreement evidencing the right of Grantee to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option repurchased, or
(B) to the Owner, a certificate for the number of Option Shares covered by the revocation.

  (d) Issuer shall not enter into any agreement with any party (other than Grantee or a Grantee Subsidiary) for an Acquisition Transaction unless the other party thereto assumes all the obligations of Issuer pursuant to this
Section 7 in the event that a Grantee or Owner elects, in its sole discretion, to require such other party to perform such obligations.

  SECTION 8. SUBSTITUTE OPTION.

  (a) Grant of Substitute Option. In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate or merge with any Person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or
(iii) to sell or otherwise transfer all or substantially all of its or any significant Issuer Subsidiary's assets to any Person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below), or (y) any Person that controls the Acquiring Corporation (the Acquiring Corporation and any such controlling Person being hereinafter referred to as the "Substitute Option Issuer").

  (b) Exercise of Substitute Option. The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as is hereinafter defined) as is equal to the market/offer price (as defined in
Section 7 hereof), multiplied by the number of shares of the Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as is hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the product of the Option Price multiplied by a fraction in which the numerator is the number of shares of Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

  (c) Terms of Substitute Option. The Substitute Option shall otherwise have the same terms as the Option, provided, however, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee.

  (d) Substitute Option Definitions. The following terms have the meanings indicated:

    (i) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving Person, and (iii) the transferee of all or any substantial part of Issuer's assets (or the assets of any significant Issuer Subsidiary);

    (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option; and

    (iii) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, however, that if such closing price is not ascertainable due to an absence of a public market for the Substitute Common Stock, "Average Price" shall mean the higher of (i) the price per share of Substitute Common Stock paid or to be paid by any third party pursuant to an agreement with the issuer of the Substitute Common Stock and (ii) the book value per share, calculated in accordance with generally accepted accounting principles, of the Substitute Common Stock immediately prior to exercise of the Substitute Option; provided, further, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the Person merging into Issuer or by any company which controls or is controlled by such merging Person, as Grantee may elect.

  (e) Cap on Substitute Option. In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than that proportion of the outstanding Substitute Common Stock equal to the proportion of the outstanding Common Stock of Issuer which Grantee had the right to acquire immediately prior to the issuance of the Substitute Option. In the event that the Substitute Option would be exercisable for more than the proportion of the outstanding Substitute Common Stock referred to in the immediately preceding paragraph but for this clause (e), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm mutually selected by Grantee, on the one hand, and Issuer, on the other hand.

  SECTION 9. EXTENSION OF EXERCISE RIGHT. Notwithstanding Sections 2, 6 and 7 and 11 hereof, if Grantee has given the notice referred to in one or more of such Sections, the exercise of the rights specified in any such Section shall be extended (a) if the exercise of such rights requires obtaining regulatory approvals (including any required waiting periods) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and (b) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise; provided, however, that in no event shall any closing date occur more than 6 months after the related Notice Date, and, if the closing date shall not have occurred within such period due to the failure to obtain any required approval by the Federal Reserve Board or any other Governmental Authority despite the best efforts of Issuer or the Substitute Option Issuer, as the case may be, to obtain such approvals, the exercise of the Option shall be deemed to have been rescinded as of the related Notice Date. In the event (a) Grantee receives official notice that an approval of the Federal Reserve Board or any other Governmental Authority required for the purchase and sale of the Option Shares shall not be issued or granted, or (b) a closing date has not occurred within 6 months after the related Notice Date due to the failure to obtain any such required approval, Grantee shall be entitled to exercise the Option in connection with the resale of the Option Shares pursuant to a registration statement as provided in Section 6.

  SECTION 10. ISSUER'S REPRESENTATIONS AND WARRANTIES. Issuer hereby represents and warrants to Grantee as follows:

  (a) Corporate Authority. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Issuer, enforceable against Issuer in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought; and

  (b) Availability of Shares. Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms shall have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, shall be duly authorized, validly issued, fully paid, non-assessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests and not subject to any preemptive rights.

  (c) No Violations. The execution, delivery and performance of this Agreement does not or shall not, and the consummation by Issuer of any of the transactions contemplated hereby shall not, constitute or result in (A) a breach or violation of, or a default under, its articles of incorporation or by-laws, or the comparable governing instruments of any of the Issuer Subsidiaries, or (B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of the Issuer Subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of the Issuer Subsidiaries is subject, that would, in any case give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.

  SECTION 11. ASSIGNMENT. Neither of the parties hereto may assign any of its rights or delegate any of its obligations under this Agreement or the Option created hereunder to any other Person without the express written consent of the other party, except that Grantee may assign this Agreement to a wholly owned subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Preliminary Purchase Event; provided, however, that until the date at which the Federal Reserve Board has approved an application by Grantee under the B.H.C. Act to acquire the shares of Common Stock subject to the Option, other than to a wholly owned subsidiary of Grantee, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board. The term "Grantee," as used in this Agreement, shall also be deemed to refer to Grantee's permitted assigns. Any attempted assignment prohibited by this Section 11 is void and without effect.

  SECTION 12. FILINGS AND CONSENTS. Each of Grantee and Issuer shall use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, making application if necessary, for listing of the shares of Common Stock issuable hereunder on any exchange or quotation system and applying to the Federal Reserve Board under the B.H.C. Act and to state banking authorities for approval to acquire the shares issuable hereunder.

  SECTION 13. REMEDIES. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties shall hereto be enforceable by either party hereto through injunctive or other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  SECTION 14. SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

  SECTION 15. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in Person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Plan.

  SECTION 16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement and shall be effective at the time of execution.

  SECTION 17. EXPENSES. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  SECTION 18. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Plan, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

  SECTION 19. DEFINITIONS. Capitalized terms used in this Agreement and not defined herein but defined in the Plan shall have the meanings assigned thereto in the Plan.

  SECTION 20. EFFECT ON PLAN. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Plan.

  SECTION 21. SELECTIONS. In the event that any selection or determination is to be made by Grantee hereunder and at the time of such selection or determination there is more than one Grantee, such selection shall be made by a majority in interest of such Grantees.

  SECTION 22. FURTHER ASSURANCES. In the event of any exercise of the option by Grantee, Issuer and such Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

  SECTION 23. VOTING. Except to the extent Grantee exercises the Option, Grantee shall have no rights to vote or receive dividends or have any other rights as a shareholder with respect to shares of Common Stock covered hereby.

  SECTION 24. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

  IN WITNESS WHEREOF, each of the parties has caused this Stock Option Agreement to be executed on its behalf by their officers thereunto duly authorized, all as of the date first above written.

                                          PINNACLE FINANCIAL SERVICES, INC.


                                          By       /s/ Richard L. Schanze
                                            -----------------------------------
                                            Richard L. Schanze
                                            Chairman and Chief Executive
                                            Officer


                                          CNB BANCSHARES, INC.


                                          By       /s/ James J. Giancola
                                            -----------------------------------
                                            James J. Giancola
                                            Chief Executive Officer

                                                                     APPENDIX C

[LOGO OF CIBC OPPENHEIMER APPEARS HERE]

                               FEBRUARY 26, 1998

Board of Directors
CNB Bancshares, Inc.
20 Northwest Third Street
Evansville, Indiana 47708

Directors:

  You have requested our opinion as to the fairness, from a financial point of view, to CNB Bancshares, Inc. (the "Company") of the aggregate consideration to be paid by the Company to the stockholders of Pinnacle Financial Services, Inc. ("Pinnacle") pursuant to the Agreement and Plan of Merger dated as of October 14, 1997 by and between Pinnacle and the Company (the "Agreement"). Pursuant to the Agreement, Pinnacle will merge with and into the Company (the "Merger") and each outstanding share of common stock of Pinnacle will be converted into the right to receive 1.0365 shares of common stock of the Company (the "Consideration").

  In connection with this opinion we have reviewed, among other things: (a) the Agreement; (b) the Pinnacle Option Agreement (as such term is defined in the Agreement); (c) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operation for each of Pinnacle and the Company for the three fiscal years ended December 31, 1996; (d) unaudited consolidated financial statements for each of Pinnacle and the Company for the six months ended June 30, 1997 and for the nine months ended September 30, 1997 (restated, in the case of Pinnacle, as included in Amendment No. 2 to its Quarterly Report on Form 10-Q/A as filed with the Securities and Exchange Commission on January 7, 1998); (e) audited consolidated financial statements for each of IFC and CB for the three fiscal years ended December 31, 1996 and the three fiscal years ended March 31, 1997, respectively; (f) the Joint Proxy Statement/Prospectus of the Company and Pinnacle; (g) certain other publicly available business and financial information relating to the Company and Pinnacle; (h) certain internal financial analyses, budgets, projections and forecasts for Pinnacle and the Company, including estimates as to the future cost savings relating to the Merger, prepared by and reviewed with the management of the Company; (i) certain other summary materials and analyses with respect to Pinnacle's loan portfolio and deposits prepared by the Company; (j) the views of senior management of Pinnacle and the Company of the past and current business operations, results thereof, financial condition and future prospects; (k) a comparison of certain financial information for Pinnacle, with similar information for certain other companies we considered comparable to Pinnacle;
(l) the financial terms of certain recent business combinations in the banking industry; (m) the pro forma effect of the transaction on the Company based on certain assumptions provided by the Company; (n) the current market environment generally and the banking environment in particular; and (o) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered appropriate in the circumstances.

  We have relied, without independent verification or investigation, on all of the financial information, analyses and other information furnished to us for purposes of this opinion, including information relating to assets and liabilities, contingent or otherwise, as being complete and accurate. We have also relied upon the managements of Pinnacle and the Company as to the reasonableness and achievability of the financial and operating forecasts and projections, including estimates of future cost savings relating to the Merger (and the assumptions and bases therefore) provided to us. In that regard, we have assumed, with your consent, that such forecasts, projections and estimates have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of Pinnacle and the Company as to the future financial performance of the Company and Pinnacle and that, for purposes of our opinion, such forecasts and projections will be realized in the amounts and in the time periods currently estimated by the managements of Pinnacle and the Company. We have not made an independent evaluation or appraisal of the assets and liabilities of Pinnacle or any of its respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Furthermore, this opinion shall not constitute any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses or liabilities (contingent or otherwise) and we have neither made an independent evaluation of the adequacy of the allowance for loan losses of Pinnacle or reviewed any individual loan credit files.

  You have informed us and we have assumed that the Merger will be accounted for as a pooling under generally accepted accounting principles.

  We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services. In the ordinary course of our business, we may actively trade the equity securities of the Company and Pinnacle for our own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

  It is understood that this opinion is for the information of the Board of Directors in connection with its consideration of the Merger and may not be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company in the Merger is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                      /s/ CIBC Oppenheimer Corp.

                                          CIBC Oppenheimer Corp.

                                                                     APPENDIX D

[LOGO OF FRIEDMAN, BILLINGS, RAMSEY & CO. INC. APPEARS HERE]

                               FEBRUARY 26, 1998

Board of Directors
Pinnacle Financial Services, Inc.
830 Pleasant Street
St. Joseph, Michigan 49085

Board of Directors:

  You have requested that Friedman, Billings, Ramsey & Co., Inc. ("FBR"), provide you with its opinion as to the fairness, from a financial point of view, to holders of common stock ("Stockholders") of Pinnacle Financial Services, Inc. ("Pinnacle" or the "Company") of the Consideration (as hereinafter defined) to be received by such holders pursuant to the Agreement and Plan of Merger by and between Pinnacle and CNB Bancshares, Inc. ("CNB"), dated as of October 14, 1997 (the "Merger Agreement"), pursuant to which Pinnacle will be merged with and into CNB (the "Merger"). The Merger Agreement provides, among other things, that each issued and outstanding share of common stock of Pinnacle shall be converted into the right to receive from CNB 1.0365 shares of CNB common stock (the "Consideration"), subject to certain terms and conditions. The Merger Agreement will be considered at a special meeting of the Stockholders of Pinnacle. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

  In delivering this opinion, FBR has completed the following tasks:

 1. reviewed CNB Annual Report to Stockholders for the fiscal year ended December 31, 1996 and CNB Annual Reports on Form 10-K filed with the Securities and Exchange Commission (the "SEC") for the fiscal years ended December 31, 1994 through 1996; reviewed CNB Quarterly Reports on Form 10-Q filed with the SEC for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

 2. reviewed Pinnacle Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 1996 and Pinnacle Quarterly Reports on Form 10-Q filed with the SEC for the fiscal quarters ended March 31, 1997 and June 30, 1997 and September 30, 1997 (including amendment No. 1 to Form 10-Q/A filed with the SEC on November 21, 1997 and Amendment No. 2 to Form 10-Q/A filed with the SEC on January 7, 1998);

 3. reviewed CB Bancorp, Inc. Annual Report on Form 10-KSB filed with the SEC for the fiscal year ended March 31, 1997 and CB Bancorp, Inc. Quarterly Reports on Form 10-QSB filed with the SEC for the fiscal quarters ended September 30, 1996 and December 31, 1996;

 4. reviewed Indiana Federal Corporation Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 1996 and Indiana Federal Corporation Quarterly Reports on Form 10-Q filed with the SEC for the fiscal quarters ended September 30, 1996 and March 31, 1997;

 5. reviewed both CNB's and Pinnacle's unaudited financial statements for the nine months ended September 30, 1997;

 6. reviewed the reported market prices and trading activity for the CNB common stock for the period January 1994 through February 26, 1998;

 7. discussed the financial condition, results of operations, business and prospects of Pinnacle and CNB with the managements of Pinnacle and CNB;

 8. compared the results of operations and financial condition of Pinnacle and CNB with those of certain publicly-traded financial institutions (or their holding companies) that FBR deemed to be reasonably comparable to Pinnacle or CNB, as the case may be;

 9. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that FBR deemed to be reasonably comparable to the Merger;

 10. reviewed the financial terms, to the extent publicly available, of certain acquisition transactions entered into by CNB;

 11. reviewed a copy of the Merger Agreement; and

 12. performed such other analyses and reviewed and analyzed such other information as FBR deemed appropriate.

  In rendering this opinion, FBR did not assume responsibility for independently verifying, and did not independently verify, any financial or other information concerning Pinnacle and CNB furnished to it by Pinnacle or CNB, or the publicly-available financial and other information regarding Pinnacle, CNB and other financial institutions (or their holding companies). FBR has assumed that all such information is accurate and complete. FBR has further relied on the assurances of management of Pinnacle and CNB that they are not aware of any facts that would make such financial or other information relating to such entities inaccurate or misleading. With respect to financial forecasts for CNB and Pinnacle provided to FBR by their respective management, FBR has assumed, for purposes of this opinion, that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of such management at the time of preparation as to the future financial performance of CNB and Pinnacle, as the case may be. FBR has assumed that there has been no material change in Pinnacle's (including Indiana Federal Corporation and CB Bancorp, Inc.) assets, financial condition, result of operations, business or prospects since September 30, 1997. FBR did not undertake an independent appraisal of the assets or liabilities of Pinnacle nor was FBR furnished with any such appraisals. FBR is not an expert in the evaluation of allowances for loan losses, was not requested to and did not review such allowances, and was not requested to and did not review any individual credit files of Pinnacle. FBR's conclusions and opinion are necessarily based upon economic, market and other conditions and the information made available to FBR as of the date of this opinion. FBR expresses no opinion on matters of a legal, regulatory, tax or accounting nature related to the Merger.

  FBR, as part of its institutional brokerage, research and investment banking practice, is regularly engaged in the valuation of securities and the evaluation of transactions in connection with mergers and acquisitions of commercial banks, savings institutions and financial institution holding companies, initial and secondary offerings, mutual-to-stock conversions of savings institutions, as well as business valuations for other corporate purposes for financial institutions and real estate related companies. FBR has experience in, and knowledge of, the valuation of bank and thrift securities in Indiana, Michigan and the rest of the United States.

  FBR has acted as a financial advisor to Pinnacle in connection with the Merger and will receive a fee for services rendered which is contingent upon the consummation of the Merger. In the ordinary course of FBR's business, it may effect transactions in the securities of Pinnacle or CNB for its own account and/or for the accounts of its customers and, accordingly, may at any time hold long or short positions in such securities. From time to time, principals and/or employees of FBR may also have positions in the securities.

  Based upon and subject to the foregoing, as well as any such other matters as we consider relevant, it is FBR's opinion, as of the date hereof, that the Consideration is fair, from a financial point of view, to the Stockholders of Pinnacle.

                                          Very truly yours,

                                      /s/ Friedman, Billings, Ramsey & Co., Inc.

                                          FRIEDMAN, BILLINGS,
                                          RAMSEY & CO., INC.


                                      D-2